As filed with the Securities and Exchange Commission on November 17, 2003
Registration No. 333-108450

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PPL Corporation (Exact name of registrant as specified in its charter)	PPL Capital Funding, Inc. (Exact name of registrant as specified in its charter)
Pennsylvania (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
4911 (Primary Standard Industrial Classification Code Number)	4911 (Primary Standard Industrial Classification Code Number)
23-2758192 (I.R.S. Employer Identification No.)	23-2926644 (I.R.S. Employer Identification No.)
Two North Ninth Street Allentown, Pennsylvania 18101-1179 (610) 774-5151 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Two North Ninth Street Allentown, Pennsylvania 18101-1179 (610) 774-5151 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Abel, Vice President—Finance and Treasurer

PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
(610) 774-5151
(Address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Vincent Pagano, Jr.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer described herein (the “Exchange Offer”) have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXCHANGE OFFER PROSPECTUS (Subject to Completion)

Issued November 17, 2003
Offer to Exchange
7 3/4% PEPSSM Units, Series B and
a Cash Payment
For the 7 3/4% PEPSSM Units

subject to the terms and conditions described in this prospectus

The Exchange Offer and Withdrawal Rights will expire at 5 p.m., New York City time, on Thursday,

December 18, 2003, unless earlier terminated or extended by us.

PPL Corporation hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange 7 3/4% Premium Equity Participating Security Units (PEPSSM Units), Series B, referred to herein as the New PEPS Units, plus a cash payment of $0.375 for each validly tendered and accepted 7 3/4% Premium Equity Participating Security Units (PEPSSM Units), referred to herein as the Outstanding PEPS Units.

We are offering to exchange up to 22,900,000 Outstanding PEPS Units. However, the exchange offer is subject to the conditions described in this prospectus, including the condition that the Outstanding PEPS Units remain listed on the New York Stock Exchange, or the NYSE, and the minimum condition that there are validly tendered at the expiration of the exchange offer at least 35% of the Outstanding PEPS Units. The NYSE will consider delisting the Outstanding PEPS Units if, following the exchange, the number of publicly-held Outstanding PEPS Units is less than 100,000, the number of holders of Outstanding PEPS Units is less than 100, the aggregate market value of the Outstanding PEPS Units is less than $1 million or for any other reason based on the suitability for the continued listing of the Outstanding PEPS Units in light of all pertinent facts as determined by the NYSE. In the event that we determine there is any likelihood that the NYSE continued-listing condition may not be met based on consultation with the NYSE, we may accept a pro rata amount of the Outstanding PEPS Units tendered in the offer in order to ensure that the Outstanding PEPS Units continue to be listed on the NYSE.

You may withdraw your tenders at any time prior to 5 p.m. New York City time on the expiration date.

We are conducting this exchange offer to reduce our future interest expenses. For a description of the investment decision you are being asked to make, see the Summary on page 1.

Each New PEPS Unit consists of a new purchase contract issued by PPL Corporation and a  1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount note due May 2006 issued by PPL Capital Funding, Inc. and guaranteed by PPL Corporation.

•	The new purchase contract will obligate you to purchase from us, no later than May 18, 2004, for a price of $25, the following number of shares of PPL Corporation’s common stock, $0.01 par value, which is the settlement rate under the new purchase contracts:

—	if the average of the closing prices of PPL Corporation’s common stock over the 20-trading day period ending on the third trading day prior to May 18, 2004 multiplied by 1.017 is equal to or greater than $65.03, 0.3910 shares;

—	if the average of the closing prices of PPL Corporation’s common stock over the same period multiplied by 1.017 is less than $65.03 but greater than $53.30, a number of shares, between 0.3910 and 0.4770 shares, having a value, based on the 20-trading day average closing prices, equal to $25; and

—	if the average of the closing prices of PPL Corporation’s common stock over the same period multiplied by 1.017 is less than or equal to $53.30, 0.4770 shares.

•	Under the terms of the new purchase contract, we will also pay you a quarterly fixed amount in cash, called a contract adjustment payment, at a rate of 0.46% per year of the stated amount of $25 per New PEPS Unit, or $0.1150 per year, as described in this prospectus.

•	From the date of issuance until May 18, 2004, the notes will constitute subordinated obligations of PPL Capital Funding and will be guaranteed on a subordinated basis by PPL Corporation. On and after May 18, 2004, the notes will constitute senior obligations of PPL Capital Funding and will be guaranteed on a senior basis by PPL Corporation. Prior to May 18, 2004, the ownership interest in the note will be pledged to secure your obligation to purchase PPL Corporation’s common stock under the new purchase contract. We have appointed a remarketing agent to remarket, or sell on your behalf, your notes to third party investors on a date, which we call the remarketing date, that is just prior to May 18, 2004, which is the settlement date of the new purchase contracts. You may choose to opt out of this remarketing by complying with the procedures specified in this prospectus. Otherwise, you may use the cash proceeds from the remarketing of the notes to third party investors to satisfy your payment obligations on the settlement date under the new purchase contract. If you have opted out of the remarketing of your notes, you will be required to settle the new purchase contract with us for $25.00 in cash as described in this prospectus.

•	PPL Capital Funding will pay you interest at a rate of 7.29% per year of your ownership interest in the principal amount of the note from November 18, 2003. If there is a successful remarketing of the notes, the interest rate will be reset at a floating interest rate determined based on LIBOR as described under “Description of the Notes,” and may be greater or less than 7.29% per year. PPL Corporation will fully and unconditionally guarantee the payment of principal and interest on the notes of PPL Capital Funding.

We will apply to list the New PEPS Units on the NYSE, subject to the New PEPS Units meeting the listing requirements of the NYSE, but there is no guarantee that the New PEPS Units will be listed as described herein.

For a discussion of the risks that you should consider in evaluating the exchange offer, see “Risk Factors” beginning on page 25.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of PPL Corporation, PPL Capital Funding, the exchange agent, the information agent or the dealer manager makes any recommendation as to whether or not holders of Outstanding PEPS Units should exchange their securities in the exchange offer.

The dealer manager for the exchange offer is:

Morgan Stanley

                  , 2003

As used in this prospectus, the terms “we,” “our,” “ours” and “us” refers to PPL Corporation and the term “PPL Group” refers to PPL Corporation together with PPL Corporation’s consolidated subsidiaries, taken as a whole.

You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell, and are seeking offers to buy, the New PEPS Units only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any New PEPS Unit offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

This prospectus has been prepared based on information provided by us and other sources we believe to be reliable.

i

SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the information contained in documents incorporated by reference in the registration statement of which this prospectus forms a part. Reference is made to “Risk Factors” beginning on page 25 for a discussion of certain issues that should be considered in evaluating an investment in the New PEPS Units.

      We are offering to exchange with you a New PEPS Unit and a cash payment of $0.375 for each Outstanding PEPS Unit that you own subject to the terms and conditions described in this prospectus. We are conducting this exchange offer to reduce our future interest expenses as we explain more fully in this summary and Question 3 under “— Questions and Answers About the Exchange Offer” below.

      As an owner of an Outstanding PEPS Unit, you have both an equity investment and a fixed income investment in us. The equity investment is in the form of a purchase contract, which, unless earlier terminated, requires you to purchase a variable number of shares of PPL Corporation common stock. The fixed income investment is in the form of a trust preferred security that represents an undivided beneficial interest in the subordinated notes of PPL Capital Funding, Inc. guaranteed on a subordinated basis by PPL Corporation.

      In making your investment decision whether to exchange, you need to determine whether the New PEPS Units together with the cash payment on the exchange is worth more than your Outstanding PEPS Units. The equity components of the New PEPS Units are essentially identical to the equity components of the Outstanding PEPS Units, except for modifications of your right to effect early settlement of the purchase contracts. Under the Outstanding PEPS Units, you could settle the purchase contracts early with respect to any number of Outstanding PEPS Units, whereas under the New PEPS Units, you can only settle the new purchase contracts early, including in the case of a merger early settlement, with respect to multiples of 40 New PEPS Units. See “—Material Differences Between the Outstanding PEPS Units and New PEPS Units.” The fixed income component of the New PEPS Units differs in several respects from the fixed income component of the Outstanding PEPS Units. Most of those differences are designed to make the new fixed income securities attractive to potential buyers in the remarketing as described below. See also “—Material Differences Between the Outstanding PEPS Units and New PEPS Units.”

      As the fixed income component of the Outstanding PEPS Units, the trust preferred securities have the following three key features:

•	they provide quarterly distributions at the annual distribution rate of 7.29% of the $25 liquidation preference of each trust preferred security;

•	they serve as collateral to secure your obligation under the purchase contracts to purchase the common stock of PPL Corporation; and

•	if you continue to own Outstanding PEPS Units on the initial remarketing date and choose to settle your purchase contract out of the proceeds of a successful remarketing of the trust preferred securities, you will receive extra proceeds to the extent that the remarketing agent is able to obtain a price in excess of 100.25% of the cost of the treasury portfolio (or 100.25% of $25 in the case of the final remarketing) with the distribution rate set at 7.29%.

On February 13, 2004, and, if necessary, on later dates, the remarketing agent will remarket the trust preferred securities by attempting to sell them to third party investors for a price equal to at least 100.25% of the amount it costs to purchase a portfolio of zero-coupon interest and/or principal strips of U.S. Treasury securities. This portfolio of U.S. Treasury securities would mature prior to or on May 17, 2004, and would have an aggregate payment at maturity equal to the aggregate amount of the liquidation preference and remaining distributions of the trust preferred securities to May 18, 2004. The treasury portfolio will replace the trust preferred securities as collateral for your obligations to purchase PPL Corporation common stock under the purchase contracts. In order to obtain a price for the trust preferred securities that is at least equal to the price of the treasury portfolio, the remarketing agent may reset the distribution rate of the trust preferred securities, but only at a level equal to or greater than the current distribution rate of 7.29%, i.e., the rate can only move higher and, thus, is referred to as the “one-way interest rate reset.” If upon remarketing the yield to maturity of the remarketed trust preferred securities (which is the implied return on the trust preferred securities based on the distribution rate that an investor would receive for them if held to maturity) would be significantly lower than 7.29%, the proceeds of the remarketing in excess of the treasury portfolio purchase price could be substantial. This potential for extra proceeds would be realized if, in light of market conditions on the remarketing date, investors in the remarketed trust preferred securities would have been willing to purchase them at an annual yield to maturity of less than 7.29%. Under those circumstances, and because the distribution rate of the trust preferred securities cannot be reduced, investors would be forced to pay a premium to acquire the trust preferred securities in the remarketing. We illustrate below in greater detail the relationship between the yield to maturity and the premium reflected in the remarketing proceeds.

      With respect to the three key features of the trust preferred securities, only the third feature will change if you exchange the Outstanding PEPS Units for the New PEPS Units. Prior to the occurrence of a remarketing, the income stream on the New PEPS Units (in the form of the quarterly interest payments on the new notes and contract adjustment payments on the new purchase contracts) will be the same as the income stream on the Outstanding PEPS Units (in the form of the quarterly distributions on the trust preferred securities and contract adjustment payments on the old purchase contracts). Like the fixed income component of the Outstanding PEPS Units, the fixed income component of the New PEPS Units will adequately collateralize your obligation to purchase the common stock of PPL Corporation.

      The new fixed income securities, however, do not contain a one-way interest rate reset. Instead, the remarketing agent will attempt to generate proceeds of 100.50% of $25, regardless of the reset interest rate, which will be a floating rate equal to 3-month LIBOR plus a spread to be set in connection with the remarketing (as described in “Description of the Notes— Interest Rate Reset and Determination”). The reset rate will have no limit as to how high it can be set (except for the maximum rate permitted by any applicable law) and may be less than 7.29%. As a result, purchasers in the remarketing will not likely pay a premium for the new fixed income securities because the remarketing agent will have the flexibility to reset the floating interest rate (which may be lower than 7.29%) to produce a yield to maturity that is not higher than interest rates at the time of the remarketing. If the remarketing succeeds at 100.50% of $25, then $0.0625 (0.25% of $25) will be paid to you on or about the date the remarketing occurs. In addition, we will pay to you on the exchange date a cash payment of $0.375 for each exchanged Outstanding PEPS Unit. The new notes that are part of New PEPS Units have been designed to maximize the probability of a successful remarketing at 100.50% because, after the remarketing, the new notes will contain attributes of other investment grade, senior unsecured corporate debt instruments, including (i) a senior ranking, (ii) an expected investment grade rating of Baa3 from Moody’s Investors Service Inc., BBB- from Standard & Poor’s and BBB from Fitch Ratings and (iii) minimum denominations of $1,000.

      In deciding whether to participate in the exchange, you should consider at what rate you believe the remarketing of the trust preferred securities that are a part of the Outstanding PEPS Units is likely to succeed. Assuming the trust preferred securities that are part of the Outstanding PEPS Units are successfully remarketed in February 2004, holders will receive extra proceeds equal to the excess, if any, of the remarketing proceeds over 100.25% of the treasury portfolio purchase price. Assuming a 3-month Treasury rate of 1.00%, the treasury portfolio purchase price will be $25.39 and 100.25% of the treasury portfolio purchase price will be $25.46. The following table presents the remarketing proceeds and extra proceeds, assuming various yields-to-maturity and reset rates of the remarketed trust preferred securities:

	Reset	Remarketing	Extra
Yield to Maturity	Rate	Proceeds	Proceeds

8.00%	8.90%	$25.46	$0.00
7.50%	8.40%	$25.46	$0.00
7.00%	7.89%	$25.46	$0.00
6.50%	7.39%	$25.46	$0.00
6.41%	7.29%	$25.46	$0.00
6.00%	7.29%	$25.67	$0.21
5.59%	7.29%	$25.90	$0.44
5.50%	7.29%	$25.94	$0.48
5.00%	7.29%	$26.21	$0.75

      Investors who participate in the exchange and who settle their new purchase contracts that are components of the New PEPS Units out of the proceeds of a successful remarketing will receive cash payments totaling $0.4375, assuming a successful remarketing at 100.50% of $25. Of this amount, $0.375 is assured, because this amount represents the cash payment paid for each Outstanding PEPS Unit exchanged. Given the assumptions above, the remarketing of the Outstanding PEPS Units would have to succeed at a yield-to-maturity of less than 5.59% in order for investors who do not participate in the exchange and who elect to settle their purchase contracts out of the proceeds of a successful remarketing to receive extra proceeds of more than $0.4375. Furthermore, if the remarketing of the trust preferred securities succeeds only at a yield-to-maturity of 6.41% or greater, investors who do not participate in the exchange will receive no extra proceeds.

      We cannot predict the yield to maturity that would occur upon the remarketing of the trust preferred securities. When we issued the Outstanding PEPS Units in May 2001, the trust preferred securities carried investment grade ratings of Baa3 by Moody’s Investors Service, BBB- by Standard & Poor’s and BBB by Fitch Ratings. Since that time, the ratings of the trust preferred securities were downgraded to below investment grade ratings of Ba1 by Moody’s Investors Service and BB+ by Standard & Poor’s, but still carry an investment grade rating of BBB- by Fitch Ratings.

      The downgrades to below investment grade alone, and the effect of the downgrades on some of the other features of the trust preferred securities, may lead fixed income investors to demand a relatively high yield on the trust preferred securities. For instance, the trust preferred securities are subordinated obligations (because they represent an interest in subordinated notes and a subordinated guarantee) and, unlike typical sub-investment grade fixed income securities, have minimum denominations of $25 (instead of the more typical subordinated note denominations of $1,000). In addition, unlike typical sub-investment grade fixed income securities, the trust preferred securities will have a relatively short maturity following a successful remarketing and will not have the financial covenants that investors in such securities expect. Such financial covenants would include the type of restrictive covenants typically seen in high yield subordinated debt instruments, such as a test in order to incur additional debt, a restricted payment covenant which would limit certain distributions to equity holders, a lien covenant, a change of control redemption, an asset sale test and limitations on affiliate transactions. The trust preferred securities do not contain such restrictions, but only contain limited restrictions on PPL Corporation’s paying dividends or paying on guaranteed obligations if an event of default were to occur. As a result, the remarketing of the trust preferred securities may only succeed at a yield-to-maturity that exceeds 5.59%. If such turns out to be the case, holders of Outstanding PEPS Units would achieve a better return on their investment by exchanging each of their Outstanding PEPS Units for a New PEPS Unit and $0.375 in cash, assuming a successful remarketing of the new notes.

Questions And Answers About The Exchange Offer

Q1:	What will I receive if I tender in the exchange offer?

A1:	For each Outstanding PEPS Unit validly tendered and accepted in the exchange offer, subject to certain conditions described below, you will receive a New PEPS Unit and a cash payment equal to $0.375. However, as described below, even if you tender all of your Outstanding PEPS Units, we may not accept all of your Outstanding PEPS Units for exchange.

If you exchange in this offer, we will pay you on February 18, 2004, any accrued and unpaid purchase contract adjustment payments and interest payments on the new notes accruing from November 18, 2003 (the last date on which such payments were paid on the Outstanding PEPS Units). We will not pay purchase contract adjustments and distributions on trust preferred securities relating to Outstanding PEPS Units that are exchanged for New PEPS Units for any periods after November 18, 2003.

Q2:	What are the differences in value to me between my Outstanding PEPS Units and accepting the New PEPS Units and cash consideration in the exchange offer?

A2:	The material differences between the Outstanding PEPS Units and the New PEPS Units are described in the chart on page 10 of this prospectus, “—Material Differences Between the Outstanding PEPS Units and New PEPS Units.” Fundamentally, however, in exchange for the uncertain value of the one way interest rate reset feature and, therefore, the uncertainty of receiving extra proceeds in a remarketing of the trust preferred securities related to the Outstanding PEPS Units, we are offering you:

•	a cash payment of $0.375 for each Outstanding PEPS Unit you exchange, plus

•	if you elect to settle your new purchase contracts out of the proceeds of a remarketing and the remarketing is successful at 100.5% of the aggregate principal amount of the new notes, an additional $0.0625 for each of your New PEPS Units.

Q3:	Why are we conducting this exchange offer?

A3:	We are conducting this exchange offer to reduce our future interest expenses. Both the Outstanding PEPS Units and the New PEPS Units require us to remarket the fixed income securities that are components of the PEPS Units. When we initially offered the Outstanding PEPS Units they had an investment grade rating. Since then they have been downgraded to below investment grade status. In contrast, after May 18, 2004, the new notes which are the fixed income components of the New PEPS Units are expected to have an investment grade rating because currently our senior debt is rated investment grade. Because we expect these new notes to be more attractive to potential buyers than the trust preferred securities, and because the new notes will not be subject to a minimum interest rate, we expect to be able to remarket the new notes at a lower rate, thereby generating less interest expense.

Q4:	Is the exchange offer subject to any conditions?

A4:	Yes. The exchange offer is subject to the conditions described beginning on page 41 of this prospectus. The conditions to the exchange offer require, without limitation:

•	that at least 35% of the Outstanding PEPS Units are validly tendered and not withdrawn immediately prior to the expiration of the exchange offer, and

•	that the Outstanding PEPS Units remain listed on the NYSE, and, as described below, we might prorate our acceptances of tenders of Outstanding PEPS Units to satisfy this condition.

We may waive any or all of the conditions to the exchange offer. In the event any such waiver results in a material change to the terms of the exchange offer, we will extend the expiration date so that the exchange offer remains open for any additional period required by law.

If we make a material change to the terms of the offer, such as a waiver of a material condition, we will promptly make a public announcement thereof, which will be made no later than 9:00 a.m., New York City time, on the next business day following such change.

Q5:	What happens if the minimum condition is not satisfied?

A5:	If the number of Outstanding PEPS Units tendered in the exchange offer results in less than 35% of the Outstanding PEPS Units being validly tendered and not withdrawn, we may choose not to complete the exchange offer or we could choose to waive the minimum condition for any reason. If we choose not to complete the exchange offer, we will promptly return any Outstanding PEPS Units that have been tendered.

Holders should bear in mind that there is no assurance that a secondary trading market in the New PEPS Units will exist following the exchange offer. A security with a smaller outstanding stated amount available for trading, or a smaller “float,” may command a lower price and trade with greater volatility or much less frequency than would a comparable security with a greater float. If we choose to waive the minimum condition and complete the exchange offer, there is a risk that, if a secondary trading market for the New PEPS Units develops, trading in such market for the New PEPS Units could be illiquid due to a smaller float.

Q6:	Will you accept all Outstanding PEPS Units that I tender?

A6:	In some limited cases, no. We are offering to exchange up to 22,900,000 Outstanding PEPS Units. However, the exchange offer is subject to the conditions described in this prospectus, including the condition that the Outstanding PEPS Units remain listed on the NYSE and the minimum condition that there are validly tendered at the expiration of the exchange offer at least 35% of the Outstanding PEPS Units. In the event that we determine there is any likelihood that the NYSE continued-listing condition may not be met, we may accept a pro rata amount of the Outstanding PEPS Units tendered in the offer in order to ensure that the Outstanding PEPS Units continue to be listed on the NYSE. Any Outstanding PEPS Units that are tendered but not accepted because of proration will be returned to you.

Q7:	Will the New PEPS Units be listed on any stock exchange?

A7:	We will apply to list the New PEPS Units on the NYSE, subject to the New PEPS Units meeting the listing requirements of the NYSE, but there is no guarantee that the New PEPS Units will be listed as described herein under “Description of the New PEPS Units—Listing.”

Q8:	What are the U.S. federal income tax consequences to U.S. holders that tender in the exchange offer?

A8:	We intend to treat the exchange of the trust preferred security for the new note plus a cash payment of $0.375 as a taxable exchange, and to treat the exchange of the old purchase contract for the new purchase contract as merely a continuation of the old purchase contract. It is possible that the Internal Revenue Service, or the IRS, could assert alternative characterizations. Please consult your tax advisor about the tax consequences to you of the exchange. See “United States Federal Income Tax Considerations.”

Q9:	What is the position of your board of directors with respect to the exchange offer?

A9:	Neither we nor any of our directors make any recommendation to any holder of Outstanding PEPS Units as to whether to tender or refrain from tendering Outstanding PEPS Units in the exchange offer.

Q10:	Is the settlement rate of the New PEPS Units the same as the Outstanding PEPS Units and could it change?

A10:	The New PEPS Units are being issued with identical purchase contract settlement rates as the Outstanding PEPS Units (including all adjustments already made on the Outstanding PEPS Units to reflect the dividends paid through July 1, 2003) and will carry identical anti-dilution provisions (including adjustment in respect of taxable dividends paid to holders of PPL Corporation’s common stock). Following the issuance of the Outstanding PEPS Units we have paid quarterly cash dividends to holders of PPL Corporation’s common stock that resulted in adjustments to the settlement rate of the old purchase contracts. Prior to settlement we will be required to adjust the settlement rate in both the Outstanding PEPS Units and the New PEPS Units to reflect the dividend paid on October 1, 2003. In addition, although there is no assurance that we will continue to do so, if we continue to pay quarterly cash dividends at the current rate, we would have to adjust the settlement rate further on account of such dividends.

Q11:	Would there be any tax consequences to a change in the settlement rate of the New PEPS Units?

A11:	Similar to holders of the Outstanding PEPS Units, holders of the New PEPS Units will be deemed to have received taxable distributions on account of any adjustments to the settlement rate as a result of anti-dilution provisions even though they will not receive any cash or property as a result of such adjustments.

Q12:	What do you intend to do with the Outstanding PEPS Units that are tendered in the exchange offer?

A12:	We intend to cancel and retire all Outstanding PEPS Units accepted in the exchange offer.

Q13:	Will there be any cash proceeds from the exchange offer?

A13:	No. We will not receive any cash proceeds from the exchange offer.

Q14:	When does the exchange offer expire?

A14:	The exchange offer expires at 5 p.m., New York City time, on Thursday, December 18, 2003. However, we may at any time prior to closing the tender offer in our sole discretion extend the expiration date of the exchange offer or amend or, in the event of the failure of one of the conditions stated in this prospectus, withdraw the exchange offer by giving oral or written notice to the exchange agent. Any such extension, amendment or withdrawal will be followed as promptly as practicable by a public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. References in this prospectus to the expiration date of the exchange offer mean December 18, 2003 or, if later, the last date to which we extend the exchange offer.

Q15:	When will I receive my New PEPS Units?

A15:	Your ownership of New PEPS Units will be recorded in book-entry form on the exchange date, as described below, if all conditions to the exchange offer are satisfied or waived, provided we have timely received your properly completed and executed letter of transmittal, an “agent’s message,” as described on page 45 of this prospectus, or properly completed and executed notice of guaranteed delivery, and you have not withdrawn your tender prior to the expiration of the exchange offer. We anticipate that the exchange date will be the third business day following the expiration date of the exchange offer, after giving effect to any extensions of the offer.

Q16:	What happens if I change my mind after tendering in the exchange offer?

A16:	You may withdraw your tender any time before 5 p.m., New York City time, on the expiration date. However, if we extend the exchange offer you may withdraw your tender at any time prior to the expiration date, as extended. In addition, tenders of Outstanding PEPS Units may be withdrawn after expiration of 40 business days from the commencement of the exchange offer in the event that we have not yet accepted Outstanding PEPS Units in the exchange offer by such time. If you decide to withdraw your tender, you must withdraw all Outstanding PEPS Units previously tendered by you, as partial withdrawals will not be permitted.

Q17:	How will my Outstanding PEPS Units be affected if I do not tender them in the exchange offer or if not all of my Outstanding PEPS Units are accepted by you in the exchange offer?

A17:	The terms of any of your Outstanding PEPS Units will not be changed as a result of the consummation of the exchange offer. In addition, it is a condition to the exchange offer that the Outstanding PEPS Units remain listed on the NYSE. However, to the extent that we close the exchange offer, there will be fewer Outstanding PEPS Units. The liquidity and the trading market of the remaining Outstanding PEPS Units may be adversely affected due to the smaller number of Outstanding PEPS Units available for trading.

Q18:	How do I exchange my Outstanding PEPS Units if I am the beneficial owner of Outstanding PEPS Units held by a custodian bank, commercial bank, depository institution, broker, dealer, trust company, or other record holder?

A18:	You must promptly contact that record holder and instruct it to exchange your Outstanding PEPS Units on your behalf.

Q19:	What steps must the record holder take in order to tender my Outstanding PEPS Units on my behalf?

A19:	In order to exchange the Outstanding PEPS Units on your behalf, the record holder must effect a book-entry transfer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer. Alternatively, the record holder may complete a letter of transmittal according to the instructions and deliver it with any signature guarantees or other required documents to the exchange agent at its address shown on the back cover of the document.

Q20:	What if the record holder cannot complete book-entry transfer of my Outstanding PEPS Units, together with an “agent’s message” or a letter of transmittal, to the exchange agent on my behalf, prior to the expiration date of the exchange offer?

A20:	The record holder may follow the guaranteed delivery procedures described in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery” on page 45 of this prospectus.

Q21:	Will I have an opportunity to exchange my Outstanding PEPS Units if I do not participate in the exchange offer?

A21:	After the exchange offer is consummated, we do not expect to solicit and enter into discussions with holders of remaining Outstanding PEPS Units with regard to exchanging such Outstanding PEPS Units for New PEPS Units. However, we reserve the right to enter into any such transactions or purchase Outstanding PEPS Units after the expiration of ten business days following the closing of the exchange offer.

Q22:	To whom should I address questions?

A22:	If you have questions about the terms of the exchange offer or about tender procedures or if you need additional copies of this prospectus or the letter of transmittal, you should contact Innisfree M&A Incorporated, the information agent. The information agent may be reached by toll-free telephone at (877) 825-8777. (Banks and brokers may call collect at (212) 750-5833.)

The address of the information agent is on the back cover of this prospectus.

PPL Corporation

      PPL Corporation is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western United States and in the delivery of electricity in Pennsylvania, the United Kingdom and Latin America. As of September 30, 2003, we owned or controlled 11,533 megawatts, or MW, of low-cost and diverse power generation capacity. We are also developing or constructing 645 MW of new electric generation capacity in Pennsylvania. Additionally, we provide energy-related services to businesses primarily in the mid-Atlantic and northeastern United States.

      Approximately 6,500 MW of our total generation capacity is currently committed to meeting the obligation of our Pennsylvania delivery company to provide electricity through the year 2009 under fixed-price tariffs pursuant to Pennsylvania’s Customer Choice Act. We have another 450 MW of generation capacity committed to providing electricity to a delivery company in Montana through June 2007. These two commitments, combined with other contractual sales to other counterparties for terms of various lengths, commit, on average, over 70% of our expected annual output for the period 2003 through 2007. These arrangements are consistent with and are an integral part of our overall business strategy, which includes the use of long-term energy supply contracts to capture profits while reducing our exposure to movements in energy prices.

      We operate through three principal lines of business:

Energy Supply

      We are a leading supplier of competitively priced energy in the United States through our subsidiaries, PPL Generation and PPL EnergyPlus, and acquire and develop U.S. generation projects through our PPL Global subsidiary. These entities are direct, wholly-owned subsidiaries of PPL Energy Supply, LLC. PPL Energy Supply is a wholly-owned subsidiary of PPL Corporation.

•	PPL Generation owns or controls a portfolio of domestic power generation assets, with a total capacity of 11,533 MW as of September 30, 2003. These power plants are located in Pennsylvania (8,579 MW), Montana (1,157 MW), Arizona (750 MW), Illinois (540 MW), Connecticut (252 MW), New York (159 MW) and Maine (96 MW) and use well-diversified fuel sources including coal, nuclear, natural gas, oil and hydro.

•	PPL EnergyPlus markets electricity produced by PPL Generation, along with purchased power and natural gas, in competitive wholesale and deregulated retail markets, primarily in the northeastern and western portions of the United States. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

•	PPL Global (domestic operations) acquires and develops U.S. generation projects that are, in turn, operated by PPL Generation as part of its portfolio of generation assets.

Energy Delivery

      We provide energy delivery services in the mid-Atlantic regions of the United States through our subsidiaries, PPL Electric Utilities and PPL Gas Utilities, and in the United Kingdom and Latin America through our PPL Global subsidiary.

•	PPL Electric Utilities is a regulated public utility company, incorporated in 1920, providing electricity delivery services to approximately 1.3 million customers in eastern and central Pennsylvania.

•	PPL Gas Utilities is a regulated public utility providing gas delivery services to approximately 103,000 customers in Pennsylvania and Maryland.

International Operations

      We acquire and hold international energy projects that are primarily focused on the distribution of electricity through our PPL Global subsidiary.

•	PPL Global (international operations) currently owns and operates energy delivery businesses serving approximately 3.5 million customers in the United Kingdom and Latin America. In September 2002, PPL Global acquired a controlling interest in, and consequently gained 100% ownership of, Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the U.K., which together serve approximately 2.5 million end-users. WPD delivered 28,074 million kWh of electricity in 2002.

PPL Capital Funding, Inc.

      PPL Capital Funding, Inc. is a Delaware corporation and a wholly-owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations.

      The address of our principal executive offices is Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and our telephone number is (610) 774-5151.

MATERIAL DIFFERENCES BETWEEN THE

OUTSTANDING PEPS UNITS AND NEW PEPS UNITS

      All of the material differences between the Outstanding PEPS Units and New PEPS Units are illustrated in the table below. The comparisons below relate primarily to the differences between your ownership interest in trust preferred securities under the Outstanding PEPS Units and your ownership interest in notes under the New PEPS Units, although we also describe some differences between the purchase contracts included in the Outstanding PEPS Units and those included in the New PEPS Units. The table below presents only the material differences between the terms of the Outstanding PEPS Units and the New PEPS Units and is qualified by the information contained in this prospectus.

	Outstanding PEPS Units	New PEPS Units

Successful Remarketing Reset Rate:	• The reset distribution rate for the trust preferred securities and the reset interest rate for the subordinated notes must be equal to or greater than 7.29% per annum (but not exceed the maximum rate permitted by any applicable law).	• The reset interest rate for the notes will be equal to a floating interest rate equal to 3-month LIBOR plus a spread, as described in “Description of the Notes—Interest Rate Reset and Determination.” The reset interest rate may be less than, equal to, or greater than 7.29% per annum (but not exceed the maximum rate permitted by any applicable law).

Failed Remarketing Rate:	• The reset distribution rate for the trust preferred securities and the reset interest rate for the subordinated notes is computed based on a formula of a spread related to the ratings of the subordinated notes over a two-year benchmark treasury rate, but must be equal to or greater than 7.29% (but not exceed the maximum rate permitted by any applicable law). Based on the two-year benchmark treasury rate and ratings of the subordinated notes as of the date hereof, if there were a failed remarketing, the reset interest rate would be set at 8.77%.	• The interest rate on the notes remains at the initial rate of 7.29%.

Remarketing Dates:	• An initial remarketing date of the trust preferred securities is on the third business day preceding February 18, 2004. If the initial and any subsequent remarketings fail, additional remarketings may occur from time to time thereafter before the tenth business day preceding May 18, 2004.	• The remarketing dates of the Notes are May 11, 2004, and, if necessary due to an initial failed remarketing, May 12, 2004 and, if necessary due to a second failed remarketing, May 13, 2004, the fifth, fourth and third business days immediately preceding May 18, 2004.

	Outstanding PEPS Units	New PEPS Units

Collateral:	• Prior to a successful remarketing, trust preferred securities representing undivided beneficial interests in the assets of the trust consisting solely of subordinated notes of PPL Capital Funding, guaranteed by PPL Corporation.	• Prior to a successful remarketing, a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount subordinated note of PPL Capital Funding, guaranteed on a subordinated basis by PPL Corporation.

Payment Dates:	• Until maturity, distributions on the trust preferred securities (consisting of the interest paid to the trust on the related subordinated notes) are payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year.	• Interest on each note will be payable, initially, from November 18, 2003 to May 18, 2004, quarterly in arrears on February 18, 2004 and May 18, 2004. On and after May 18, 2004, interest will be payable following a successful remarketing, quarterly in arrears on February 18, May 18, August 18 and November 18 of each year at the floating reset interest rate commencing August 18, 2004, or if there is a final failed remarketing, semi-annually in arrears on May 18 and November 18 of each year at the rate of 7.29% per year commencing November 18, 2004.

Ranking:	• The subordinated notes constitute subordinated obligations of PPL Capital Funding guaranteed on a subordinated basis by PPL Corporation.	• The notes will constitute subordinated obligations of PPL Capital Funding guaranteed on a subordinated basis by PPL Corporation until May 18, 2004. On and after May 18, 2004, the notes will constitute senior obligations of PPL Capital Funding, guaranteed on a senior basis by PPL Corporation.

Ratings:	• The Outstanding PEPS Units currently are rated Ba1 by Moody’s Investors Service, BB+ by Standard & Poor’s and BBB- by Fitch Ratings.	• PPL Corporation expects that the New PEPS Units will carry ratings the same as the ratings on the Outstanding PEPS Units.

	Outstanding PEPS Units	New PEPS Units

	• On and after May 18, 2004, any subordinated notes outstanding, which would be the sole assets of the issuer of any trust preferred securities outstanding, are expected to be assigned the same credit ratings as all of the other subordinated debt obligations of PPL Capital Funding that are guaranteed on a subordinated basis by PPL Corporation. Currently, that subordinated rating is a Ba1 rating by Moody’s Investors Service, a BB+ rating by Standard & Poor’s and a BBB- rating by Fitch Ratings.	• On and after May 18, 2004, any notes outstanding are expected to be assigned the same credit ratings as all of the other senior obligations of PPL Capital Funding guaranteed by PPL Corporation on a senior basis. Currently, that senior rating is a Baa3 rating by Moody’s Investors Service Inc., a BBB- rating by Standard & Poor’s and a BBB rating by Fitch Ratings.

Optional Redemption:	• If the tax laws change or are interpreted in a way that increases the risk that the trust will be subject to taxes or the interest payable on the subordinated notes will not be deductible, PPL Capital Funding may elect to redeem the subordinated notes held by the trust. If the subordinated notes are so redeemed, then each Outstanding PEPS Unit will consist of a purchase contract for PPL Corporation’s common stock and an ownership interest in the treasury portfolio (which will be purchased with the cash received from the redemption of the subordinated notes and pledged to secure the holder’s obligations under a purchase contract).	• None.

Put rights:	• None.	• Upon a failed remarketing, holders of notes who had separated their notes from the New PEPS Units so that the notes were not part of New PEPS Units at the time of the failed remarketing may put the notes to us, in whole or in part, at par plus accrued but unpaid interest on a date between 30 and 60 days after May 18, 2004.

	Outstanding PEPS Units	New PEPS Units

Early Settlement of the purchase contracts:	• Holders of the old purchase contracts that were or are part of the Outstanding PEPS Units may settle early any number of old purchase contracts for shares of PPL Corporation common stock.	• Holders of the new purchase contracts that are part of the New PEPS Units may settle early only in integral multiples of 40 new purchase contracts, including in the case of a merger early settlement, for shares of PPL Corporation common stock. The early settlement right is subject to the condition that, if required under applicable securities laws, PPL Corporation has a registration statement in effect covering the common stock deliverable upon settlement of a new purchase contract. The registration statement of which this prospectus is a part will not be used by PPL Corporation for the delivery of common stock upon early settlement of the new purchase contracts.

Listing:	• The Outstanding PEPS Units are listed on the NYSE.	• We will apply to list the New PEPS Units on the NYSE, subject to the New PEPS Units meeting the listing requirements of the NYSE, but there is no guarantee that the New PEPS Units will be listed as described herein under “Description of the New PEPS Units—Listing.”

Questions and Answers about the New PEPS Units

Q23:	What are the components of a New PEPS Unit?

A23:	Each New PEPS Unit consists of a new purchase contract and, initially, a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount note issued by PPL Capital Funding and guaranteed as to payment by PPL Corporation. The undivided beneficial ownership interest in a note that is a component of each New PEPS Unit is owned by you, but it will be pledged to us to secure your obligations under the new purchase contract.

Q24:	What is a new purchase contract?

A24:	Each new purchase contract underlying a New PEPS Unit obligates the holder of the new purchase contract to purchase, and obligates us to sell, on May 18, 2004 a number of shares of PPL Corporation’s common stock equal to the settlement rate for $25 in cash. The settlement rate will be calculated, subject to adjustment under the circumstances set forth in “Description of the New Purchase Contracts—Anti-Dilution Adjustments,” as follows:

•	if the average of the closing prices of PPL Corporation’s common stock over the 20-trading day period ending on the third trading day prior to May 18, 2004 multiplied by 1.017 is equal to or greater than $65.03, the settlement rate will be 0.3910;

•	if the average of the closing prices of PPL Corporation’s common stock over the same period multiplied by 1.017 is less than $65.03 but greater than $53.30, the settlement rate will be a number of shares, between 0.3910 and 0.4770 shares, having a value, based on the 20-trading day average closing price, equal to $25; and

•	if the average of the closing prices of PPL Corporation’s common stock over the same period multiplied by 1.017 is less than or equal to $53.30, the settlement rate will be 0.4770.

The settlement rates reflect all dividends paid by us up to and including the dividend paid on July 1, 2003 and will be adjusted for any dividend payments after July 1, 2003 pursuant to the terms of the purchase contract agreement including the dividend paid on October 1, 2003.

Q25:	Can I settle a new purchase contract early?

A25:	You may settle a new purchase contract at any time on or prior to May 7, 2004, using cash, in which case we will sell, and you will be entitled to buy 0.3910 shares of common stock subject to adjustment for each new purchase contract being settled.

If you are a Treasury Unit holder, as described immediately below, you may settle your new purchase contracts early at any time on or prior to May 14, 2004 using cash.

In addition, if we are involved in a merger in which 30% or more of the total of the consideration paid to our shareholders consists of cash or cash equivalents, then you may settle your new purchase contract with cash at the applicable settlement rate.

If you choose to settle the new purchase contract early, including in the case of a merger early settlement, you may settle only in integral multiples of 40 New PEPS Units or 40 Treasury Units. If you exercise the merger early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the new purchase contract immediately before the cash merger at the settlement rate in effect at that time. You will also receive the notes or treasury securities underlying the New PEPS Units. Your right to receive future contract adjustment payments will terminate.

Your early settlement right is subject to the condition that, if required under the United States federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the common stock deliverable upon settlement of a new purchase contract. We will use our reasonable best efforts to have a registration statement in effect covering the common stock if so required by United States federal securities laws. The registration statement of which this prospectus is a part will not be used by PPL Corporation for the delivery of common stock upon early settlement of the new purchase contracts.

Q26:	What are Treasury Units?

A26:	Treasury Units are equity units consisting of a new purchase contract and a treasury security. The treasury security is a 2.5% undivided beneficial interest in a zero-coupon U.S. treasury security (CUSIP No. 912820BJ5) with a principal amount at maturity equal to $1,000 and maturing on May 17, 2004. The treasury security that is a component of each Treasury Unit will be owned by the holder of the Treasury Unit, but it will be pledged to us to secure the holder’s obligations under the new purchase contract.

Q27:	How can I create Treasury Units from New PEPS Units?

A27:	Each holder of New PEPS Units will have the right, at any time on or prior to May 7, 2004, to substitute for the related notes held by the collateral agent the zero-coupon treasury securities (CUSIP No. 912820BJ5) and maturing on May 17, 2004, in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution would create Treasury Units that have treasury securities as a component, and the applicable notes would be released to the holder. See “Description of the New PEPS Units—Creating Treasury Units by Substituting a Treasury Security for a Note.” Because the notes and treasury securities are issued in integral multiples of $1,000, holders of New PEPS Units may make this substitution only in integral multiples of 40 New PEPS Units.

Q28:	How can I recreate New PEPS Units from Treasury Units?

A28:	Each holder of Treasury Units will have the right, at any time on or prior to May 7, 2004, to substitute for the related treasury securities held by the collateral agent, notes in an aggregate principal amount equal to the aggregate principal amount at the stated maturity of the treasury securities for which substitution is being made. This substitution would recreate New PEPS Units that have notes as a component, and the applicable treasury securities would be released to the holder. Because the notes and treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 40 Treasury Units.

Q29:	What payments am I entitled to as a holder of New PEPS Units?

A29:	Holders of New PEPS Units will be entitled to receive cash payments accruing from August 18, 2003, consisting of 1/40, or 2.5%, of the interest payment payable initially quarterly on the $1,000 principal amount note at the rate of 7.29% per year and quarterly cash distributions of contract adjustment payments at the rate of 0.46% per year of the stated amount of each New PEPS Unit of $25.

Q30:	What payments will I be entitled to if I convert my New PEPS Units to Treasury Units?

A30:	Holders of Treasury Units will be entitled only to receive quarterly cash distributions of contract adjustment payments at the rate of 0.46% per year of the stated amount of each Treasury Unit of $25. In addition, because the treasury security will be purchased at a discount, acquisition discount will accrue on each related treasury security. As a result, holders that use the accrual method of accounting will be generally required to include such discount in income in advance of any cash payments received attributable to such income. See “United States Federal Income Tax Considerations— Ownership of the New PEPS Units— Treasury Units— Interest Income and Acquisition Discount.”

Q31:	What are the payment dates for the New PEPS Units?

A31:	The contract adjustment payments described above in respect of the New PEPS Units will be payable quarterly in arrears on February 18, 2004 and May 18, 2004 (which are the same payment dates as the Outstanding PEPS Units), except in the case of an early settlement of the related new purchase contracts. Interest payments on the notes are described below under the questions and answers beginning with “What payments will I receive on the notes?”

Q32:	What is remarketing?

A32:	Remarketing allows New PEPS Unit holders to satisfy their obligations under the related new purchase contracts by reselling the notes through the remarketing agent. Remarketing of the notes will be attempted on May 11, 2004 and, if the remarketing on such date fails, on May 12, 2004 and, if the remarketing on such date fails, on May 13, 2004. The remarketing agent will use its reasonable efforts to obtain a price for the notes to be remarketed that results in proceeds of approximately 100.5% of the aggregate principal amount of such notes. However, remarketing will only be considered successful if the resulting proceeds are at least equal to 100% of the aggregate principal amount of all notes to be remarketed.

Upon a successful remarketing, the portion of the proceeds derived from a successful remarketing of the notes that were components of New PEPS Units equal to the total principal amount of such notes will automatically be applied to satisfy in full the New PEPS Unit holders’ obligations to purchase common stock under the related new purchase contracts. If any proceeds remain after this application, the remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of such remarketed notes, and remit any remaining proceeds for the benefit of the holders.

Q33:	What happens if the notes are not successfully remarketed?

A33:	If a successful remarketing of the notes has not occurred prior to or on May 13, 2004, we will deliver PPL Corporation’s common stock to you pursuant to the new purchase contracts and, unless you have delivered the purchase price in cash to us before May 10, 2004, we will exercise our rights as a secured party to dispose of the notes that have been pledged to us through the collateral agent to secure your obligation under the related new purchase contracts in accordance with applicable law and such disposition will be deemed to satisfy in full your obligation to purchase PPL Corporation’s common stock under the related purchase contracts. All notes that have not been separated from the New PEPS Units are pledged to us through the collateral agent.

Notes outstanding after a failed remarketing (i.e., those notes that were separated from the New PEPS Units by the creation of Treasury Units or an early settlement of the purchase contract) will retain the same interest rate as in effect before the remarketing, but will move from quarterly to semi-annual interest payment dates and will rank as senior obligations of PPL Capital Funding, instead of subordinated obligations.

In addition, holders of notes that are not pledged to us and remain outstanding after a failed remarketing will have the right to put their notes to us, in whole or in part, for an amount equal to the principal amount of such notes, plus accrued and unpaid interest, on a date that is no earlier than 30 days and no later than 60 days from May 18, 2004, which we call the put exercise date, by notifying the indenture trustee prior to such put exercise date.

Q34:	If I separate my note from my New PEPS Unit and hold it as a separate security, may I still participate in a remarketing of the notes?

A34:	Holders of notes that were separated from the New PEPS Units by virtue of the creation of Treasury Units or an early settlement of the purchase contract may elect, in the manner described in this prospectus, to have their notes remarketed by the remarketing agent.

Q35:	Besides participating in a remarketing, how else may I satisfy my obligations under the new purchase contracts?

A35:	Holders of New PEPS Units may satisfy their obligations, or their obligations will be terminated, under the new purchase contracts:

•	in the case of holders of Treasury Units, by the application of the cash received upon maturity of the pledged zero-coupon treasury securities;

•	through early settlement by the delivery of cash to the purchase contract agent, in the case of New PEPS Units, prior to or on May 7, 2004, and in the case of Treasury

Units, prior to or on May 14, 2004, at the early settlement rate of 0.3910 shares of PPL Corporation’s common stock;

•	in the case of holders of New PEPS Units that include notes, by settling the related new purchase contracts with separate cash prior to or on May 10, 2004 pursuant to prior notice given to the purchase contract agent at the applicable settlement rate in effect on May 18, 2004; or

•	without any further action, upon the termination of the new purchase contracts as a result of bankruptcy, insolvency or reorganization of PPL Corporation.

Q36:	What payments will I receive on the notes? Will the interest rate on the notes be reset and to what rate?

A36:	Each note will bear interest initially at the rate of 7.29% per year from November 18, 2003 to May 18, 2004. On and after May 18, 2004, interest on each note will be payable at the reset interest rate or, if the interest rate has not been reset, at the rate of 7.29% per year.

The interest rate on the notes will be reset on the date of a successful remarketing and the reset rate will become effective on May 18, 2004. If this occurs, the reset rate will be equal to a floating interest rate equal to 3-month LIBOR plus a spread that the remarketing agent determines is required for a successful remarketing as described in “Description of the Notes—Interest Rate Reset and Determination.” The reset floating interest rate will be determined on each February 18, May 18, August 18, and November 18 based on 3-month LIBOR on such date of determination plus the spread that was determined on the date of the successful remarketing. The reset rate may be less or greater than 7.29% per annum. However, in no event will the reset rate exceed the maximum rate permitted by applicable law.

If the notes are not successfully remarketed, the interest rate will not be reset and the notes will continue to bear interest at the initial annual interest rate of 7.29%.

Q37:	What are the payment dates on the notes?

A37:	Interest on each note will be payable initially quarterly in arrears on February 18, 2004 and to May 18, 2004. On and after May 18, 2004, interest will be payable following a successful remarketing, quarterly in arrears on February 18, May 18, August 18 and November 18 of each year at the floating reset interest rate commencing on August 18, 2004, or if there is a final failed remarketing, semi-annually in arrears on May 18 and November 18 of each year at the rate of 7.29% per year commencing November 18, 2004.

Q38:	What is the maturity of the notes?

A38:	The notes will mature on May 18, 2006.

Q39:	May you redeem the notes?

A39:	The notes may not be redeemed by us before their maturity. However, we reserve the right to acquire notes before their maturity through open market, privately negotiated or other purchases made in compliance with applicable law.

Q40:	What is the put option on the notes?

A40:	As described above under Answer 33 holders of notes that are not pledged to us and remain outstanding after a failed remarketing will have the right to put their notes to us, in whole or in part, on a date that is 30 to 60 days after May 18, 2004.

Q41:	What is the ranking of the notes?

A41:	From the date of issuance until May 18, 2004, the notes will be PPL Capital Funding’s direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of PPL Capital Funding’s existing and future unsecured and subordinated indebtedness, subordinate and junior in right of payment to all of PPL Capital Funding’s senior indebtedness.

On and after May 18, 2004, the notes will be PPL Capital Funding’s direct, unsecured senior obligations and will rank without preference or priority among themselves and equally with all of PPL Capital Funding’s existing and future unsecured senior indebtedness, senior in right of payment to all of PPL Capital Funding’s subordinated indebtedness.

Q42:	What is the PPL Corporation guarantee of the notes?

A42:	PPL Corporation will fully and unconditionally guarantee the payment of principal of and any interest on the notes, when due and paya-

ble, whether at the stated maturity date, by declaration of acceleration, put for repurchase or otherwise, in accordance with the terms of such notes and the indenture. The guarantee will remain in effect until the entire principal of and interest on the notes has been paid in full or otherwise discharged in accordance with the provisions of the indenture.

From the date of issuance until May 18, 2004, the guarantee of the notes will be PPL Corporation’s unsecured obligation and will rank equally with all of PPL Corporation’s existing and future, unsecured and subordinated indebtedness, subordinate and junior in right of payment to all of PPL Corporation’s senior indebtedness.

On and after May 18, 2004, the guarantee of the notes will be PPL Corporation’s unsecured senior obligation and will rank equally with all of PPL Corporation’s existing and future unsecured senior indebtedness, senior in right of payment to all of PPL Corporation’s subordinated indebtedness.

Q43:	What are the credit ratings of the notes expected to be?

A43:	The Outstanding PEPS Units currently are rated Ba1 by Moody’s Investors Service Inc., BB+ by Standard & Poor’s and BBB- by Fitch Ratings. We expect that the New PEPS Units will carry the same ratings as the Outstanding PEPS Units.

On and after May 18, 2004 (the date on which the existing purchase contracts will be settled), any subordinated notes outstanding, which would be the sole assets of the issuer of the trust preferred securities (the fixed income instruments related to the Outstanding PEPS Units), are expected to be assigned the same credit ratings as all of the other subordinated debt obligations of PPL Capital Funding which are guaranteed on a subordinated basis by PPL Corporation. Currently, that subordinated rating is a Ba1 rating by Moody’s Investors Service Inc. and a BB+ rating by Standard & Poor’s.

On and after May 18, 2004 (the date on which the new purchase contracts will be settled), any notes (the fixed income instruments related to the New PEPS Units) outstanding are expected to be assigned the same credit ratings as all of the other senior obligations of PPL Capital Funding guaranteed by PPL Corporation on a senior basis. Currently, that senior rating is a Baa3 rating by Moody’s Investors Service Inc., a BBB- rating by Standard & Poor’s and a BBB rating by Fitch Ratings.

There is no guarantee that at any time any ratings will be assigned to the New PEPS Units or the notes. The ratings of Moody’s Investors Service Inc., Standard & Poor’s and Fitch Ratings are not a recommendation to buy, sell or hold any securities of PPL Corporation or its subsidiaries. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to their securities.

Q44:	What are the principal United States federal income tax consequences related to the New PEPS Units, Treasury Units and notes?

A44:	If you exchange your Outstanding PEPS Units for New PEPS Units, you will have agreed to treat your New PEPS Unit as a unit consisting of the note and new purchase contract. You will be required to include payments of interest in income as it is paid or accrued, in accordance with your regular method of tax accounting and you may be required to accrue original issue discount on the notes which could require you to include income in advance of the receipt of cash attributable to such income. See “United States Federal Income Tax Consequences—Ownership of the New PEPS Units—New Notes—Accrual of Interest” in this prospectus.

If you acquire New PEPS Units and you later create Treasury Units, and you are an accrual basis taxpayer, you will be required to include in gross income your allocable share of any acquisition discount on the treasury securities that accrues in such year. See “United States Federal Income Tax Consequences— Ownership of New PEPS Units—Treasury Units— Interest Income and Acquisition Discount.”

We intend to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

Please consult your tax advisor concerning the tax consequences of an investment in the New PEPS Units in light of your particular circumstances. For additional information, see “United States Federal Income Tax Consequences” in this prospectus.

Q45:	What are the material differences between the Outstanding PEPS Units and New PEPS Units?

A45:	See the chart on page 10 of this prospectus, “—Material Differences Between the Outstanding PEPS Units and New PEPS Units.”

Illustration of Terms and Features of New PEPS Units

      The following illustrates some of the key terms and features of the New PEPS Units.

Components of each New PEPS Unit at issue:	— A contract to purchase shares of PPL Corporation’s common stock on or prior to May 18, 2004;

and

— a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount note issued by PPL Capital Funding, Inc. and guaranteed as to payment by PPL Corporation.

Yield on each New PEPS Unit:	7.75% per year, consisting of quarterly cash distributions of contract adjustment payments at the rate of 0.46% per year of the stated amount of each New PEPS Unit and 1/40, or 2.5%, of the quarterly interest payment payable on the $1,000 principal amount note at the rate of 7.29% per year until May 18, 2004.

Reference price (or price of common stock at time of sale of Outstanding PEPS Units on May 3, 2001):	$53.30

Threshold appreciation price:	$65.03 (a 22% premium to the reference price)

      A New PEPS Unit consists of two components, a new purchase contract and an undivided beneficial ownership interest in a note. The return to an investor on a New PEPS Unit will depend upon the return provided by each of these components. For an investor that holds the New PEPS Unit until the new purchase contract settlement date, the return would be comprise the following:

Value of shares of our common stock delivered at maturity of the new purchase contract on May 18, 2004	+	1/40, or 2.5%, of the interest on the $1,000 principal amount note at the rate of 7.29% per year until May 18, 2004	+	Contract adjustment payments at the rate of 0.46% per year of the stated amount of each New PEPS Unit until May 18, 2004

New Purchase Contract

      Each new purchase contract obligates you to purchase, and PPL Corporation to sell, on May 18, 2004, PPL Corporation’s common stock equal to the settlement rate for $25 in cash and entitles you to receive cash distributions of contract adjustment payments. Besides participating in a remarketing, you can satisfy your new purchase contract obligation by settling early in cash prior to or on May 7, 2004 or by electing to pay with separate cash prior to or on May 10, 2004. If you settle early you will receive for each New PEPS Unit 0.3910 shares of PPL Corporation’s common stock subject to anti-dilution adjustment, regardless of the market price of PPL Corporation’s common stock on the date of early settlement. If you settle with separate cash you will receive for each New PEPS Unit the number of shares of PPL Corporation’s common stock, subject to anti-dilution adjustment, at the applicable settlement rate in effect on May 18, 2004, as set forth below.

      At the current market prices of the common stock of PPL Corporation, the early settlement option would not be beneficial to you because you would only receive 0.3910 share of common stock when settling the new purchase contract early. If the average market price over the 20-trading day window ending on the third trading day prior to May 18, 2004 does not increase to $63.94 per share or higher by May 18, 2004, you will receive more than 0.3910 shares of common stock at May 18, 2004, the new purchase contract settlement date. See “Price Range of Common Stock.” Other than early settlement, the settlement rate will be calculated, subject to adjustment under the circumstances set forth in “Description of the New Purchase Contracts— Anti-Dilution Adjustments,” as follows:

•	if the average closing prices of PPL Corporation’s common stock over the 20-trading day period ending on the third trading day prior to May 18, 2004 multiplied by 1.017 is equal to or greater than $65.03, the settlement rate will be 0.3910;

•	if the average closing prices of PPL Corporation’s common stock over the same period multiplied by 1.017 is less than $65.03, which is the threshold appreciation price, but greater than $53.30, which is the reference price, the settlement rate will be a number of shares, between 0.3910 and 0.4770 shares, having a value, based on the 20-trading day average closing price, equal to $25; and

•	if the average closing prices of PPL Corporation’s common stock over the same period multiplied by 1.017 is less than or equal to $53.30, the settlement rate will be 0.4770.

      The purchase contract settlement rates reflected above are identical to the Outstanding PEPS Unit purchase contract settlement rates as adjusted for certain anti-dilution adjustments related to the payment of cash dividends up to and including the dividend paid on July 1, 2003. The purchase contract settlement rates will be adjusted for any dividend payments after July 1, 2003 pursuant to the terms of the purchase contract agreement including the dividend to be paid on October 1, 2003.

      The following graphs show the number of shares of PPL Corporation’s common stock that will be delivered for each new purchase contract on May 18, 2004 and the value of the shares that will be delivered on May 18, 2004, depending upon PPL Corporation’s common stock share price performance and without giving effect to any future adjustments of the settlement rate.

Fraction of a Share Deliverable Per New Purchase Contract on May 18, 2004

Value of Fraction of a Share Deliverable Per New Purchase Contract on May 18, 2004

Note

      PPL Capital Funding will pay interest initially quarterly on each note at a rate of 7.29% per year of its $1,000 principal amount until the business day immediately preceding the reset date. If there is a successful remarketing, on the reset date, the interest rate will be reset in connection with the remarketing of the notes at a floating interest rate equal to 3-month LIBOR, determined every three months, plus a spread and will be paid quarterly. If there is not a successful remarketing, the interest rate will continue at 7.29% per year and will be paid semi-annually. The notes will mature on May 18, 2006.

      Your undivided beneficial ownership interest in the note will serve as collateral for your new purchase contracts obligation. If you do not substitute treasury securities for the notes or elect to settle the new purchase contracts for cash or to settle the new purchase contracts early, the note will be remarketed and the proceeds will be used to settle the new purchase contracts.

PPL Corporation Selected Financial Data

      The selected financial data set forth below should be read in conjunction with our consolidated financial statements and related notes and other financial and operating data incorporated by reference in this prospectus. The Statement of Income Data, Balance Sheet Data, Basic EPS and Diluted EPS for the years ended December 31, 2002, 2001 and 2000 have been derived from the audited consolidated financial statements incorporated by reference in this prospectus, and for the nine months ended September 30, 2003 and 2002 have been derived from the unaudited consolidated financial statements incorporated by reference in this prospectus. Some previously reported amounts have been reclassified to conform with the current period presentation.

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2003	2002	2002	2001	2000

Statement of Income Data—$ millions:
Operating revenues	$4,281	$4,145	$5,429	$5,077	$4,545
Operating income	1,006	972	1,240	849	1,194
Income before cumulative effect of a change in accounting principle(a)	492	294	425	221	524
Net income(a)	526	92	208	179	498
Balance Sheet Data—$ millions (end of period):
Cash and cash equivalents	587	339	245	933	480
Property, plant and equipment, net	9,855	9,345	9,563	5,947	5,948
Recoverable transition costs	1,754	2,007	1,946	2,172	2,425
Total assets	15,934	15,702	15,547	12,562	12,360
Short-term debt, including current maturities of long-term debt	412	1,360	1,309	616	1,354
Long-term debt, excluding current maturities	7,130	6,026	5,901	5,081	4,467
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures(b)	—	661	661	825	250
Preferred stock(b)	51	82	82	82	97
Shareowners’ common equity	2,972	2,435	2,224	1,857	2,012
Other Data:
Number of shares outstanding—thousands Period-end	177,327	164,157	165,736	146,580	145,041
Average—basic	171,577	148,758	152,492	145,974	144,350
Average—diluted	172,181	149,084	152,809	146,614	144,781
Basic EPS(a)	$3.07	$0.62	$1.37	$1.23	$3.45
Diluted EPS(a)	3.06	0.62	1.36	1.22	3.44
Dividends declared per share	1.16	1.08	1.44	1.06	1.06
Book value per share	16.75	14.83	13.42	12.67	13.87
Sales Data—Millions of Kilowatt-Hours:
Electric energy supplied—retail	30,707	32,263	42,065	43,470	41,493
Electric energy supplied—wholesale	31,965	27,685	37,060	27,683	40,925
Electric energy delivered—retail(c)	51,338	51,943	69,105	41,453	37,642

(a)	On January 1, 2003, we adopted the provisions of SFAS 143, “Accounting for Asset Retirement Obligations.” See Note 13 to our financial statements included in our Form 10-Q for the quarter ended September 30, 2003, which is incorporated herein by reference. On January 1, 2002, we adopted the provisions of SFAS 142, “Goodwill and Other Intangible Assets,” which provides that goodwill no longer be amortized. See Note 18 to our financial statements included in our Form 10-K for the year ended December 31, 2002, which is also incorporated herein by reference.

(b)	On July 1, 2003, we adopted the provisions of SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” See Note 15 to our financial statements included in our Form 10-Q for the quarter ended September 30, 2003, which is incorporated herein by reference.

(c)	Deliveries for 2002 include the electricity deliveries of WPD for the full year and of Companhia Energética do Maranhão, or CEMAR, prior to deconsolidation in August 2002. See Note 7 to our financial statements included in our Form 10-Q for our quarter ended September 30, 2003, which is incorporated herein by reference.

Ratio of Earnings To Fixed Charges

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

		Year Ended December 31,
	Twelve Months Ended
	September 30, 2003	2002	2001	2000	1999	1998

Ratio of Earnings to Fixed Charges(a)	2.3	1.9	1.7	2.5	2.7	3.1

(a)	Computed using earnings and fixed charges of PPL Corporation and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

Presentation of “Income from Core Operations”

      In our periodic reports incorporated by reference into this prospectus, we present net income in accordance with generally accepted accounting principles, or GAAP, and “income from core operations.” We believe that net income is the primary way to communicate to our investors our results of operations. However, when PPL Corporation records charges or credits from unusual events or transactions, we believe that it is appropriate to highlight to the reader of the financial statements that these events or transactions are not of a recurring nature. The charges or credits result from accounting changes, extraordinary items, discontinued operations or other unique, one-time or non-recurring events, and we refer to them as non-core items. We highlight them to the reader through our presentation of “income from core operations.” The non-core items are described in detail in the footnotes in our periodic reports.

      We believe that investors benefit by having both GAAP earnings and income from core operations available for their decision-making purposes, when circumstances described above dictate the use of a core earnings presentation. By adjusting GAAP net income for non-core items, we provide investors with an indication of our underlying and sustainable earnings performance, without the distortion of unusual charges or credits. We believe that if we do not make adjustments for these items, an investor could think that the earnings trend for core operations is higher or lower than the company can sustain on a normal basis. This presentation provides investors with a meaningful and convenient comparison of past and expected earnings performance from our core operations. Our feedback from the investment community and analysts indicates that the financial markets expect and value this additional presentation of our operating performance. Again, in calculating income from core operations, we begin with GAAP earnings and only adjust for those items that we believe are of a non-recurring or unusual nature.

      Our senior management also uses income from core operations both in planning future business decisions and evaluating past performance. We use income from core operations in determining our internal budget and financial projections, our evaluation of segment performance, and as a key component of compensating our officers and managers. Management believes that income from core operations is an appropriate internal measurement criterion when the presence of non-core items could distort our sustainable earnings performance.

      Although we believe that our “income from core operations” is useful to investors, it should not be used as a replacement for net income as an indicator of operating performance. It is important for investors to review the reconciliation of “income from core operations” to GAAP earnings included in our periodic reports. In addition, other companies may use different non-GAAP measures to present operating performance, so caution should be used in comparing our “income from core operations” to other companies’ non-GAAP performance measures.

RISK FACTORS

      You should carefully consider the risks associated with PPL Corporation and its subsidiaries described below before making an investment decision regarding the New PEPS Units. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

      Because a New PEPS Unit consists of a new purchase contract to acquire shares of PPL Corporation common stock and a beneficial interest in a PPL Capital Funding note guaranteed by PPL Corporation, you are making an investment decision with regard to the common stock and the notes and related guarantee, as well as the New PEPS Units by exchanging your Outstanding PEPS Units for the New PEPS Units in this offer.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

      As used in this “Risk Factors” section only, the terms “we,” “our,” “ours,” and “us” refers to PPL Group.

Risk Factors Relating to the New PEPS Units

You will bear the entire risk of a decline in the price of PPL Corporation’s common stock.

      The value of the shares of PPL Corporation’s common stock that you will receive upon the settlement of the new purchase contract is not fixed, but rather will depend on the market value of PPL Corporation’s common stock near the time of settlement. Because the price of PPL Corporation’s common stock fluctuates, the aggregate market value of the shares of PPL Corporation’s common stock to be received upon settlement of the new purchase contract may be more or less than the stated amount of $25 per New PEPS Unit. If the market value of PPL Corporation’s common stock near the time of settlement is less than $52.41, the aggregate market value of the shares issuable upon settlement generally will be less than the stated amount of the new purchase contract, and your investment in a New PEPS Unit may result in a loss. Therefore, you will bear the full risk of a decline in the market value of PPL Corporation’s common stock prior to settlement of the new purchase contract.

You will receive only a portion of any appreciation in the market price of PPL Corporation’s common stock.

      The aggregate market value of the shares of PPL Corporation’s common stock to be received upon settlement of the new purchase contract generally will exceed the stated amount of $25 only if the average closing price of PPL Corporation’s common stock over the 20-trading day period ending on the third trading day prior to May 18, 2004 multiplied by 1.017 equals or exceeds the threshold appreciation price of $65.03. Therefore, during the period prior to settlement, an investment in a New PEPS Unit affords less opportunity for equity appreciation than a direct investment in shares of PPL Corporation’s common stock. Furthermore, if the applicable average closing price multiplied by 1.017 equals or exceeds the threshold appreciation price of $65.03, you will realize only 81.97% of the equity appreciation on the common stock underlying the New PEPS Units for that period above the threshold appreciation price. See “Description of the New Purchase Contracts— General.”

The trading prices for the New PEPS Units will be directly affected by the trading prices of PPL Corporation’s common stock.

      The trading prices of New PEPS Units and Treasury Units in the secondary market will be directly affected by the trading prices of PPL Corporation’s common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of PPL Corporation’s common stock or interest rates will rise or fall. Trading prices of PPL Corporation’s common stock will be influenced by our operating results and prospects and by economic, financial and other factors, including conditions in the energy industry, such as competition, commodity prices and regulatory developments. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of PPL

Corporation’s common stock by us in the market after the offering of the New PEPS Units, or the perception that such sales could occur, could affect the price of PPL Corporation’s common stock. Some of these industry and market factors may be outside of our control and could lead to volatility in the price of PPL Corporation’s common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of PPL Corporation’s common stock underlying the new purchase contracts and of the other components of the New PEPS Units. Any arbitrage could, in turn, affect the trading prices of the New PEPS Units, Treasury Units, notes and PPL Corporation’s common stock.

The New PEPS Units and the Treasury Units provide limited settlement rate adjustments.

      The number of shares of PPL Corporation’s common stock issuable upon settlement of each new purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of PPL Corporation’s common stock issuable upon settlement of each new purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of PPL Corporation’s common stock for cash or in connection with certain acquisitions or other transactions, which may adversely affect the price of PPL Corporation’s common stock. The terms of the New PEPS Units do not restrict PPL Corporation’s ability to offer its common stock in the future or to engage in other transactions that could dilute the value of PPL Corporation’s common stock. PPL Corporation has no obligation to consider the interests of the holders of the New PEPS Units and Treasury Units for any reason.

You have no shareholder rights with respect to PPL Corporation’s common stock.

      Until you acquire shares of PPL Corporation’s common stock upon settlement of your purchase contract, you will have no rights with respect to the shares of PPL Corporation’s common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on PPL Corporation’s common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of shares of PPL Corporation’s common stock only as to actions for which the applicable record date occurs after the settlement date.

The secondary market for the New PEPS Units may be illiquid.

      It is not possible to predict how New PEPS Units, Treasury Units or notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for either our New PEPS Units or our Treasury Units. While we will apply to list the New PEPS Units on the NYSE, subject to the New PEPS Units meeting the listing requirements of the NYSE, we will also be required to obtain a waiver from the listing standards of the NYSE in order to list the New PEPS Units on the NYSE as described herein under “Description of the New PEPS Units—Listing.” Therefore, there is no guarantee that the New PEPS Units will be listed on the NYSE and we will not apply to list the New PEPS Units on any other stock exchange. If holders of the New PEPS Units create Treasury Units, the liquidity of the New PEPS Units could be adversely affected. There can be no assurance as to the liquidity of any market that may develop for the New PEPS Units, the Treasury Units or the notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event you were to substitute treasury securities for notes or notes for treasury securities, thereby converting your New PEPS Units for Treasury Units or your Treasury Units for New PEPS Units, as the case may be, the liquidity of New PEPS Units or Treasury Units could be adversely affected.

Your pledged notes will be encumbered by our security interest.

      Although you will be the beneficial owner of the underlying pledged interest in the notes, that pledged interest in the notes will be pledged with the collateral agent to secure your obligation under the new purchase contract. Therefore, for so long as the new purchase contract remains in effect, you will not be allowed to withdraw your pledged note from this pledge arrangement, except to create Treasury Units or if you settle the new purchase contract early or settle the new purchase contract for cash on the new purchase contract settlement date as described in this prospectus.

The delivery of securities is subject to potential delay.

      The new purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to PPL Corporation. If the new purchase contracts terminate upon one of these events, your rights and obligations under your new purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of PPL Corporation’s common stock. Upon termination, you will receive your interest in the note or your treasury security. Notwithstanding the automatic termination of the new purchase contracts, procedural delays may affect the timing of the delivery to you of your securities being held as collateral under the pledge arrangement.

The new purchase contract agreement is not qualified under the trust indenture act and therefore the obligations of the purchase contract agent are limited.

      The new purchase contract agreement is not an indenture under the Trust Indenture Act. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for “conflicting interests,” and provisions preventing an indenture trustee from improving its own position at the expense of the security holders. Under the terms of the new purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the New PEPS Unit. In particular, the purchase contract agent has no obligation to deliver to you periodic reports with respect to the purchase contract agent and the New PEPS Units.

Risks Related to the Exchange Offer

The United States federal income tax consequences of the exchange of the Outstanding PEPS Units for the New PEPS Units are unclear.

      No statutory, judicial or administrative authority directly addresses the treatment of the exchange of the Outstanding PEPS Units for the New PEPS Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the exchange are unclear. Because only minor modifications of the old purchase contract will occur as a result of the exchange, PPL Corporation intends to take the position that the exchange of the old purchase contract for the new purchase contract is merely a continuation of the old purchase contract. However, because of the substantial differences between the trust preferred security and the new note, it is expected that the exchange of the trust preferred security for the new note plus a cash payment of $0.375 will be treated as a taxable exchange. It is possible that the IRS could assert that portions of each of the old purchase contract and trust preferred security were exchanged for a portion of each of the new purchase contract and the new note, in which case the entire exchange may be taxable.

      No direct authority addresses the treatment of the contract adjustment payments under current law, and their treatment is unclear. PPL Corporation intends to take the position that contract adjustment payments constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent PPL Corporation is required to file information returns with respect to contract adjustment payments, it intends to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of contract adjustment payments and the possibility of not including such amounts in income currently. An alternative treatment of contract adjustment payments could affect your tax basis in a new purchase contract and in the PPL Corporation common stock received under a new purchase contract and it could affect your amount realized upon the sale or disposition of a New PEPS Unit or a Treasury Unit or the termination of a new purchase contract.

      For a complete discussion of the material tax considerations relating to the exchange, see the discussion under the caption “United States Federal Income Tax Considerations.”

Accrual method taxpayers may be required to include income in advance of cash payments attributable to such income.

      Because of the manner in which the rate on the new notes is reset, the new notes should be deemed to be issued with original issue discount in an amount equal to the difference between the value at which the new notes are reset and their stated principal amount at maturity. As a result, holders that use the accrual method of accounting would be required to include the original issue discount in income in advance of cash payments received attributable to such income.

If you do not tender for exchange your Outstanding PEPS Units, or any of your Outstanding PEPS Units are not accepted as a result of proration, the Outstanding PEPS Units you retain are expected to become less liquid as a result of the exchange offer.

      If a significant number of Outstanding PEPS Units are tendered for exchange in the offer, the liquidity of the trading market for the Outstanding PEPS Units, if any, after the completion of the exchange offer may be substantially reduced. Any Outstanding PEPS Units tendered and exchanged in the exchange offer will reduce the aggregate number of Outstanding PEPS Units outstanding. Even if we prorate the offer and the Outstanding PEPS Units held after the completion of the offer are listed on the NYSE, there may be little or no liquidity in the trading market.

The subordinated notes, which you may hold directly or through your ownership interest in the trust preferred securities if you retain Outstanding PEPS Units after this offer, are our subordinated obligations whereas the notes which are part of the New PEPS Units will become our senior obligations.

      If you do not tender any of your Outstanding PEPS Units in the offer or you continue to hold a portion of your Outstanding PEPS Units due to proration by us, you may hold the trust preferred securities (or PPL Capital Funding subordinated notes) which were part of the Outstanding PEPS Units after the new purchase contract settlement date of May 18, 2004. Such trust preferred securities represent an interest in the subordinated notes, and the subordinated notes are the unsecured, subordinated obligations of PPL Capital Funding and rank junior to all of PPL Capital Funding’s senior indebtedness. The PPL Corporation guarantee of the subordinated notes is also subordinated, ranking junior to all of PPL Corporation’s senior indebtedness. On and after May 18, 2004, the notes offered as part of the New PEPS Units will rank as senior indebtedness of PPL Capital Funding, senior in right of payment to PPL Capital Funding subordinated obligations, and will be guaranteed by PPL Corporation on a senior basis, senior in right of payment to PPL Corporation subordinated obligations, including subordinated guarantees.

      Therefore, if you do not participate in this exchange offer and retain your Outstanding PEPS Units, you could subsequently separate your trust preferred securities (or subordinated notes) and hold them separately after May 18, 2004. Your interests in the trust preferred securities (or subordinated notes) would be junior to the interests of holders of the notes that were acquired in this exchange for the New PEPS Units (and were subsequently held separately as senior notes after May 18, 2004). PPL Corporation and PPL Capital Funding are not subject to any restrictions on their ability to incur additional indebtedness under the agreements governing the trust preferred securities (and subordinated notes) and the notes and, as of September 30, 2003:

•	PPL Corporation and PPL Capital Funding had outstanding approximately $762 million of senior indebtedness (which would rank senior to the trust preferred securities (or subordinated notes) and equally with the new notes after May 18, 2004) in addition to the trust preferred securities (and subordinated notes) that are outstanding; and

•	excluding indebtedness of PPL Corporation and PPL Capital Funding, PPL Corporation’s subsidiaries had outstanding approximately $6,106 million of indebtedness on their balance sheets.

Risks Related to Our Supply Businesses

Changes in commodity prices may increase the cost of producing power or decrease the amount we receive from selling power, which could adversely affect our financial performance.

      Changes in power prices or fuel costs may impact our financial results and financial position by increasing the cost of producing power or decreasing the amount we receive from the sale of power. The market prices for these commodities may fluctuate substantially over relatively short periods of time. Most power prices and fuel costs have fluctuated historically. For example, during the past three years, wholesale electricity prices in the

Northwest United States for all hours reached a high of $525 per megawatt hour in December 2000 and a low in May 2002 of $13 per megawatt hour. During the past three years, prices for wholesale natural gas as reported on NYMEX have ranged from a high of $9.98 per btu in January 2001 to a low of $1.83 per btu in October 2001. In addition, the price for 1% residual oil at New York Harbor, which is the primary pricing location for the Northeastern United States, has ranged from a high of $35 per barrel in February 2003 to a low of $15 per barrel in February 2002. Among the factors that could influence such prices are:

•	prevailing market prices for coal, natural gas, fuel oil and other fuels used in our generation facilities, including associated transportation costs and supplies of such commodities;

•	demand for energy and the extent of additional supplies of energy available from current or new competitors;

•	capacity and transmission service into, or out of, our markets;

•	changes in the regulatory framework for wholesale power markets;

•	liquidity in the general wholesale electricity market; and

•	weather conditions impacting demand for electricity.

      A key part of our business strategy is to sell our anticipated generation production under long-term power sales agreements that include fixed prices for our electric power. If we cannot secure or maintain favorable long-term fuel purchase agreements for our power generation facilities, our fuel costs could exceed the revenues that we derive under our long-term, fixed-price power sales agreements. In addition, in the absence of long-term power sales agreements, we must sell the energy, capacity and other products from our facilities into the competitive wholesale power markets. Unlike most other commodities, electric power cannot be stored and must be produced at the time of use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. Given the volatility and potential for material differences between actual power prices and fuel and other costs, if we cannot secure or maintain long-term power sales and favorable long-term fuel purchase agreements for our power generation facilities, our revenues will be subject to increased volatility and our financial results may be materially adversely affected.

Our facilities may not operate as planned, which may increase our expenses or decrease our revenues and, thus, have an adverse effect on our financial performance.

      Operation of power plants involves many risks, including the breakdown or failure of equipment or processes, accidents, labor disputes, fuel interruption and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power plants below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and, if we are unable to perform our contractual obligations as a result, penalties or damages.

We may not be able to obtain adequate fuel supplies, which could adversely affect our ability to operate our facilities.

      We purchase fuel from a number of suppliers. Disruption in the delivery of fuel, including disruptions as a result of weather, labor relations or environmental regulations affecting our fuel suppliers, could adversely affect our ability to operate our facilities resulting in lower sales and/or higher costs and thereby reducing our results of operations.

We have agreed to provide electricity to PPL Electric Utilities in amounts sufficient to satisfy its “provider of last resort,” or PLR, obligations at prices which may be below our cost, which could adversely affect our financial condition.

      PPL Electric Utilities has PLR obligations to serve those electric retail customers that did not select an alternate supplier under the Customer Choice Act. PPL EnergyPlus has entered into long-term contracts to supply PPL Electric Utilities’ PLR requirements at agreed prices through 2009. While PPL Energy Supply satisfies its energy supply obligations through a portfolio approach of providing energy from its generation assets, contractual relationships and market purchases, if the PLR requirements were satisfied solely from our existing Pennsylvania generating assets, this obligation currently would represent approximately 75% of the normal operating capacity of our existing Pennsylvania generation assets. The prices we receive are established under the contracts and may not have any relationship to the cost to us of supplying this power. This means that we are required to absorb increasing costs, including the risk of fuel price increases and increased costs of production.

      The PLR contract obligations do not provide us with any guaranteed level of sales. If the customers of PPL Electric Utilities obtain service from alternate suppliers, which they are entitled to do at any time, our sales of power under the contract may decrease. Alternatively, customers could switch back to PPL Electric Utilities from alternative suppliers, which may increase demand above our facilities’ available capacity. Any such switching by customers could have a material adverse effect on our results of operations or financial position.

We are subject to the risks of nuclear generation, including the risk that our Susquehanna nuclear plant could become subject to revised safety requirements that would increase our capital and operating expenditures, and uncertainties associated with decommissioning our plant at the end of its licensed life.

      Nuclear generation accounts for about 20% of our generation capacity. The risks of nuclear generation generally include:

•	the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

•	limitations on the amounts and types of insurance commercially available to cover losses and liabilities that might arise in connection with nuclear operations; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

      The Nuclear Regulatory Commission, or NRC, has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, revised safety requirements promulgated by the NRC could necessitate substantial capital or operating expenditures at our Susquehanna nuclear plant. In addition, although we have no reason to anticipate a serious nuclear incident at our Susquehanna plant, if an incident did occur, any resulting operational loss, damages and injuries could have a material adverse effect on our results of operations or financial condition.

We have a limited history of operating many of our generation facilities in a competitive environment, in which we are not assured of any return on our investment.

      Many of our facilities were historically operated within vertically-integrated, regulated utilities that sold electricity to consumers at prices based on predetermined rates set by state public utility commissions. Unlike regulated utilities, we are not assured any rate of return on our capital investments through predetermined rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for electricity in our regional markets and other competitive markets, the volume of demand, capacity factors and ancillary services.

Changes in technology may impair the value of our power plants.

      A basic premise of our business is that generating power at central power plants achieves economies of scale and produces electricity at a relatively low price. There are other technologies that produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. Research and development activities are ongoing to seek improvements in the alternate technologies. It is possible that advances will reduce the cost of alternate methods of electric production to a level that is equal to or below that of most central station electric production. If this were to happen, the value of our power plants may be significantly impaired.

We are exposed to operational, price and credit risks associated with selling and marketing products in the wholesale power markets.

      We purchase and sell power at the wholesale level under market-based tariffs authorized by the Federal Energy Regulatory Commission, or FERC, throughout the United States and also enter into short-term agreements to market available energy and capacity from our generation assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and energy under these agreements, we could be required to pay damages. These damages would generally be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmissions disruptions, and other factors could affect our ability to meet our obligations, or cause significant increases in the market price of replacement capacity and energy. We also face credit risk that parties with whom we contract will default in their performance, in which case we may have to sell our power into a lower-priced market or make purchases in a higher priced market than existed at the time of contract. Although we attempt to mitigate these risks, there can be no assurance that we will be able to fully meet our obligations, that we will not be required to pay damages for failure to perform or that we will not experience counterparty non-performance.

We do not always hedge against risks associated with energy and fuel price volatility.

      We attempt to mitigate risks associated with satisfying our contractual power sales arrangements by reserving generation capacity to deliver electricity to satisfy our net firm sales contracts and, when necessary, by purchasing firm transmission service. We also routinely enter into contracts, such as fuel and power purchase and sale commitments, to hedge our exposure to weather conditions, fuel requirements and other energy-related commodities. We may not, however, hedge the entire exposure of our operations from commodity price volatility. To the extent we fail to hedge against commodity price volatility, our results of operations and financial position may be affected unfavorably.

Our trading, marketing and risk management policies, relating to energy and fuel prices, interest rates and foreign currency, may not work as planned and we may suffer economic losses despite such policies.

      We actively manage the market risk inherent in our energy and fuel, debt and foreign currency positions. The procedures implemented by us and monitored by us to ensure compliance with these policies include validation of transaction and market prices, verification of risk and transaction limits, sensitivity analyses and daily portfolio reporting, including open position, mark-to-market valuations and other risk measurement metrics. Nonetheless, adverse changes in energy and fuel prices, interest rates and foreign currency exchange rates may result in losses in our earnings or cash flows and adversely affect our balance sheet. Our trading, marketing and risk management program may not work as planned. For instance, actual energy and fuel prices may be significantly different or more volatile than the historical trends upon which we based our assumptions for our risk management positions. Similarly, interest rates or foreign currency exchange rates in Europe, particularly the United Kingdom and Latin America where we have foreign operations, could change in significant ways that our risk management procedures were not set up to protect. As a result, we cannot always predict the impact that our trading, marketing and risk management decisions may have on us if actual events lead to greater losses or costs due to the ineffectiveness of these decisions, which could lead to significant losses in our earnings and cash flows and our balance sheet under accounting rules.

      In addition, our trading, marketing and risk management activities are exposed to the credit risk that counterparties that owe us money or energy will breach their obligations. We have established risk management policies and programs, including credit policies to evaluate counterparty credit risk. However, if counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices. In that event, our financial results are likely to be adversely affected.

Our operating results may fluctuate on a seasonal basis, especially as a result of more severe weather conditions.

      Electrical power supply may be seasonal. For example, in some parts of the country, demand for, and market prices of, electricity peak during the hot summer months, while in other parts of the country such peaks occur in the cold winter months. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis, especially when more severe weather conditions such as heat waves or winter storms make such fluctuations more pronounced. The pattern of this fluctuation may change depending on the nature and location of the facilities we acquire or develop and the terms of our contracts to sell electricity.

We rely on transmission and distribution assets that we do not own or control to deliver our wholesale electricity and natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver power may be hindered.

      We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase for use in our electric generation facilities. In Arizona, Illinois, Montana, New England and New York, where we do not own transmission lines, 100% of the output from our generation assets is transmitted over facilities owned and operated by other companies. In Pennsylvania, we are a member of the PJM Interconnection, which operates the electric transmission network and electric energy market in the mid-Atlantic region of the United States. Our transmission through PJM is highly dependent on operational conditions at a given time depending on what generation assets are operating within PJM, customer demand, the status of the transmission system and whether or not PJM is importing or exporting energy to other adjacent power pools. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual obligations may be hindered.

      The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

Risks Related to Our Business Generally and to Our Industry

A downgrade in our or our subsidiaries’ credit ratings could negatively affect our ability to access capital and increase the cost of maintaining our credit facilities and any new debt.

      On May 13, 2003, Moody’s Investors Service, Inc. downgraded by one notch the credit ratings on PPL Energy Supply’s senior unsecured debt, to “Baa2” from “Baa1,” PPL Electric Utilities’ senior secured debt, to “Baa1” from “A3,” and PPL Capital Funding’s senior unsecured debt, to “Baa3” from “Baa2.” Also on May 13, 2003, Fitch Ratings downgraded by one notch the ratings of PPL Capital Funding’s senior unsecured debt, to “BBB” from “BBB+,” and placed PPL Corporation, PPL Energy Supply and PPL Capital Funding on negative outlook. In addition, on April 29, 2003, Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies, affirmed its “BBB” corporate credit ratings for PPL Corporation and PPL Energy Supply, downgraded by one notch the rating of PPL Capital Funding’s senior unsecured debt, to “BBB— ” from “BBB,” and placed PPL Electric Utilities on negative outlook. Standard & Poor’s also indicated that PPL Corporation and PPL Energy Supply remain on negative outlook. While we do not expect these recent ratings decisions to limit our ability to fund our short-term liquidity needs and we expect these ratings decisions to have an immaterial impact on the cost to maintain our credit facilities and to access any new long-term debt, any future ratings downgrades, including downgrades to our short-term debt ratings, could negatively affect our ability to fund our short-term liquidity needs and more significantly impact the cost to maintain our credit facilities and to access new long-term debt.

We face intense competition in our energy supply and development businesses, which may adversely affect our ability to operate profitably.

      The electric power industry has experienced a significant increase in the level of competition in the energy markets in response to federal and state deregulation initiatives. Many companies that compete with us and may compete with us in the future have greater financial resources than us and have expanded or may expand their businesses to a greater extent. This competition may negatively impact our ability to sell energy and related products and the prices which we may charge for such products, which could adversely affect our results of operations and our ability to grow our business.

Our investments and projects located outside of the United States expose us to risks related to laws of other countries, taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks may delay or reduce our realization of value from our international projects.

      We have operations outside of the United States. The acquisition, financing, development and operation of projects outside of the United States entail significant financial risks, which vary by country, including:

•	changes in foreign laws or regulations relating to foreign operations, including tax laws and regulations;

•	changes in United States laws related to foreign operations, including tax laws and regulations;

•	changes in government policies, personnel or approval requirements;

•	changes in general economic conditions affecting each country;

•	regulatory reviews of tariffs for local distribution companies;

•	changes in labor relations in foreign operations;

•	limitations on foreign investment or ownership of projects and returns or distributions to foreign investors;

•	limitations on ability of foreign companies to borrow money from foreign lenders and lack of local capital or loans;

•	fluctuations in currency exchange rates and difficulty in converting our foreign funds to U.S. dollars, which can increase our expenses and/or impair our ability to meet such expenses, and difficulty moving funds out of the country in which the funds were earned;

•	limitations on ability to import or export property and equipment;

•	compliance with United States foreign corrupt practices laws;

•	political instability and civil unrest; and

•	expropriation and confiscation of assets and facilities.

      Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities. In addition, WPD is a regulated regional monopoly distribution business in Great Britain subject to control on the prices it can charge and the quality of supply it must provide. The current distribution price control formula that governs WPD’s allowed revenue is scheduled to operate until 2005. Any significant lowering of rates implemented by the regulatory authority upon the 2005 regulatory review could lower the amount of revenue WPD generates in relation to its operational costs and could materially lower the income of WPD.

      Despite contractual protections we have against many of these risks for our international operations or potential investments in the future, our actual results and the value of our investment may be adversely affected by the occurrence of any of these events.

We operate in competitive segments of the electric power industry created by deregulation initiatives at the state and federal levels. If the present trend towards competition is reversed, discontinued or delayed, our business prospects and financial condition could be materially adversely affected.

      Some restructured markets have recently experienced supply problems and price volatility. In some of these markets, government agencies and other interested parties have made proposals to delay market restructuring or even re-regulate areas of these markets that have previously been deregulated. In California, legislation has been passed placing a moratorium on the sale of generation plants by public utilities regulated by the California Public Utilities Commission. In 2001, the FERC instituted a series of price controls designed to mitigate (or cap) prices in the entire western U.S. to address the extreme volatility in the California energy markets. These price controls have had the effect of significantly lowering spot and forward energy prices in the western market.

      In addition, the independent system operators, or ISOs, that oversee the transmission systems in certain wholesale power markets have from time to time been authorized to impose price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading business.

      Other proposals to re-regulate our industry may be made, and legislative or other action affecting the electric power restructuring process may cause the process to be delayed, discontinued or reversed in the states in which we currently, or may in the future, operate. If the current trend towards competitive restructuring of the wholesale and retail power markets is delayed, discontinued or reversed, our business prospects and financial condition could be materially adversely affected.

Our business is subject to extensive regulation, which may increase our costs, reduce our revenues, or prevent or delay operation of our facilities.

      Our U.S. generation subsidiaries are exempt wholesale generators, or EWGs, which sell electricity into the wholesale market. Generally, our EWGs and our marketing subsidiaries are subject to regulation by the FERC. The FERC has authorized us to sell generation from our facilities and power from our marketing subsidiaries at market-based prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose “cost of service” rates if it determines that the market is not workably competitive, that we possess market power or that we are not charging just and reasonable rates. Any reduction by the FERC of the rate we may receive or any unfavorable regulation of our business by state regulators could materially adversely affect our results of operations.

      The acquisition, ownership and operation of power generation facilities require numerous permits, approvals, licenses and certificates from federal, state and local governmental agencies. We may not be able to obtain or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain or maintain any required approval or comply with any applicable law or regulation, the operation of our assets and our sales of electricity could be prevented or delayed or become subject to additional costs.

Our costs of compliance with environmental laws are significant and the costs of compliance with new environmental laws could adversely affect our profitability.

      Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control and emission fees.

      New environmental laws and regulations affecting our operations, and new interpretations of existing laws and regulations, may be adopted or become applicable to us. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities. These re-interpretations could result in the imposition of substantially more stringent limitations on these emissions than those currently in effect.

      We may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities it may be uneconomical for us to install the necessary equipment, which may cause us to shut down those generation units.

Our business development activities may not be successful and our projects under construction may not commence operation as scheduled, which could increase our costs and impair our ability to recover our investment.

      The acquisition, development and construction of generating facilities involves numerous risks. We may be required to expend significant sums for preliminary engineering, permitting, fuel supply, resource exploration, legal and other expenses in preparation for competitive bids which we may not win or before it can be established whether a project is feasible, economically attractive or capable of being financed. Our success in developing a particular project is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts, receipt of required governmental permits and timely implementation and satisfactory completion of construction. If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project.

      Currently, we have power plants with 645 MW of generation capacity under development or construction and we intend to continue to evaluate opportunities to acquire and develop new, low-cost and efficient electric power generation facilities in key northeastern and western markets. Successful completion of these facilities is subject to numerous factors, including:

•	changes in market prices of power and fuel;

•	our ability to obtain permits and approvals and comply with applicable regulations;

•	availability and timely delivery of gas turbine generators and other equipment;

•	unforeseen engineering problems;

•	construction delays and contractor performance shortfalls;

•	shortages and inconsistent quality of equipment, material and labor;

•	work stoppages;

•	adverse weather conditions;

•	environmental and geological conditions; and

•	unanticipated cost increases.

      Any of these factors could give rise to delays, cost overruns or the termination of a project.

      The failure to complete construction according to specifications and on time can result in cost overruns, liabilities, reduced plant efficiency, higher operating and other costs and reduced earnings.

Risks Related to Corporate and Financial Structure

Our cash flow and ability to meet debt obligations largely depend on the performance of our subsidiaries and affiliates, some of which we do not control.

      We are a holding company and conduct our operations primarily through wholly-owned subsidiaries. Substantially all of our consolidated assets are held by these subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the notes are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends or loans or advances and repayment of loans or advances from us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to make any funds available for such payment.

      Because we are a holding company, our obligations under the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries and, as of September 30, 2003, excluding the obligations of PPL Corporation and PPL Capital Funding, our subsidiaries had outstanding approximately $6,106 million of indebtedness on their balance sheets. Furthermore, as of September 30, 2003, PPL Group had approximately $1.5 billion of debt obligations (excluding the trust preferred securities and the new notes) due prior to May 2006, the maturity of the new notes. Therefore, our rights and the rights of our creditors, including the rights of the holders of the notes, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that either we may be a creditor with recognized claims against any such subsidiary, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness or other liabilities of such subsidiary senior to that held by us. Although certain agreements to which we and our subsidiaries are parties limit the incurrence of additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

      The debt agreements of some of our subsidiaries and affiliates restrict their ability to pay dividends, make distributions or otherwise transfer funds to us upon failing to meet certain financial tests or covenants prior to the payment of other obligations, including operating expenses, debt service and reserves, although we currently believe that all of our subsidiaries and affiliates are in compliance with such tests and covenants. Further, if we elect to receive distributions of earnings from our foreign operations, we may incur United States taxes, net of any available foreign tax credits, on such amounts. Distributions to us from our international projects are, in some countries, also subject to withholding taxes.

We may need significant additional financing to pursue growth opportunities.

      We continually review potential acquisitions and development projects and may enter into significant acquisitions or development projects in the future. Any acquisition or development project will likely require access to substantial capital from outside sources on acceptable terms. We can give no assurance that we will obtain the substantial debt and equity capital required to invest in, acquire and develop new generation projects or to refinance existing projects. We may also need external financing to fund capital expenditures, including capital expenditures necessary to comply with environmental regulations or other regulatory requirements.

      Our ability to arrange financing and our cost of capital are dependent on numerous factors, including:

•	general economic conditions, including the conditions in the energy industry;

•	credit availability from banks and other financial institutions;

•	market prices for electricity and fuels;

•	our capital structure and the maintenance of acceptable credit ratings;

•	our financial performance;

•	the success of current projects and the perceived quality of new projects; and

•	provisions of relevant tax and securities laws.

      The inability to obtain sufficient financing on terms that are acceptable to us could adversely affect our ability to pursue acquisition and development opportunities and fund capital expenditures.

FORWARD-LOOKING INFORMATION

      Certain statements included or incorporated by reference in this prospectus, including statements with respect to future earnings, energy supply and demand, costs, subsidiary performance, growth, new technology, project development, energy prices, strategic initiatives, and generating capacity and performance, are “forward looking statements.” Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” sections in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather variations affecting customer energy usage;

•	competition in retail and wholesale power markets;

•	effect of any business or industry restructuring;

•	profitability and liquidity of PPL Corporation and our subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	operation of existing facilities and operating costs of PPL Corporation and our subsidiaries;

•	environmental conditions and requirements;

•	transmission and distribution system conditions and operating costs;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	political, regulatory or economic conditions in states, regions or countries where PPL Corporation or our subsidiaries conduct business;

•	receipt and renewals of necessary governmental permits and approvals;

•	impact of state or federal investigations applicable to us or our industry;

•	outcome of litigation against us;

•	capital markets conditions and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•	market prices of equity securities and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings of PPL Corporation and our subsidiaries;

•	state and federal regulatory developments;

•	foreign exchange rates;

•	new state or federal legislation;

•	national or regional economic conditions, including any potential effects arising from the September 11, 2001 terrorist attacks in the United States, the situation in Iraq and any consequential hostilities or other hostilities; and

•	commitments and liabilities of PPL Corporation and our subsidiaries.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Corporation and our subsidiaries that are on file with the Securities and Exchange Commission, or the SEC.

      New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information.

      We caution you that any one of these factors or other factors described under the heading “Risk Factors” in this prospectus, or a combination of these factors, could materially affect our future results of operations and whether our forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of our future performance, and our actual results and future performance may differ materially from those suggested in our forward-looking statements. When considering these forward-looking statements, you should keep in mind the factors described under the heading “Risk Factors” in this prospectus and other cautionary statements in this prospectus and the documents we have incorporated by reference.

PRICE RANGE OF THE OUTSTANDING PEPS UNITS

      The Outstanding PEPS Units are traded on the NYSE under the symbol “PPL-PrE.” The following table sets forth, for the periods indicated, the range of high and low sale prices for the Outstanding PEPS Units. On November 14, 2003, the closing price for the Outstanding PEPS Units was $20.75 per Outstanding PEPS Unit.

	Outstanding
	PEPS Unit Price

	High	Low

Year Ended December 31, 2001
Second Quarter (since May 9, 2001)	28.31	24.65
Third Quarter	26.30	17.50
Fourth Quarter	20.63	17.76
Year Ended December 31, 2002
First Quarter	20.75	17.60
Second Quarter	22.00	17.05
Third Quarter	19.88	15.30
Fourth Quarter	19.50	15.10
Year Ending December 31, 2003
First Quarter	19.61	16.27
Second Quarter	21.46	18.07
Third Quarter	21.61	19.35
Fourth Quarter (through November 14, 2003)	21.50	20.17

As of November 14, 2003, there were 23,000,000 Outstanding PEPS Units.

PRICE RANGE OF COMMON STOCK

      PPL Corporation common stock is traded on the NYSE under the symbol “PPL.” The following table sets forth, for the periods indicated, the range of high and low sale prices for PPL Corporation common stock. On November 14, 2003, the last reported sale price for PPL Corporation common stock was $40.95 per share.

	Common Stock
	Price

	High	Low

Year Ended December 31, 2001
First Quarter	$46.75	$33.88
Second Quarter	62.36	44.03
Third Quarter	56.50	30.99
Fourth Quarter	37.65	31.20
Year Ended December 31, 2002
First Quarter	$39.85	$31.40
Second Quarter	39.95	28.97
Third Quarter	37.60	26.00
Fourth Quarter	36.26	26.47
Year Ended December 31, 2003
First Quarter	$38.10	$31.65
Second Quarter	44.34	35.04
Third Quarter	43.12	38.45
Fourth Quarter (through November 14, 2003)	42.29	38.88

As of September 30, 2003, there were 82,895 holders of record of PPL Corporation common stock.

DIVIDEND POLICY

      PPL Corporation has paid quarterly cash dividends on its common stock in every year since 1946. The annual dividends paid per share in 2002 and in 2001 were $1.44 and $1.06, respectively. In February 2003, PPL Corporation increased its dividend level to an annualized rate of $1.54 per share ($0.385 per share on a quarterly basis). PPL Corporation paid a quarterly dividend of $0.385 per share on October 1, 2003 to shareowners of record on September 10, 2003. Future dividends, declared at the discretion of PPL Corporation’s board of directors, will be dependent upon future earnings, cash flows, financial requirements and other factors.

THE EXCHANGE OFFER

Outstanding PEPS Units Subject to the Exchange Offer

      We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange a New PEPS Unit plus a cash payment of $0.375 for each validly tendered and accepted Outstanding PEPS Unit. We are offering to exchange up to 22,900,000 Outstanding PEPS Units. However, the exchange offer is subject to the conditions described in this prospectus, including the condition that the Outstanding PEPS Units remain listed on the NYSE and the minimum condition that there are validly tendered at the expiration of the exchange offer at least 35% of the Outstanding PEPS Units. In the event that the NYSE continued-listing condition is not met, we may accept a pro rata amount of the Outstanding PEPS Units tendered in the offer in order to ensure that the Outstanding PEPS Units continue to be listed on the NYSE.

      Holders whose Outstanding PEPS Units are tendered and accepted in the exchange offer will be paid contract adjustment payments and interest payments on the new notes relating to the New PEPS Units accruing from November 18, 2003, the last date on which such payments were paid on the Outstanding PEPS Units, on February 18, 2004. No purchase contract adjustments and distributions on trust preferred securities relating to the Outstanding PEPS Units that are exchanged for New PEPS Units will be paid for any periods after November 18, 2003.

      Because the fixed income components of the Outstanding PEPS Units are in $25 denominations, and the fixed income components of the New PEPS Units will be in undivided beneficial ownership interests of  1/40 of a $1,000 principal amount note, the Outstanding PEPS Units must be exchanged for New PEPS Units in integral multiples of 40. PPL Corporation has purchased, in market transactions, 39 Outstanding PEPS Units. In the event that the final number of Outstanding PEPS Units tendered is not an integral multiple of 40, PPL Corporation will exchange any number of the Outstanding PEPS Units up to 39 Outstanding PEPS Units with the exchange agent in connection with the exchange offer solely to ensure that the aggregate number of Outstanding PEPS Units exchanged and the aggregate number of New PEPS Units issued in the exchange offer are in integral multiples of 40 Outstanding PEPS Units and 40 New PEPS Units, respectively. PPL Corporation will hold any exchanged New PEPS Units and any of the remaining 39 Outstanding PEPS Units that have not been exchanged.

      Paul T. Champagne, President of PPL EnergyPlus, LLC, owns 500 Outstanding PEPS Units. Mr. Champagne has not indicated any intent to us whether he will tender any of his Outstanding PEPS Units in this offer. If he participates in the exchange offer, it will be on the same terms as other holders of Outstanding PEPS Units and there are no other arrangements between us and Mr. Champagne relating to any tender by him of his Outstanding PEPS Units. To our knowledge, no other officer, director or affiliate of PPL Corporation and PPL Capital Funding own any Outstanding PEPS Unit.

Source and Amount of the Cash Consideration

      We are offering to exchange a New PEPS Unit plus a cash payment of $0.375 for each validly tendered and accepted Outstanding PEPS Unit. To exchange the minimum number of Outstanding PEPS Units under the minimum condition that at least 35% of the Outstanding PEPS Units are validly tendered, an aggregate cash consideration of $3,018,750 would be required. To exchange the maximum possible number of Outstanding PEPS Units sought in the exchange offer, an aggregate cash consideration of $8,587,500 would be required. PPL Corporation will use cash on hand as the source of the funds needed to pay the exchange offer cash consideration.

Conditions Precedent to the Exchange Offer

      Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Outstanding PEPS Units tendered, and we may terminate or amend this offer if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition precedent, the failure of the condition precedent makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the New PEPS Units and the payment of the cash consideration:

Condition 1.	At least 35% of the Outstanding PEPS Units are validly tendered and not withdrawn immediately prior to the expiration of the exchange offer.

Condition 2.	There shall not be any reasonable likelihood that the acceptance for exchange of the Outstanding PEPS Units pursuant to the offer will cause the Outstanding PEPS Units to be delisted from the NYSE for any reason, after giving effect to the pro rata provision described hereafter. The NYSE will consider the delisting of the Outstanding PEPS Units if the number of publicly-held Outstanding PEPS Units is less than 100,000, the number of holders of Outstanding PEPS Units is less than 100 or the aggregate market value of the Outstanding PEPS Units is less than $1 million or for any other reason based on the suitability for the continued listing of the Outstanding PEPS Units in light of all pertinent facts as determined by the NYSE. In the event that a significant number of holders tender their Outstanding PEPS Units or a significant number of the Outstanding PEPS Units are tendered in the offer such that we believe there is any reasonable likelihood that the Outstanding PEPS Units could be delisted from the NYSE, we may accept a pro rata amount of the Outstanding PEPS Units tendered in order to ensure that the Outstanding PEPS Units continue to be listed on the NYSE. Therefore, while we are making this exchange offer for up to 22,900,000 Outstanding PEPS Units, we may not accept 22,900,000 Outstanding PEPS Units if we are required to prorate the offer to ensure the Outstanding PEPS Units remain listed on the NYSE. If we decide to prorate the offer such that we will be seeking to accept a number of Outstanding PEPS Units that is lower than the 22,900,000 Outstanding PEPS Units that we are currently seeking, we will extend the exchange offer for a period of ten business days and provide holders with notice of such extension as described below under “—Expiration Date; Extensions; Amendments.”

Condition 3.	No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

• challenges the making of the exchange offer or the exchange of Outstanding PEPS Units under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Outstanding PEPS Units under the exchange offer, or

• in the reasonable judgment of PPL Corporation, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of PPL Corporation and its subsidiaries, taken as a whole, or materially impair the ability of PPL Corporation to reduce its future interest expenses as a result of the exchange offer, or would be material to holders of Outstanding PEPS Units in deciding whether to accept the exchange offer.

Condition 4.	(i) Trading generally shall not have been suspended or materially limited on or by, as the case may be, any of the NYSE, the Philadelphia Stock Exchange or the National Association of Securities Dealers, Inc.; (ii) there shall not have been any suspension or limitation of trading of any securities of PPL Corporation on any exchange or in the over-the-counter market; (iii) no general banking moratorium shall have been declared by Federal or New York authorities; or (iv) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical and inadvisable to proceed with completion of the exchange offer.

Condition 5.	None of the purchase contract agent, the collateral agent, the securities intermediary, the trustees of the trust nor the subordinated indenture trustee with respect to the Outstanding

PEPS Units shall have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, the exchange of Outstanding PEPS Units under the exchange offer, nor shall such parties have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Outstanding PEPS Units under the exchange offer.

      All of the foregoing conditions are for the sole benefit of us and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

      If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a)	terminate the exchange offer and return all tendered Outstanding PEPS Units to the holders thereof;

(b)	modify, extend or otherwise amend the exchange offer and retain all tendered Outstanding PEPS Units until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments” and “—Proper Execution and Delivery of Letter of Transmittal—Withdrawal of Tenders” below); or

(c)	waive the unsatisfied conditions and accept all Outstanding PEPS Units tendered and not previously withdrawn.

      Except for the requirements of applicable U.S. federal and state securities laws, there are no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

      For purposes of the exchange offer, the term “expiration date” shall mean 5 p.m., New York City time, on December 18, 2003, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

      We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to ten business day period. Any change in the consideration offered to holders of Outstanding PEPS Units in the exchange offer shall be paid to all holders whose Outstanding PEPS Units have previously been tendered pursuant to the exchange offer.

      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the Outstanding PEPS Units. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

      Any tender by a holder of Outstanding PEPS Units that is not withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Outstanding PEPS Units will constitute the agreement by that holder to deliver good and marketable title to the tendered Outstanding PEPS Units, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

      Holders of the Outstanding PEPS Units do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Outstanding PEPS Units for Exchange; Proration

      The conditions to the exchange offer require, among other things, that the Outstanding PEPS Units remain listed on the NYSE. In the event that we determine there is any likelihood that this condition may not be met, we may accept a pro rata amount of the Outstanding PEPS Units tendered in the offer in order to ensure that the Outstanding PEPS Units continue to be listed on the NYSE. In such case, the proration may result in our accepting less than the 22,900,000 Outstanding PEPS Units sought in the exchange offer. To avoid the purchase of fractional Outstanding PEPS Units, fractional Outstanding PEPS Units will be rounded up to the nearest whole Outstanding PEPS Unit. We reserve the right to accept all Outstanding PEPS Units tendered by persons who own, beneficially or of record, an aggregate of not more than 40 Outstanding PEPS Units and who tender all their Outstanding PEPS Units, before we prorate the Outstanding PEPS Units tendered by others. Any Outstanding PEPS Units that are not accepted because of proration will be returned.

      In addition, the offer is conditioned upon at least 35% of the Outstanding PEPS Units being validly tendered and not withdrawn immediately prior to the expiration of the exchange offer.

      The New PEPS Units will be delivered in book-entry form on the exchange date which we anticipate will be the third business day following the expiration date of the exchange offer, after giving effect to any extensions.

      The payment of the cash consideration shall be made on the exchange date by the deposit of the aggregate amount of cash consideration due in immediately available funds by us with the exchange agent, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders. Under no circumstances will interest on the cash consideration be paid by us by reason of any delay in making payment.

      We will be deemed to have accepted validly tendered Outstanding PEPS Units when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of New PEPS Units will be recorded in book-entry form and the cash consideration will be paid for Outstanding PEPS Units so accepted and will be effected by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Outstanding PEPS Units for the purpose of receiving book-entry transfers of Outstanding PEPS Units in the exchange agent’s account at DTC. If any tendered Outstanding PEPS Units are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if proration of tendered Outstanding PEPS Units is required, or if Outstanding PEPS Units are withdrawn, such unaccepted or withdrawn Outstanding PEPS Units will be returned without expense to the tendering holder or such Outstanding PEPS Units will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Outstanding PEPS Units, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Tendering

      If you hold Outstanding PEPS Units and wish to have such securities exchanged for New PEPS Units and the cash payment, you must validly tender, or cause the valid tender of, your Outstanding PEPS Units using the procedures described in this prospectus and in the accompanying letter of transmittal.

      Only registered holders of Outstanding PEPS Units are authorized to tender the Outstanding PEPS Units. The procedures by which you may tender or cause to be tendered Outstanding PEPS Units will depend upon the manner in which the Outstanding PEPS Units are held, as described below.

Tender of Outstanding PEPS Units Held Through a Nominee

      If you are a beneficial owner of Outstanding PEPS Units that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Outstanding PEPS Units in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Outstanding PEPS Units on your behalf using one of the procedures described below.

Tender of Outstanding PEPS Units Through DTC

      Pursuant to authority granted by DTC, if you are a DTC participant that has Outstanding PEPS Units credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Outstanding PEPS Units as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Outstanding PEPS Units credited to their accounts. If you are not a DTC participant, you may tender your Outstanding PEPS Units by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Outstanding PEPS Units at DTC for purposes of the exchange offer.

      Any participant in DTC may tender Outstanding PEPS Units by:

(a)	effecting a book-entry transfer of the Outstanding PEPS Units to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Outstanding PEPS Units that the participant has received and agrees to be bound by the terms of the letter of transmittal and that PPL Corporation may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer;

(b)	completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus; or

(c)	complying with the guaranteed delivery procedures described below.

      With respect to option (a) above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

      The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery

      If a DTC participant desires to participate in the exchange offer and the procedure for book-entry transfer of Outstanding PEPS Units cannot be completed on a timely basis, a tender of Outstanding PEPS Units may be effected if the exchange agent has received at one of its addresses on the back cover page of this prospectus prior to the applicable expiration date of the exchange offer, a letter, telegram or facsimile transmission from a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, referred to as an Eligible Guarantor Institution, including (as each of the following terms are defined in the Rule), (1) a bank, (2) a broker, dealer, municipal securities dealer or government securities dealer or government securities broker, (3) a credit union, (4) a national securities exchange, registered securities association or clearing agency, or (5) a savings institution that is a participant in a Securities Transfer Association recognized program, which:

•	indicates the account number of the DTC participant;

•	indicates the name(s) in which the Outstanding PEPS Units are held and the amount of the Outstanding PEPS Units tendered;

•	states that the tender is being made thereby; and

•	guarantees that, within three NYSE trading days after the date of execution of the letter, telegram or facsimile transmission by the Eligible Guarantor Institution, the procedure for book-entry transfer with respect to the Outstanding PEPS Units will be completed.

      Unless the Outstanding PEPS Units being tendered by the above-described method are deposited with the exchange agent within the time period indicated above according to DTC’s ATOP procedures and an agent’s message or letter of transmittal is received within the time period indicated above, we may, at our option, reject the tender. The notice of guaranteed delivery which may be used by an Eligible Guarantor Institution for the purposes described in the preceding paragraph is contained in the solicitation materials provided with this prospectus.

Letter of Transmittal

      Subject to and effective upon the acceptance for exchange and exchange of New PEPS Units and payment of the cash consideration for Outstanding PEPS Units tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of Outstanding PEPS Units:

•	irrevocably sells, assigns and transfers to or upon the order of PPL Corporation all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Outstanding PEPS Units tendered thereby;

•	waives any and all rights with respect to the Outstanding PEPS Units;

•	releases and discharges PPL Corporation, PPL Capital Funding, the purchase contract agent, the collateral agent, the securities intermediary, the trustees of the trust, the guarantee trustee and the subordinated indenture trustee with respect to the Outstanding PEPS Units from any and all claims such holder may have, now or in the future, arising out of or related to the Outstanding PEPS Units, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Outstanding PEPS Units;

•	represents and warrants that the Outstanding PEPS Units tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the New PEPS Units are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Outstanding PEPS Units, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Outstanding PEPS Units tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

      If you wish to participate in the exchange offer, delivery of your Outstanding PEPS Units, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

      Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Outstanding PEPS Units and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the Outstanding PEPS Units are tendered for the account of an Eligible Guarantor Institution. See Instruction 3 in the letter of transmittal.

Withdrawal of Tenders

      Tenders of Outstanding PEPS Units in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, but you must withdraw all of your Outstanding PEPS Units previously tendered. Tenders of Outstanding PEPS Units may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of Outstanding PEPS Units may be withdrawn at any time prior to the expiration date, as extended. In addition, tenders of Outstanding PEPS Units may be withdrawn after expiration of 40 business days from the commencement of the exchange offer in the event that we have not yet accepted Outstanding PEPS Units in the exchange offer by such time.

      Beneficial owners desiring to withdraw Outstanding PEPS Units previously tendered should contact the DTC participant through which such beneficial owners hold their Outstanding PEPS Units. In order to withdraw Outstanding PEPS Units previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the Outstanding PEPS Units being withdrawn are held for the account of an Eligible Guarantor Institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

      Withdrawals of tenders of Outstanding PEPS Units may not be rescinded and any Outstanding PEPS Units withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Outstanding PEPS Units, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Miscellaneous

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Outstanding PEPS Units in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Outstanding PEPS Units in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Outstanding PEPS Units unless we waive that condition for all such holders. None of PPL Corporation, PPL Capital Funding, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      Tenders of Outstanding PEPS Units involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Outstanding PEPS Units received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Outstanding PEPS Units by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the transfer and exchange of Outstanding PEPS Units to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New PEPS Units in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Outstanding PEPS Units are registered in the name of any person other than the person signing the letter of transmittal.

      If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Outstanding PEPS Units tendered by such holder.

Exchange Agent

      JPMorgan Chase Bank has been appointed the exchange agent for the exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Outstanding PEPS Units, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

      JPMorgan Chase Bank and its affiliates maintain banking relationships with us.

Information Agent

      Innisfree M&A Incorporated has been appointed as the information agent for the exchange offer, and will receive customary compensation for its services. We have agreed to pay to the information agent $10,000 for its services in connection with the exchange offer plus an additional $5.50 per telephone call that it makes to or receives from holders and non-objecting beneficial owners. Questions concerning tender procedures and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery should be directed to the information agent at the address set forth on the back cover page of this prospectus. Holders of Outstanding PEPS Units may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer Manager

      We have retained Morgan Stanley & Co. Incorporated to act as dealer manager in connection with the exchange offer.

      We have agreed to pay to the dealer manager a fee equal to the product of 0.25% and the aggregate stated amount of Outstanding PEPS Units exchanged in the offer.

      We will also reimburse the dealer manager for certain out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with the exchange offer. The obligations of the dealer manager are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address set forth on the back cover page of this prospectus.

      From time to time, the dealer manager and its affiliates have provided investment banking and other services to us for customary compensation.

Other Fees and Expenses

      Tendering holders of Outstanding PEPS Units will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

      The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of PPL Corporation and its affiliates.

Company Plans

      Other than as described in this prospectus, we currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006 of Regulation M-A issued under the Securities Exchange Act of 1934, as amended.

ACCOUNTING TREATMENT

      The new notes and the new purchase contracts will be recorded in our accounting records at the same carrying value as the trust preferred securities and the old purchase contracts, respectively, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. Any cash payments made to you for tendering Outstanding PEPS Units will be treated like a discount and amortized as an adjustment of interest expense over the remaining term of the notes. Any other costs incurred directly related to the exchange offer (such as legal fees, registration fees, etc.) will be expensed as incurred.

      The new purchase contracts are forward transactions in PPL Corporation’s common stock. Upon settlement of a new purchase contract, we will receive $25 on that purchase contract and will issue the requisite number of shares of PPL Corporation’s common stock. The consideration we receive at that time will be credited to shareholders’ equity allocated between PPL Corporation’s common stock and capital in excess of par value accounts.

      Before the issuance of shares of PPL Corporation’s common stock upon anticipated settlement of the new purchase contracts for cash, the new purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Under this method, the number of shares of PPL Corporation’s common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of PPL Corporation’s common stock that would be issued upon settlement of the new purchase contracts less the number of shares of PPL Corporation’s common stock that could be purchased by us in the market, at the average market price during the period, using the proceeds received upon settlement of the new purchase contracts. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of PPL Corporation’s common stock is above $63.94.

DESCRIPTION OF THE NEW PEPS UNITS

      The following is a summary of the material terms of the New PEPS Units. This summary together with the summary of the material terms of the new purchase contracts, the new purchase contract agreement, the pledge agreement and the notes set forth under the captions “Description of the New Purchase Contracts,” “Certain Provisions of the New Purchase Contracts, the New Purchase Contract Agreement and the Pledge Agreement” and “Description of the Notes” in this prospectus contains a description of all of the material terms of the New PEPS Units but is not complete. We refer you to the forms of the new purchase contract agreement, the pledge agreement and the form of note that have been filed as exhibits to the registration statement of which this prospectus form a part. We have only presented the material differences between the New PEPS Units and the Outstanding PEPS Units in this prospectus, and we have not included any other summary of the terms of the Outstanding PEPS Units that you own. See “Summary—Material Differences Between the Outstanding PEPS Units and New PEPS Units.”

General

      Each New PEPS Unit offered will initially consist of:

•	a new purchase contract under which the holder will purchase from PPL Corporation on May 18, 2004, which we call the new purchase contract settlement date, or upon early settlement, for $25, a number of shares of PPL Corporation’s common stock equal to the applicable settlement rate described under “Description of the New Purchase Contracts— General” or “Description of the New Purchase Contracts— Early Settlement” in this prospectus, as the case may be, and under which we will pay to the holder contract adjustment payments at the rate of 0.46% of the stated amount per year, or $0.1150 per year, paid quarterly; and

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount note issued by PPL Capital Funding and guaranteed as to payment by PPL Corporation, and under which we will pay to the holder interest at the rate of 7.29% of the 1/40 interest in the note per year, or $1.8225 per year, paid quarterly.

      The notes will be pledged under the pledge agreement to secure your obligation to purchase PPL Corporation’s common stock under the new purchase contract.

      The notes and the new purchase contracts will be recorded in our accounting records at the same carrying value as the trust preferred securities and the original purchase contracts, respectively, as reflected in our accounting records on the date of the exchange.

      So long as the units are in the form of New PEPS Units, the related undivided beneficial ownership interest in the note will be pledged to the collateral agent to secure the holders’ obligations to purchase PPL Corporation’s common stock under the related new purchase contracts.

Creating Treasury Units by Substituting a Treasury Security for a Note

      Each holder of 40 New PEPS Units may create, at any time on or prior to May 7, 2004, 40 Treasury Units by substituting for a note a treasury security having an aggregate principal amount at maturity equal to $1,000. Because treasury securities and notes are issued in integral multiples of $1,000, holders of New PEPS Units may make the substitution only in integral multiples of 40 New PEPS Units.

      Each Treasury Unit will consist of:

•	a new purchase contract under which the holder will purchase from us on the new purchase contract settlement date, or upon early settlement, for $25, a number of shares of PPL Corporation’s common stock equal to the applicable settlement rate, and under which we will pay to the holder contract adjustment payments at the rate of 0.46% of the stated amount per year; and

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a related zero-coupon U.S. treasury security (CUSIP No. 912820BJ5) with a principal amount at maturity equal to $1,000 and maturing on May 17, 2004, the business day preceding the new purchase contract settlement date.

      The term “business day” means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which JPMorgan Chase Bank, acting as indenture trustee with respect to the notes of PPL Capital Funding, is closed for business.

      The Treasury Unit holder’s beneficial ownership in the treasury security will be pledged under the pledge agreement to secure the holder’s obligation to purchase shares of PPL Corporation’s common stock under the new purchase contract.

      To create 40 Treasury Units, a holder is required to:

•	deposit with JPMorgan Chase Bank, which is acting as the securities intermediary under the pledge agreement, a zero-coupon U.S. treasury security (CUSIP No. 912820BJ5) with a principal amount at maturity equal to $1,000 and maturing on May 17, 2004; and

•	transfer to the purchase contract agent 40 New PEPS Units, accompanied by a notice stating that the holder of the New PEPS Units has deposited a treasury security with the securities intermediary, and requesting that the purchase contract agent instruct the collateral agent to release the related note.

      Upon receiving instructions from the purchase contract agent and confirmation of receipt of the treasury security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related note from the pledge and deliver it to the purchase contract agent, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 40 New PEPS Units;

•	transfer the related note to the holder; and

•	deliver 40 Treasury Units to the holder.

      A treasury security will be substituted for the note and will be pledged to the collateral agent to secure the holder’s obligation to purchase shares of PPL Corporation’s common stock under the related new purchase contracts. The note thereafter will trade separately from the Treasury Units.

      Holders who create Treasury Units or recreate New PEPS Units, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See “Certain Provisions of the New Purchase Contracts, the New Purchase Contract Agreement and the Pledge Agreement— Miscellaneous” in this prospectus.

Recreating New PEPS Units

      Each holder of Treasury Units will have the right, at any time on or prior to May 7, 2004, to substitute for the related treasury securities held by the collateral agent notes in an aggregate principal amount equal to the aggregate principal amount at stated maturity of the treasury securities for which substitution is being made. This substitution would recreate New PEPS Units, that have notes as a component, and the applicable treasury securities would be released to the holder.

      Because treasury securities and notes are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 40 Treasury Units and 40 New PEPS Units.

      Each holder of 40 Treasury Units may recreate 40 New PEPS Units by:

•	depositing with the securities intermediary a note of $1,000 principal amount; and

•	transferring to the purchase contract agent 40 Treasury Units, accompanied by a notice stating that such holder has deposited a note with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related treasury security.

      Upon receiving instructions from the purchase contract agent and confirmation of receipt of the note by the securities intermediary, the collateral agent will cause the securities intermediary to release the related treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 40 Treasury Units;

•	transfer the related treasury security to the holder; and

•	deliver 40 New PEPS Units to the holder.

      The substituted note will be pledged with the collateral agent to secure the New PEPS Unit holder’s obligation to purchase PPL Corporation’s common stock under the related new purchase contracts.

Current Payments

      The payments on the New PEPS Units will consist of cash payments consisting of 1/40, or 2.5%, of the interest payment payable on the $1,000 principal amount note by PPL Capital Funding at the rate of 7.29% per year, payable, initially, quarterly in arrears from November 18, 2003 (the last date on which such interest payments were paid on the Outstanding PEPS Units) on February 18, 2004 and May 18, 2004. In addition, holders of both New PEPS Units and Treasury Units will be entitled to receive cash distributions of contract adjustment payments payable by us at the rate of 0.46% per year of the stated amount payable quarterly in arrears from November 18, 2003 (the last date on which such contract adjustment payments were paid on the Outstanding PEPS Units) on February 18, 2004 and May 18, 2004.

      If a holder of New PEPS Units creates Treasury Units by substituting a treasury security for a note, such holder will not receive any distributions on the Treasury Units other than the contract adjustment payments. If a Treasury Unit holder continues to hold notes that have been separated from New PEPS Units, it will continue to receive interest payments on the notes.

Listing

      We will apply to list the New PEPS Units on the NYSE, subject to the New PEPS Units meeting the listing requirements of the NYSE. The NYSE listing standards require that upon issuance in the exchange there are at least one million New PEPS Units outstanding, there are at least 400 holders of the New PEPS Units, the New PEPS Units have at least a $4 million market value and that the New PEPS Units have a minimum life of one year. Given that the New PEPS Units will not have a minimum life of one year, we are in consultation with the NYSE to seek a waiver to this requirement through appropriate rule filings with the SEC. There is no guarantee that we will be able to obtain this waiver by the date of exchange or at all, or that the New PEPS Units will be listed on the NYSE. We will not apply to list the New PEPS Units on any other stock exchange. Unless and until substitution has been made as described in “—Creating Treasury Units” or “—Recreating New PEPS Units,” neither the note component of a New PEPS Unit nor the treasury security component of a Treasury Unit will trade separately from New PEPS Units or Treasury Units. Until such substitution has been made, the note component will trade as a unit with the new purchase contract component of the New PEPS Units, and the treasury security component will trade as a unit with the new purchase contract component of the Treasury Units.

Repurchase of the New PEPS Units

      We may purchase from time to time any of the New PEPS Units offered by this prospectus that are then outstanding by tender, in the open market, by private agreement or otherwise.

Tax Treatment

      We covenant and agree and, by exchanging your Outstanding PEPS Unit for a New PEPS Unit, a holder will have covenanted and agreed, for U.S. federal income tax purposes, (i) to treat a holder’s acquisition of the New PEPS Units as the acquisition of the notes and new purchase contracts constituting the New PEPS Units, (ii) to treat a holder’s acquisition of the Treasury Units as the acquisition of the treasury securities and new purchase contracts constituting the Treasury Units, and (iii) to treat each holder as the owner of the related notes or treasury securities, as the case may be.

DESCRIPTION OF THE NEW PURCHASE CONTRACTS

General

      The following description is a summary of some of the terms of the new purchase contracts. The new purchase contracts will be issued pursuant to the new purchase contract agreement between us and JPMorgan Chase Bank, as purchase contract agent. The description of the new purchase contracts and the new purchase contract agreement in this prospectus contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the form of the new purchase contract agreement that is filed as an exhibit to the registration statement.

      On the business day immediately preceding May 18, 2004, unless:

•	a holder has settled early the related new purchase contracts by delivery of cash to the purchase contract agent, in the case of New PEPS Units, on or prior to May 7, 2004, and in the case of Treasury Units, on or prior to May 14, 2004 in the manner described under “—Early Settlement;”

•	a holder of New PEPS Units that include notes has settled the related new purchase contracts with separate cash prior to or on May 10, 2004 pursuant to prior notice given in the manner described under “—Notice to Settle with Cash;”

•	a holder of New PEPS Units has had the notes related to the holder’s new purchase contracts successfully remarketed in the manner described under “—Remarketing” below;

•	an event described under “—Termination” has occurred,

      then,

•	in the case of New PEPS Units, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law; and

•	in the case of Treasury Units, the principal amount of the related treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related new purchase contracts.

      The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the New PEPS Units or Treasury Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

      Each new purchase contract that is a part of a New PEPS Unit or a Treasury Unit will obligate its holder to purchase, and PPL Corporation to sell, on the new purchase contract settlement date (unless the new purchase contract terminates prior to that date or is settled early at the holder’s option), a number of shares of PPL Corporation’s common stock equal to the settlement rate, for $25 in cash. The number of shares of PPL Corporation’s common stock issuable upon settlement of each new purchase contract on the new purchase contract settlement date (which we refer to as the “settlement rate”) will be determined by us as follows, subject to adjustment as described under “—Anti-Dilution Adjustments” below:

•	if the average of the closing prices of PPL Corporation’s common stock over the 20 trading-day period ending on the third trading day prior to the new purchase contract settlement date of May 18, 2004 multiplied by 1.017 is equal to or greater than $65.03, the “threshold appreciation price,” the settlement rate will be 0.3910;

•	if the average of the closing prices of PPL Corporation’s common stock over the 20 trading-day period ending on the third trading day prior to the new purchase contract settlement date of May 18, 2004 multiplied by 1.017 is less than $65.03 but greater than $53.30, the closing price of PPL Corporation’s common stock at time of sale of Outstanding PEPS Units, or the “reference price,” the settlement rate will be a number of shares, between 0.3910 and 0.4770 shares, having a value, based on the 20-trading day average closing prices, equal to $25; and

•	if the average of the closing prices of PPL Corporation’s common stock over the 20 trading-day period ending on the third trading day prior to the new purchase contract settlement date of May 18, 2004 multiplied by 1.017 is less than or equal to the reference price of $53.30, the settlement rate will be 0.4770.

      Except under the limited circumstances described under “—Anti-Dilution Adjustments,” if you elect to settle your new purchase contract early, the number of shares of PPL Corporation’s common stock issuable upon settlement of such new purchase contract will be 0.3910.

      For illustrative purposes only, the following table shows the fraction of a share of PPL Corporation’s common stock issuable upon settlement of each new purchase contract at various assumed values for the average of the closing prices of PPL Corporation’s common stock on the 20 trading days ending on the third trading day prior to the new purchase contract settlement date of May 18, 2004, which we call the “applicable market value,” and the value of such fraction of a share assuming that the closing price of PPL Corporation’s common stock on May 18, 2004 is equal to the applicable market value. The $65.03 threshold appreciation price represents an appreciation of 22% above the reference price of $53.30. The table assumes that there will be no adjustments to the settlement rate described under “—Anti-Dilution Adjustments” below. We cannot assure you that the actual applicable market value will be within the range set forth below. A holder of a New PEPS Unit or a Treasury Unit will receive on the new purchase contract settlement date, in settlement of each new purchase contract, the following fractions of a share of PPL Corporation’s common stock at the following assumed applicable market values:

		Value of Fraction
	Fraction of	of Share of
Assumed	a Share of	PPL Corporation
Applicable	PPL Corporation	Common Stock
Market Value	Common Stock	Issued

$25	0.4770	$11.93
$30	0.4770	$14.31
$35	0.4770	$16.70
$40	0.4770	$19.08
$45	0.4770	$21.47
$50	0.4770	$23.85
$55	0.4545	$25.00
$60	0.4167	$25.00
$65	0.3910	$25.42
$70	0.3910	$27.37
$75	0.3910	$29.33
$80	0.3910	$31.28

      As the above table illustrates, if, on the new purchase contract settlement date of May 18, 2004, the applicable market value of a share of PPL Corporation’s common stock multiplied by 1.017 is greater than or equal to the threshold appreciation price of $65.03, we would be obligated to deliver 0.3910 shares of PPL Corporation’s common stock for each new purchase contract. As a result, the holder would receive 81.97% of the appreciation in the market value of the shares of PPL Corporation’s common stock underlying each new purchase contract above $63.94. If, on the new purchase contract settlement date, the applicable market value of a share of PPL Corporation’s common stock multiplied by 1.017 is less than the threshold appreciation price of $65.03 but greater than the reference price of $53.30, we would be obligated to deliver a number of shares of PPL Corporation’s common stock having a value, based on the applicable market value, equal to $25 and we would retain all appreciation in the market value of the shares of PPL Corporation’s common stock underlying each new purchase contract for that period. If, on the new purchase contract settlement date, the applicable market value of a share of PPL Corporation’s common stock multiplied by 1.017 is less than or equal to the reference price of $53.30, we would be obligated to deliver in settlement of the new purchase contract 0.4770 shares of PPL Corporation’s common stock for each new purchase contract, regardless of the market price of the shares of PPL

Corporation’s common stock. As a result, the holder would realize the entire loss on the decline in market value of the shares of PPL Corporation’s common stock underlying each new purchase contract for that period.

      The term “closing price” of shares of PPL Corporation’s common stock means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the reported last sale price) of shares of PPL Corporation’s common stock on the NYSE on such date or, if shares of PPL Corporation’s common stock are not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal United States securities exchange on which the shares of PPL Corporation’s common stock are so listed, or if shares of PPL Corporation’s common stock are not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market or (2) if shares of PPL Corporation’s common stock are not so reported, the last quoted bid price for the shares of PPL Corporation’s common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of PPL Corporation’s common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by us.

      The term “trading day” means a day on which the shares of PPL Corporation’s common stock (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of PPL Corporation’s common stock.

      We will not issue any fractional shares of PPL Corporation’s common stock upon settlement of a new purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one new purchase contract, then the number of shares of PPL Corporation’s common stock issuable pursuant to such new purchase contracts will be computed based upon the aggregate number of new purchase contracts surrendered.

      Prior to the settlement of a new purchase contract, the shares of PPL Corporation’s common stock underlying each purchase contract will not be outstanding, and the holder of the new purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of PPL Corporation’s common stock by virtue of holding such new purchase contract.

      By purchasing a New PEPS Unit or a Treasury Unit, a holder will be deemed to have, among other things:

•	irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder’s obligations under the related new purchase contract and pledge agreement on behalf of such holder;

•	agreed to be bound by the terms and provisions of the related new purchase contract; and

•	agreed to be bound by the pledge arrangement contained in the related pledge agreement.

      In addition, each holder will be deemed to have agreed to treat itself as the owner of the related note or treasury security, as the case may be, and to treat the notes of PPL Capital Funding as indebtedness for United States federal, state and local income and franchise tax purposes.

Remarketing

      Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, PPL Corporation, PPL Capital Funding and the purchase contract agent (as attorney-in-fact of the holders), remarketing of the notes will be attempted on May 11, 2004 and, if the remarketing on such date fails, on May 12, 2004 and, if the remarketing on such date fails, on May 13, 2004, the fifth, fourth and third business days immediately preceding the new purchase contract settlement date of May 18, 2004. The remarketing agent will use its reasonable efforts to obtain a price for the notes to be remarketed that results in proceeds of approximately 100.5% of the aggregate principal amount of such notes, giving effect to the floating interest rate that will equal 3-month LIBOR plus the spread to be established in the remarketing (as described in “Description of the Notes— Interest Rate Reset and Determination”). However, remarketing will be considered successful if the resulting proceeds are at least equal to 100% of the aggregate principal amount of the notes to be remarketed. The remarketing agent will determine 3-month LIBOR for the remarketing as of the second business day prior to the remarketing date.

      New PEPS Unit holders have the option to notify the purchase contract agent on or prior to May 7, 2004 of their intention to settle the related purchase contracts with separate cash and provide such cash on or prior to May 10, 2004. The notes of any holder who has failed to give this notice and deliver such cash will be remarketed on May 11, 2004, and, if necessary, on May 12, 2004, and, if necessary, on May 13, 2004.

      Upon a successful remarketing, the portion of the proceeds equal to the total principal amount of the notes will automatically be applied to satisfy in full the New PEPS Unit holders’ obligations to purchase common stock under the related new purchase contracts. If any proceeds remain after this application, the remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the notes, and remit any remaining proceeds for the benefit of the holders. New PEPS Unit holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

      If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes in a remarketing prior to or on May 13, 2004, other than to PPL Corporation, at a price equal to or greater than 100% of the aggregate principal amount of the notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, we will exercise our rights as a secured party to dispose of the notes that have been pledged to us through the collateral agent to secure your obligation under the related new purchase contracts in accordance with applicable law and such disposition will be deemed to satisfy in full each holder’s obligation to purchase PPL Corporation’s common stock under the related purchase contracts. In addition, holders of notes that are not pledged to us and remain outstanding after a failed remarketing will have the right to put their notes to us, in whole or in part, for an amount equal to the principal amount of their notes being put, plus accrued and unpaid interest, on a date which is no earlier than 30 days and no later than 60 days from May 18, 2004, which we call the put exercise date, by notifying the indenture trustee prior to such put exercise date.

      If there is no successful remarketing on May 11, 2004, we will cause a notice of the failure of remarketing of the notes to be published before 9:00 a.m., New York City time, on May 12, 2004 and another remarketing will be attempted on that day. If there has not been a successful remarketing on May 12, 2004, we will cause a notice of the failure of remarketing of the notes to be published before 9:00 a.m., New York City time, on May 13, 2004 and another remarketing will be attempted on that day. If there has not been a successful remarketing on May 13, 2004, we will cause a notice of the failure of remarketing of the notes to be published before 9:00 a.m., New York City time, on May 14, 2004. Notices to be published under this paragraph will be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service, or by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, PPL Corporation will request, not later than seven nor more than 15 calendar days prior to May 11, 2004, that DTC notify its participants holding notes, New PEPS Units and Treasury Units of the remarketings to take place on May 11, 2004, and, if necessary, on May 12 and, if necessary, on May 13, 2004.

      We will conduct the remarketing pursuant to an effective registration statement with regard to the full amount of the notes to be remarketed, in a form that will enable the remarketing agent to rely on it in connection with the remarketing process.

Remarketing Agent

      The remarketing agent will be Morgan Stanley & Co. Incorporated. PPL Corporation, PPL Capital Funding and the remarketing agent will enter into the supplemental remarketing agreement which provides, among other things, that Morgan Stanley & Co. Incorporated will act as the exclusive remarketing agent and will use reasonable efforts to remarket notes tendered. Under certain circumstances, some portion of the notes tendered in the remarketing may be purchased by the remarketing agent.

      The supplemental remarketing agreement provides that the remarketing agent will incur no liability to PPL Corporation or PPL Capital Funding, Inc. or to any holder of New PEPS Units or notes in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part.

      We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

      The supplemental remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. No such resignation, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

Early Settlement

      A holder of New PEPS Units may settle a new purchase contract at any time on or prior to 5:00 p.m., New York City time on May 7, 2004, only in integral multiples of 40 new purchase contracts, by delivering to the purchase contract agent (1) a completed “Election to Settle Early” form and (2) a cash payment in the form of a wire transfer of immediately available funds payable to, or upon the order of, PPL Corporation in an amount equal to:

•	$25 times the number of new purchase contracts being settled; plus

•	if the delivery is made with respect to any new purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the new purchase contract.

      If you are a Treasury Unit holder you may settle your new purchase contracts early only in integral multiples of 40 new purchase contracts at any time on or prior to May 14, 2004, by delivering to the purchase contract agent (1) a completed “Election to Settle Early” form and (2) a cash payment in immediately available funds of an amount equal to:

•	$25 times the number of new purchase contracts being settled; plus

•	if the delivery is made with respect to any new purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the new purchase contract.

      Upon early settlement, we will sell, and the holder will be entitled to buy, 0.3910 shares of PPL Corporation’s common stock for each new purchase contract being settled (regardless of the market price of one share of PPL Corporation’s common stock on the date of early settlement), subject to adjustment under the circumstances described under “—Anti-Dilution Adjustments” below. We will cause (1) the shares of PPL Corporation’s common stock to be delivered and (2) the related note or treasury security, as the case may be, securing such new purchase contracts to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder. The holder’s right to receive future contract adjustment payments will terminate, and no adjustment will be made to or for the holder on account of any amounts accrued in respect of contract adjustment payments.

      If the purchase contract agent receives a completed “Election to Settle Early” and payment of $25 for each new purchase contract being settled earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the New PEPS Units or Treasury Units, as applicable, are evidenced by one or more global New PEPS Unit or Treasury Unit certificates deposited with

DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

      The early settlement right is subject to the condition that, if required under the United States federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the common stock deliverable upon settlement of a new purchase contract. We have agreed that, if required under the United States federal securities laws, we will use our reasonable best efforts to (1) have in effect a registration statement covering the common stock deliverable upon settlement of a new purchase contract and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right.

Notice to Settle with Cash

      A holder of New PEPS Units may settle the related new purchase contract with separate cash on May 10, 2004. A holder of a New PEPS Unit wishing to settle the related new purchase contract with cash must notify the purchase contract agent by delivering the New PEPS Unit certificate evidencing the New PEPS Unit at the offices of the purchase contract agent with the “Notice to Settle with Cash” prior to 5:00 p.m., New York City time, on May 7, 2004. If you hold a Treasury Unit, you have until 5:00 p.m., New York City time, on May 14, 2004 to deliver your “Notice to Settle with Cash.” Holders of New PEPS Units or Treasury Units may only settle new purchase contracts in integral multiples of 40 new purchase contracts.

      The holder must also deliver to the securities intermediary a cash payment in the form of a wire transfer of immediately available funds payable to, or upon the order of the securities intermediary. Such payment must be delivered, in the case of New PEPS Units, prior to 5:00 p.m., New York City time, on May 10, 2004. If you hold a Treasury Unit, you have until 5:00 p.m., New York City time, on May 17, 2004 to deliver your payment.

      Upon receipt of the cash payment, the related note or treasury security, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related New PEPS Units or Treasury Units, as the case may be. The holder of the New PEPS Unit or Treasury Units, as the case may be will then receive the applicable number of shares of PPL Corporation’s common stock on the new purchase contract settlement date.

      If a holder that has given notice of its intention to settle with cash fails to deliver the cash by the applicable time and date specified above, such holder’s note will automatically be remarketed if a successful remarketing takes place. Otherwise, we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related note, and such disposition will be deemed to satisfy in full the holder’s obligation to purchase common stock under the related new purchase contracts.

      Any cash received by the securities intermediary upon cash settlement will be invested promptly in permitted investments, as defined in the pledge agreement (including, as more fully described in the pledge agreement, certain indebtedness issued by the United States of America, certain deposits of any institution which is a member of the Federal Reserve System, certain investments in commercial paper having a rating at the time of purchase at least equal to “A-1” by Standard & Poor’s Ratings Services or at least equal to “P-1” by Moody’s Investors Service, Inc. and certain investments in money market funds rated in the highest applicable rating category by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.), and paid to us on the new purchase contract settlement date. Any funds received by the securities intermediary in excess of the funds necessary to settle the new purchase contracts in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

Contract Adjustment Payments

      Contract adjustment payments in respect of New PEPS Units and Treasury Units will be fixed at a rate per year of 0.46% of the stated amount per new purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from November 18, 2003 (the last date on which contract adjustment payments were paid on the Outstanding PEPS Units) and will be payable quarterly in arrears on February 18, 2004 and May 18, 2004.

      Contract adjustment payments will be payable to the holders of new purchase contracts as they appear on the books and records of the purchase contract agent on the close of business on the 15th day (whether or not a business day) prior to the relevant payment date, except that when either the New PEPS Units or the Treasury Units are represented by global security certificates held by the depositary, the record date will be one business day prior to the interest payment date.

      These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the new purchase contracts relating to the New PEPS Units and Treasury Units. Subject to any applicable laws and regulations, each such payment will be made as described under “Book Entry Systems.”

      If any date on which contract adjustment payments are to be made on the new purchase contracts related to the New PEPS Units and Treasury Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay.

      Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Anti-Dilution Adjustments

      The formula for determining the settlement rate will be adjusted if certain events occur, including:

•	the payment of dividends (and other distributions) on PPL Corporation’s common stock made in PPL Corporation’s common stock;

•	the issuance to all holders of PPL Corporation’s common stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase PPL Corporation’s common stock at less than the “current market price,” as defined below, of PPL Corporation’s common stock;

•	subdivisions, splits or combinations of PPL Corporation’s common stock;

•	distributions to all holders of PPL Corporation’s common stock of evidences of PPL Corporation indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by the first and second bullets above and any dividend or distribution paid exclusively in cash);

•	distributions consisting exclusively of cash to all holders of PPL Corporation’s common stock after June 30, 2003, excluding any quarterly cash dividend on PPL Corporation’s common stock to the extent that the aggregate cash dividend per share of PPL Corporation’s common stock in any fiscal quarter does not exceed $0.265, and excluding any dividend or distribution in connection with a liquidation, dissolution or termination of PPL Corporation (if an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a quarterly dividend, such an adjustment would be based on the amount by which such dividend exceeds $0.265 or (2) that is not a quarterly dividend, such an adjustment would be based on the full amount of such distribution); and

•	the successful completion of a tender or exchange offer made by PPL Corporation or any of its subsidiaries for its common stock that involves an aggregate consideration having a fair market value that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by PPL Corporation or any of its subsidiaries for its common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of PPL Corporation’s common stock made within the preceding 12 months exceeds 15% of PPL Corporation’s aggregate market capitalization on the expiration of such tender or exchange offer.

      The term “current market price” per share of PPL Corporation’s common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, will mean the first date on which the shares of PPL Corporation’s common stock trade on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

      The adjustments for cash distributions set forth under the fifth bullet point above will be measured for the fiscal quarters commencing after June 30, 2003 in order to track the adjusted settlement rates on the Outstanding PEPS Units.

      In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which PPL Corporation’s common stock is converted into the right to receive other securities, cash or property, each new purchase contract then outstanding would become, without the consent of the holder of the related New PEPS Unit or Treasury Unit, as the case may be, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have been received by the holder of the related New PEPS Unit or Treasury Unit if the new purchase contract settlement date had occurred immediately prior to the date of consummation of such transaction.

      In the case of PPL Corporation’s consolidation with or merger into any other person, any merger of another person into PPL Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of PPL Corporation’s common stock) in which 30% or more of the total consideration paid to PPL Corporation’s shareholders consists of cash or cash equivalents, you may settle your new purchase contract with cash, only in integral multiples of 40 new purchase contracts, during the one-week period beginning on the twenty-third trading day following the closing date of the merger at the applicable settlement rate. For this purpose, the twenty-third trading day after the closing date of the merger will be deemed to be the “new purchase contract settlement date” for the purpose of determining the “applicable market value.” The merger early settlement right is subject to the condition that, if required under the United States federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the common stock deliverable upon settlement of a new purchase contract. We have agreed that, if required under the United States federal securities laws, we will use our reasonable best efforts to (1) have in effect a registration statement covering the common stock deliverable upon settlement of a new purchase contract and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the merger early settlement right.

      If at any time PPL Corporation makes a distribution of property to holders of its common stock that would be taxable to such shareholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of PPL Corporation’s indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the new purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the New PEPS Units and Treasury Units. See “United States Federal Income Tax Considerations— Ownership of the New PEPS Units— New Purchase Contracts— Adjustment to Settlement Rate” in this prospectus.

      In addition, we may make such increases in the settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of PPL Corporation’s common stock resulting from any dividend or distribution of PPL Corporation’s common stock (or rights to acquire PPL Corporation’s common stock) or from any event treated as such for income tax purposes or for any other reason.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least 1% in the settlement rate; provided that any adjustments not made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

      Whenever the settlement rate is adjusted, PPL Corporation must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, PPL Corporation must notify the holders of the New PEPS Units and Treasury Units in writing of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of PPL Corporation’s common stock issuable upon early settlement of a new purchase contract.

      If an adjustment is made to the settlement rate, an adjustment also will be made to the applicable market value solely to determine which settlement rate will be applicable on the purchase contract settlement date.

Termination

      The new purchase contracts and the obligations and rights of PPL Corporation and of the holders of the New PEPS Units and Treasury Units thereunder (including the holders’ obligation and right to purchase and receive shares of PPL Corporation’s common stock and the right to receive accrued contract adjustment payments) will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to PPL Corporation. Upon such termination, the collateral agent will release the related interests in the notes or treasury securities, as the case may be, from the pledge arrangement and cause the securities intermediary to transfer such interests in the notes or treasury securities to the purchase contract agent for distribution to the holders of the New PEPS Units and Treasury Units. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon such termination, however, such release and distribution may be subject to a delay. In the event that PPL Corporation becomes the subject of a case under the U.S. Bankruptcy Code, such delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until such automatic stay has been lifted.

Pledged Securities and Pledge

      The notes that are a part of the New PEPS Units or, if substituted, the treasury securities that are a part of the Treasury Units, collectively, the “pledged securities,” will be pledged to the collateral agent for our benefit pursuant to the pledge agreement to secure your obligation to purchase shares of PPL Corporation’s common stock under the related new purchase contracts. The rights of the holders of the New PEPS Units and Treasury Units with respect to such pledged securities will be subject to PPL Corporation’s security interest therein. No holder of New PEPS Units or Treasury Units will be permitted to withdraw the pledged securities related to such New PEPS Units or Treasury Units from the pledge arrangement except:

•	in the case of a New PEPS Unit, to substitute a treasury security for the related note;

•	in the case of a Treasury Unit, to substitute a note for the related treasury security (for this bullet point and the one above, as provided for under “Description of the New Equity Units— Creating Treasury Units by Substituting a Treasury Security for a Note” and “—Recreating New PEPS Units” in this prospectus); and

•	upon early settlement, settlement for cash or termination of the related new purchase contracts.

      Subject to PPL Corporation’s security interest and the terms of the new purchase contract agreement and the pledge agreement, each holder of New PEPS Units will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related notes (including distribution, voting, redemption, repayment and liquidation rights), and each holder of Treasury Units will retain beneficial ownership of the related treasury securities pledged in respect of the related new purchase contracts. PPL Corporation will have no interest in the pledged securities other than its security interest.

      Upon receipt of distributions on the pledged securities, the securities intermediary will distribute such payments to the purchase contract agent, which in turn will distribute those payments, together with contract adjustment payments received from us, to the holders in whose names the New PEPS Units or Treasury Units are registered at the close of business on the record date preceding the date of such distribution.

CERTAIN PROVISIONS OF THE NEW PURCHASE CONTRACTS, THE NEW PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

General

      Payments on the New PEPS Units and Treasury Units will be payable, the new purchase contracts will be settled and transfers of the New PEPS Units and Treasury Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the New PEPS Units or Treasury Units do not remain in book-entry form, we have the option to make payments on the New PEPS Units and Treasury Units by check mailed to the address of the person entitled thereto as shown on the security register.

      No service charge will be made for any registration of transfer or exchange of the New PEPS Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection therewith.

Modification

      Subject to certain limited exceptions, neither we nor the purchase contract agent may modify the terms of the new purchase contracts or the new purchase contract agreement without the consent of the holders of not less than a majority of the outstanding new purchase contracts, except that no such modification may, without the consent of the holder of each outstanding new purchase contract affected thereby:

•	change any payment date;

•	change the amount or type of collateral required to be pledged to secure a holder’s obligations under the new purchase contract, impair the right of the holder of any new purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder’s rights in or to such collateral;

•	reduce any contract adjustment payment or change any place where, or the coin or currency in which, any contract adjustment payment is payable

•	impair the right to institute suit for the enforcement of a new purchase contract or any contract adjustment payment;

•	reduce the number of shares of PPL Corporation’s common stock purchasable under a new purchase contract, increase the purchase price of the shares of PPL Corporation’s common stock on settlement of any new purchase contract, change the new purchase contract settlement date or otherwise adversely affect the holder’s rights under a new purchase contract; or

•	reduce the above-stated percentage of outstanding new purchase contracts whose holders’ consent is required for the modification or amendment of the provisions of the new purchase contracts, the new purchase contract agreement or the pledge agreement;

provided that if any amendment or proposal would adversely affect only the New PEPS Units or only the Treasury Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

      Subject to certain limited exceptions, we, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

•	change the amount or type of collateral required to be pledged to secure a holder’s obligations under the new purchase contract, impair the right of the holder of any new purchase contract to receive interest payments on such collateral or otherwise adversely affect the holder’s rights in or to such collateral;

•	otherwise effect any action that under the new purchase contract agreement would require the consent of the holders of each outstanding new purchase contract affected thereby; or

•	reduce the above-stated percentage of outstanding new purchase contracts whose holders’ consent is required for the modification or amendment;

provided that if any amendment or proposal would adversely affect only the New PEPS Units or only the Treasury Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through third bullets above, all of the holders of such voting group.

      If three or more holders apply in writing to the purchase contract agent, and furnish to the purchase contract agent reasonable proof that each such applicant has owned a New PEPS Unit or a Treasury Unit for a period of at least six months preceding the date of such application, and such application states that the applicants desire to communicate with other holders with respect to their rights under the purchase contract agreement or under the New PEPS Unit or a Treasury Unit, as the case may be, and is accompanied by a copy of the form of proxy or other communication which such applicants propose to transmit, then the purchase contract agent shall mail to all the holders copies of the form of proxy or other communication which is specified in such request, with reasonable promptness after a tender to the purchase contract agent of the materials to be mailed and of payment, or provision for the payment, of the reasonable expenses of such mailing.

No Consent to Assumption

      Each holder of a New PEPS Unit or a Treasury Unit will be deemed under the terms of the new purchase contract agreement, by the purchase of such New PEPS Unit or Treasury Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related new purchase contracts by PPL Corporation, its receiver, liquidator or trustee in the event that PPL Corporation becomes the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

Merger, Sale or Lease

      PPL Corporation will covenant in the new purchase contract agreement that it will not merge, consolidate or enter into a share exchange with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any other entity or group of affiliated entities unless:

•	either PPL Corporation is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and such corporation expressly assumes all of PPL Corporation’s obligations under the new purchase contracts, the new purchase contract agreement, the remarketing agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent executed and delivered to the purchase contract agent and collateral agent by such corporation; and

•	PPL Corporation or such successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any covenant or condition under any of the new purchase contracts, the new purchase contract agreement or the pledge agreement.

Governing Law

      The new purchase contracts, the new purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

      JPMorgan Chase Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the New PEPS Units and Treasury Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the New PEPS Units, the Treasury Units or the new purchase contract agreement.

      JPMorgan Chase Bank and its affiliates maintain banking relationships with us.

      The new purchase contract agreement will contain provisions limiting the liability of the purchase contract agent for (a) any error of judgment made in good faith by an officer of the purchase contract agent assigned to administer the purchase contract agreement unless such officer was grossly negligent and (b) for any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority of the liquidation amount of the outstanding New PEPS Units. The new purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Information Concerning the Collateral Agent

      JPMorgan Chase Bank will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the New PEPS Units and the Treasury Units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

      JPMorgan Chase Bank and its affiliates maintain banking relationships with us.

      The pledge agreement will contain provisions limiting the liability of the collateral agent for any action taken, suffered or omitted to be taken, except for its own gross negligence or willful misconduct, and in no event will it be liable for indirect, special, punitive, or consequential losses or damages of any kind. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Information Concerning the Securities Intermediary

      JPMorgan Chase Bank will be the securities intermediary. All property delivered to the securities intermediary pursuant to the new purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

      JPMorgan Chase Bank and its affiliates maintain banking relationships with us.

      The pledge agreement will contain provisions limiting the liability of the securities intermediary for any action taken, suffered or omitted to be taken, except for its own gross negligence or willful misconduct, and in no event will it be liable for indirect, special, punitive, or consequential losses or damages of any kind.

Information Concerning the Custodial Agent

      JPMorgan Chase Bank will be the custodial agent. The custodial agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for holders of notes that are not components of New PEPS Units.

      JPMorgan Chase Bank and its affiliates maintain banking relationships with us.

      The pledge agreement will contain provisions limiting the liability of the custodial agent for any action taken, suffered or omitted to be taken, except for its own gross negligence or willful misconduct, and in no event will it be liable for indirect, special, punitive, or consequential losses or damages of any kind.

Miscellaneous

      The new purchase contract agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the New PEPS Units and Treasury Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating New PEPS Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

BOOK-ENTRY SYSTEM

      The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the New PEPS Units and Treasury Units. The New PEPS Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of New PEPS Units and Treasury Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the New PEPS Units and Treasury Units so long as the New PEPS Units and Treasury Units are represented by global security certificates.

      The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

      Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

      In the event that

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

•	we, in our sole discretion, determine that we will no longer have units represented by global securities,

certificates for the New PEPS Units and Treasury Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global New PEPS Unit or Treasury Units that is exchangeable pursuant to the preceding sentence will be exchangeable for New PEPS Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

      As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all New PEPS Units and Treasury Units represented by these certificates for all purposes under the New PEPS Units, Treasury Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates

•	will not be entitled to have the global security certificates, the New PEPS Units or the Treasury Units represented by these certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of New PEPS Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

•	will not be considered to be owners or holders of the global security certificates or any New PEPS Units or Treasury Units represented by these certificates for any purpose under the New PEPS Units , Treasury Units or the purchase contract agreement.

      All payments on the New PEPS Units and Treasury Units represented by the global security certificates and all transfers and deliveries of related notes, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on May 18, 2004, or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of PPL Corporation, PPL Capital Funding, the purchase contract agent or any agent of PPL Corporation, PPL Capital Funding or the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

      We have provided the above summaries of the operations and procedures of DTC solely for your convenience. The operations and procedures of each settlement system may be changed at any time. We are not responsible for those procedures and operations.

DESCRIPTION OF THE NOTES

      The notes will be issued under the indenture dated as of November 1, 1997 and a related supplemental indenture number 5 to be dated upon the issuance date of the notes.

      The descriptions in this prospectus contain a description of the material terms of the notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture and the form of note that are filed as exhibits to the registration statement and to the Trust Indenture Act.

General

      The notes will be issued as a separate series under supplemental indenture number 5 in a maximum aggregate principal amount up to $575 million. The actual aggregate principal amount of the notes issued will be determined based on the results of the exchange offer. The indenture does not limit the aggregate principal of notes that we may issue under it.

      The notes will be issued in denominations of $1,000 and integral multiples of $1,000, provided, however, that upon release by the collateral agent of notes underlying the beneficial ownership interest in the notes pledged to secure the New PEPS Units holders’ obligations under the related new purchase contracts (other than any release of the notes in connection with the creation of Treasury Units, an early settlement with separate cash, an early settlement upon a cash merger, a notice to settle with cash or a remarketing, each as described under “Description of the New Purchase Contracts”) the notes will be issuable in denominations of $25 principal amount and integral multiples thereof.

      Each New PEPS Unit includes a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount note, and will therefore correspond to the stated amount of $25 per New PEPS Unit.

      Payment of interest and principal on the notes will be guaranteed by PPL Corporation as described under “—Guarantee.”

      The notes will not be subject to a sinking fund provision. The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 18, 2006. As described below under “—Right to Put the Notes,” holders will have a put right under certain circumstances.

      The indenture does not contain provisions that afford holders of the notes protection in the event PPL Capital Funding or PPL Corporation are involved in a highly leveraged transaction or other similar transaction that may adversely affect the holders.

Ranking

      From the date of issuance until May 18, 2004, the notes will be PPL Capital Funding’s direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of PPL Capital Funding’s existing and future unsecured and subordinated indebtedness, subordinate and junior in right of payment to all of PPL Capital Funding’s senior indebtedness.

      On and after May 18, 2004, the notes will be PPL Capital Funding’s direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of PPL Capital Funding’s existing and future unsecured and unsubordinated indebtedness, senior in right of payment to all of PPL Capital Funding’s subordinated indebtedness.

Interest

      Each note will bear interest initially at the rate of 7.29% per year from November 18, 2003 (the last date on which interest was paid on the Outstanding PEPS Units) to May 18, 2004, payable, initially, quarterly in arrears on February 18, 2004 and May 18, 2004. On and after May 18, 2004, interest will be payable following a successful remarketing, quarterly in arrears on February 18, May 18, August 18 and November 18 of each year at the floating reset interest rate commencing on August 18, 2004, or if there is a final failed remarketing, semi-annually in arrears on May 18 and November 18 of each year at the rate of 7.29% per year commencing

November 18, 2004. The interest rate on the notes will be reset in connection with the remarketing as described below under “—Interest Rate Reset and Determination.” However, if there is not a successful remarketing of the notes, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate, all as described below under “—Interest Rate Reset and Determination.” Interest will be payable to the person in whose name the note is registered at the close of business on the 15th day (whether or not a business day) prior to the interest payment date, except that when either the New PEPS Units or the notes are represented by global security certificates held by the depositary, the record date will be one business day prior to the interest payment date.

      The amount of interest payable on the notes for any period will be computed (1) for any full quarterly or semi-annual period, as applicable, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month; provided that, following a successful remarketing, the amount of interest for each day the notes are outstanding will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the notes. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on that date will be made on the next day that is a business day (and without any interest or other payment in respect of any delay); provided, that after a successful remarketing, if an interest payment date (other than at final maturity) would fall on a day that is not a business day, such interest payment date shall be the following day that is a business day, except that if such next day is in a different month, then that interest payment date will be the immediately preceding day that is a business day; provided, further that if the final maturity of the notes shall fall on a day that is not a business day, the interest due on such day shall be paid on the following day that is a business day (and without any interest or other payment in respect of such delay).

Remarketing

      The notes will be remarketed as described under “Description of the New Purchase Contracts—Remarketing.”

Optional Remarketing of Notes which are not Included in New PEPS Units

      On or before May 5, 2004, holders of notes that are not components of New PEPS Units may elect to have their notes remarketed in the same manner as notes that are components of New PEPS Units by delivering their notes along with a notice of this election to the custodial agent. The custodial agent will hold the notes in an account separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to withdraw the election on or before May 7, 2004.

Interest Rate Reset and Determination

      The interest rate on the notes will be reset on the date of a successful remarketing and the reset rate will become effective on May 18, 2004. If this occurs, the reset rate will be equal to 3-month LIBOR plus a spread. The spread is the number of basis points (one one-hundredth of a percentage point) to be added to the 3-month LIBOR that the remarketing agent determines is required for a successful remarketing. The spread will be fixed once determined by the remarketing agent in a successful remarketing. The reset rate may be less or greater than 7.29% per annum. However, in no event will the reset rate exceed the maximum rate permitted by applicable law.

      Following a successful remarketing and commencing on August 18, 2004, the reset rate at which interest on such note shall be payable shall be reset quarterly on February 18, May 18, August 18 and November 18 of each year (each, an “Interest Reset Date”). If any Interest Reset Date would otherwise be a day that is not a business day, such Interest Reset Date shall be postponed to the next succeeding day that is a business day, except that if such next day is in a different month, then that Interest Reset Date will be the next immediately preceding day that is a business day.

      JPMorgan Chase Bank will be the calculation agent; provided, however, that for the initial interest rate reset on May 18, 2004, the calculation agent shall be the remarketing agent. Following a successful remarketing and upon request of any holder of a note, the calculation agent will disclose to such holder the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such note. The calculation agent shall determine each applicable interest rate in accordance with the following provisions. The calculation agent’s determination of any interest rate will be conclusive and binding in the absence of any manifest error.

      “3-month LIBOR” means the rate determined in accordance with the following provisions:

(a)	the rate for deposits in United States dollars having a maturity of three months, commencing on the applicable Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the preceding Interest Determination Date. If no such rate so appears, 3-month LIBOR on such Interest Determination Date will be determined in accordance with the provisions described in clause (b) below.

(b)	With respect to an Interest Determination Date on which no rate appears on the Designated LIBOR Page as specified in clause (a) above, the calculation agent will request the principal London offices of each of four major reference banks (which may include the remarketing agent or affiliates of the remarketing agent, the trustee or the calculation agent) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are so provided, then 3-month LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then 3-month LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks (which may include the remarketing agent or affiliates of the remarketing agent, the trustee or the calculation agent) in New York City selected by the calculation agent for loans in United States dollars to leading European banks, having a three month maturity and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, 3-month LIBOR determined as of such Interest Determination Date will be 3-month LIBOR in effect on such Interest Determination Date, or if no such 3-month LIBOR rate is then in effect, the interest rate on the notes will be the rate in effect on such Interest Determination Date.

      “Designated LIBOR Page” means the display designated as “Page 3750” on Moneyline Telerate, Inc., or such other page as may replace Page 3750 on such service or any successor service or services as may be nominated by the British Bankers’ Association for the purpose of displaying the London interbank rates of major banks for United States dollars.

      “Interest Determination Date” means the second London Business Day immediately preceding the applicable Interest Reset Date; provided, however, that for the initial interest rate reset on May 18, 2004, the Interest Determination Date means the second London Business Day immediately preceding each date of Remarketing if there is a Successful Remarketing on such date.

      “London Business Day” means a business day on which dealings in deposits in United States dollars are transacted in the London interbank market.

      If the notes are not successfully remarketed, the interest rate will not be reset and the notes will continue to bear interest at the initial annual interest rate of 7.29%.

      The remarketing agent is not obligated to purchase any notes that would otherwise remain unsold in the remarketing. None of PPL Corporation, PPL Capital Funding nor the remarketing agent or any of their affiliates will be obligated in any case to provide funds to make payment upon tender of notes for remarketing.

Right to Put the Notes

      Holders of notes that are not pledged to us and remain outstanding after a failed remarketing will have the right to put their notes to us, in whole or in part, for an amount equal to the principal amount of their notes being put, plus accrued and unpaid interest, on a date which is no earlier than 30 days and no later than 60 days from May 18, 2004, which we call the put exercise date, by notifying the indenture trustee prior to such put exercise date. If there is no successful remarketing, within 10 days of May 18, 2004, we will mail a notice to each holder of notes eligible to exercise the put right, with a copy to the trustee, stating the put exercise date and the date by which a holder must provide the trustee with notice of its election to exercise the put right.

      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the notes pursuant to this put right. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of the conflict.

Agreement By Purchasers of Certain Tax Treatment

      Each note will provide that, by acceptance of the note or a beneficial interest therein, you agree for United States federal income tax purposes to treat the acquisition of a New PEPS Unit as the acquisition of a unit consisting of a purchase contract and a beneficial ownership interest in a note issued by us and to treat the note as indebtedness.

Guarantee

      PPL Corporation will fully and unconditionally guarantee the payment of principal of and any interest on the notes, when due and payable, whether at the stated maturity date, by declaration of acceleration, put for repurchase or otherwise, in accordance with the terms of such notes and the indenture. The guarantee will remain in effect until the entire principal of and any interest on the notes has been paid in full or otherwise discharged in accordance with the provisions of the indenture.

      From the date of issuance until May 18, 2004, the guarantee of the notes will be PPL Corporation’s unsecured obligation and will rank equally with all of PPL Corporation’s existing and future, unsecured and subordinated indebtedness, subordinate and junior in right of payment to all of PPL Corporation’s senior indebtedness. On and after May 18, 2004, the guarantee of the notes will be PPL Corporation’s unsecured obligation and will rank equally with all of PPL Corporation’s existing and future unsecured and unsubordinated indebtedness, senior in right of payment to all of PPL Corporation’s subordinated indebtedness.

Events of Default

      An “Event of Default” occurs with respect to the notes if

(i)	we do not pay any interest on the notes within 30 days of the due date;

(ii)	we do not pay principal on the notes when due on the due date or on the put date;

(iii)	we remain in breach of a covenant (excluding covenants solely applicable to the notes) or warranty of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or holders of 25% of the principal amount of the notes and any other affected securities; the trustee or such holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

(iv) the guarantee on the notes

(a)	cease to be effective (except in accordance with its terms),

(b)	is found in any judicial proceeding to be unenforceable or invalid, or

(c)	is denied or disaffirmed (except in accordance with its terms), or

(v)	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur.

      No Event of Default with respect to the notes necessarily constitutes an Event of Default with respect to the notes of any other series issued under the indenture.

Remedies

Acceleration

The Notes

      If an Event of Default occurs and is continuing with respect to the notes, then either the trustee or the holders of 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately.

More Than One Series

      If an Event of Default occurs and is continuing with respect to more than one series of notes issued under the indenture, then either the trustee or the holders of 25% in aggregate principal amount of the outstanding notes issued under the indenture of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the notes of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

Rescission of Acceleration

      After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(a)	we pay or deposit with the trustee a sum sufficient to pay

(1)	all overdue interest,

(2)	the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon,

(3)	interest on overdue interest to the extent lawful, and

(4)	all amounts due to the trustee under the indenture, and

(b)	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

      For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Holders; Limitations

      Subject to the indenture, if an Event of Default with respect to the notes occurs and is continuing, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

      If an Event of Default is continuing with respect to more than one series of notes issued under the indenture, the holders of a majority in aggregate principal amount of the outstanding notes issued under the indenture of all such series, considered as one class, will have the right to make such direction, and not the holders of the notes of any one of such series. These rights of holders to make direction are subject to the following limitations:

(a)	the holders’ directions may not conflict with any law or the indenture, and

(b)	the holders’ directions may not involve the trustee in personal liability where the trustee believes indemnity is not adequate.

      The trustee may also take any other action it deems proper which is consistent with the holders’ direction.

      In addition, the indenture provides that no holder of any notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless

(a)	that holder has previously given the trustee written notice of a continuing Event of Default;

(b)	the holders of 25% in aggregate principal amount of the outstanding notes under the indenture of all affected series, considered as one class, have made written request to the trustee to institute proceedings in respect of that Event of Default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

(c)	for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding notes issued under the indenture of all affected series, considered as one class.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

      However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

      The trustee is required to give the holders of the notes notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under “Events of Default,” no such notice shall be given to such holders until at least 75 days after the occurrence thereof. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders.

      We will furnish the trustee with an annual statement as to the compliance by PPL Capital Funding with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

      The holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all notes, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the holder of each outstanding note affected.

      Compliance with certain covenants in the indenture or otherwise provided with respect to the all of the notes issued under the indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding notes affected, considered as one class.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

      Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation will preserve its corporate existence.

      PPL Capital Funding and PPL Corporation have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

(a)	the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases the property and assets of PPL Capital Funding or PPL Corporation, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding notes issued under the indenture (or the guarantee endorsed thereon, as the case may be) and the performance of all of the covenants of PPL Capital Funding or PPL Corporation, as the case may be, under the indenture, and

(b)	immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

      The indenture does not prevent or restrict:

(a)	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity; or

(b)	any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof.

      Neither the indenture nor the guarantee contains any financial or other similar restrictive covenants.

Modification of Indenture

Without Holder Consent

      Without the consent of any holders of notes issued under the indenture, PPL Capital Funding, PPL Corporation and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation;

(b)	to add one or more covenants of PPL Capital Funding or PPL Corporation or other provisions for the benefit of the holders of all or any series or tranche of notes issued under the indenture, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation;

(c)	to add any additional Events of Default for all or any series of notes issued under the indenture;

(d)	to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the holders;

(e)	to provide security for the notes issued under the indenture of any series;

(f)	to establish the form or terms of notes under the indenture of any series or tranche or any guarantee as permitted by the indenture;

(g)	to provide for the issuance of bearer securities;

(h)	to evidence and provide for the acceptance of appointment of a separate or successor trustee;

(i)	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of notes issued under the indenture;

(j)	to change any place or places where

(1)	we may pay principal, premium and interest,

(2)	notes may be surrendered for transfer or exchange, and

(3)	notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

(k)	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders in any material respect.

If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment.

With Holder Consent

      Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the notes issued under the indenture of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding notes issued under the indenture are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding notes issued under the indenture of all directly affected series, considered as one class. Moreover, if the notes issued under the indenture of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of the notes issued under the indenture of one or more, but less than all, of such tranches, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding notes of all directly affected tranches, considered as one class.

      However, no amendment or modification may, without the consent of the holder of each outstanding note issued under the indenture directly affected thereby:

(a)	change the stated maturity of the principal or interest on any notes (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any note is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

(c)	modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

      A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of notes issued under the indenture of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the holders of notes of any other series or tranche.

Miscellaneous Provisions

      The indenture provides that certain notes, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding notes have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes.

      PPL Capital Funding or PPL Corporation will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes issued under the indenture of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of particular notes issued under the indenture, such action may be taken only by persons who are holders of such notes on the record date.

Satisfaction and Discharge

      Any notes issued under the indenture or any portion will be deemed to have been paid for purposes of the indenture, and at PPL Capital Funding’s election, our entire indebtedness will be satisfied and discharged, if there shall have been irrevocably deposited with the trustee (other than PPL Capital Funding or PPL Corporation), in trust:

(a)	money sufficient;

(b)	in the case of a deposit made prior to the maturity of such notes, non-redeemable Government Obligations (as defined in the indenture) sufficient; or

(c)	a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such notes or portions thereof on and prior to the maturity thereof.

      The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

      All moneys we pay to the trustee on notes which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the holder of such notes may look only to us for payment thereof.

Resignation and Removal of the Trustee; Deemed Resignation

      The trustee may resign at any time by giving written notice thereof to us.

      The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding notes of any series.

      No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

      Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

      The indenture, the notes and the guarantee provide that they are to be governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

      Notes that are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of notes, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. The description related to the global New PEPS Unit certificates under “Book-Entry System” is applicable to the notes when and if they are issued in global form. In addition, in the event that PPL Capital Funding will issue notes in certificated form, PPL Capital Funding will only issue certificates in denominations of $1,000 principal amount and integral multiples of $1,000 (unless the notes are issuable in denominations of $25 and integral multiples thereof, as described under “—General” above, in which case notes will be issued in certificates in denominations of $25 principal amount and integral multiples thereof).

DESCRIPTION OF PPL CORPORATION’S CAPITAL STOCK

      The description below is a summary of certain provisions of PPL Corporation’s capital stock. The Pennsylvania Business Corporation Law, or BCL, and the Restated Articles of Incorporation and Bylaws of PPL Corporation determine the rights and privileges of holders of PPL Corporation’s capital stock. We encourage you to read such documents, which have been filed with the SEC as set forth in “Where You Can Find More Information,” and the Pennsylvania law for more information regarding such capital stock.

Authorized Capital

      The authorized capital stock of PPL Corporation consists of 390,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

      As of September 30, 2003, 177,326,501 shares of common stock were issued and outstanding and were held by 82,895 registered holders. The outstanding common stock is, and the common stock offered hereby upon settlement of the new purchase contracts when issued and paid for will be, fully paid and non-assessable.

Dividends

      Dividends on the common stock will be paid if, when and as determined by the board of directors of PPL Corporation out of funds legally available for this purpose. The rate and timing of future dividends will depend upon the future earnings and financial condition of PPL Corporation and its subsidiaries and upon other relevant factors affecting PPL Corporation’s dividend policy which PPL Corporation cannot presently determine. As a practical matter, the ability of PPL Corporation to pay dividends will be governed by the ability of PPL Corporation’s operating subsidiaries to pay dividends to PPL Corporation. The subsidiaries’ ability to pay dividends to PPL Corporation will be subject to the prior rights of the holders of such subsidiaries’ outstanding debt and preferred securities, the availability of earnings and the needs of their businesses.

Voting Rights

      Holders of common stock are entitled to one vote for each share held by them on all matters presented to shareowners. Pursuant to PPL Corporation’s Articles of Incorporation, the holders of common stock will not have cumulative voting rights in the election of directors. PPL Corporation’s bylaws provide for a classified board of directors consisting of three classes as nearly equal in number as may be. Each class holds office until the third year following the election of such class, and no director may be removed except for cause upon a two-thirds vote of all outstanding shares. PPL Corporation’s bylaws also provide for certain notice requirements for shareowner nominations and proposals at annual meetings and preclude shareowners from bringing business before any special meeting. PPL Corporation’s Articles of Incorporation and certain provisions of Pennsylvania law would require a supermajority vote of the holders of common stock or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving PPL Corporation. See “—Possible Anti-Takeover Effects of the Articles and Bylaws” below for additional information.

Liquidation Rights

      After satisfaction of the preferential liquidation rights of any preferred stock, the holders of common stock are entitled to share, ratably, in the distribution of all remaining net assets.

Preemptive and Other Rights

      The holders of common stock do not have preemptive rights as to additional issues of common stock or conversion rights. The shares of common stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Preferred Stock

      PPL Corporation’s board of directors is authorized, without further shareowner action, to divide the preferred stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

a)	the rate of dividend, if any;

b)	the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, dissolution or winding up of PPL Corporation;

c)	the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

d)	the price at and the terms and conditions upon which shares may be redeemed; and

e)	the voting rights, if any.

No shares of preferred stock have been issued.

      Unless otherwise provided when a series of preferred stock is created, holders of preferred stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of PPL Corporation, or other securities or other right or option to purchase shares of capital stock. See “—Possible Anti- Takeover Effects of the Articles and Bylaws” below for additional information.

Possible Anti-Takeover Effects of the Articles and Bylaws

      Certain provisions of the Articles and Bylaws may have the effect of discouraging unilateral tender offers or other attempts to takeover and acquire the business of PPL Corporation. As permitted by the BCL, our Articles and Bylaws:

a)	do not provide for cumulative voting in the election of directors;

b)	restrict shareholders from bringing any business before a special meeting of shareowners;

c)	require prior written notice of any business to be brought by a shareowner before the annual meeting; and

d)	require advance notice for shareowner nominations for directors.

      In addition, the Articles and Bylaws authorize the board of directors to create and issue a new class or series of preferred stock, provide for a classified board of directors, and include certain fair price provisions and supermajority voting requirements relating to business combinations, removal of directors and amendments to the Articles and Bylaws. These provisions in our Articles and Bylaws may limit the ability of individuals to bring matters before shareowner meetings, change the composition of the board of directors and pursue a merger, takeover, business combination or tender offer involving PPL Corporation, which, under certain circumstances, could encourage a potentially interested purchaser to negotiate with the board of directors rather than pursue a non-negotiated takeover attempt, including one which shareowners might favor, and could reduce the market value of PPL Corporation’s common stock.

Listing

      The outstanding shares of PPL Corporation common stock are, and the shares of PPL Corporation common stock issuable upon settlement of the new purchase contracts offered as a component of the New PEPS Units will be, listed on the NYSE and Philadelphia Stock Exchanges.

Transfer Agents and Registrars

      The Transfer Agents and Registrars for the PPL Corporation common stock are PPL Services Corporation and Wells Fargo Bank Minnesota, N.A., St. Paul, Minnesota.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Simpson Thacher & Bartlett LLP, the following are the material U.S. federal income tax consequences arising from the exchange offer as of the date hereof. Except where noted, it deals only with Outstanding PEPS Units and New PEPS Units held as capital assets by U.S. Holders (as described below) and does not deal with special situations. For example, this discussion does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding Outstanding PEPS Units or New PEPS Units as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. Holders of Outstanding PEPS Units or New PEPS Units whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

      Furthermore, this discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

      There is no authority directly addressing the U.S. federal income tax consequences arising from the exchange offer and the Internal Revenue Service (the “IRS”) or the courts could disagree with the conclusions contained in this summary. In such case, the timing, character or amount of any income, gain, deduction or loss could be affected.

      The IRS recently issued a ruling addressing the tax considerations relating to instruments substantially similar to the Outstanding PEPS Units and the New PEPS Units. In the ruling, the IRS concluded that the notes issued as part of a unit with a purchase contract were debt for U.S. federal income tax purposes. However, notwithstanding the ruling, there is no assurance that the IRS will agree with the treatment of the exchange or the ownership of the New PEPS Units described below. You should consult your own tax advisor regarding the tax consequences to you of the exchange and the acquisition, ownership and disposition of New PEPS Units, Treasury Units, new notes and PPL Corporation common stock, including the tax consequences under state, local, foreign and other tax laws.

Consequences to United States Holders

      The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Outstanding PEPS Units and New PEPS Units. Certain consequences to “Non-U.S. Holders” of Outstanding PEPS Units and New PEPS Units are described under “—Consequences to Non-U.S. Holders” below. “U.S. Holder” means a beneficial owner of an Outstanding PEPS Unit and New PEPS Unit that is for federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      If a partnership holds Outstanding PEPS Units or New PEPS Units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Outstanding PEPS Units or New PEPS Units, you should consult your tax advisor.

Acquisition of New PEPS Units

      Your acquisition of the Outstanding PEPS Unit was treated as the acquisition of an ownership interest in the trust preferred security and purchase contract (the “old purchase contract”) constituting the Outstanding PEPS Unit. The trust preferred security represents an undivided beneficial ownership interest in the underlying note (the “old note”), and, therefore, your ownership of a trust preferred security constitutes a pro rata ownership interest in the old note. Your acquisition of a New PEPS Unit in the exchange of your Outstanding PEPS Unit will similarly be treated as the acquisition of a note (the “new note”) and a new purchase contract.

      The purchase price of your Outstanding PEPS Unit was allocated between the trust preferred security and old purchase contract in proportion to their respective fair market values at the time of your purchase. Such allocation established your initial tax bases in the trust preferred security and the old purchase contract. The determination of your bases in the trust preferred security and old purchase contract is not clear if, at the time you acquired the Outstanding PEPS Unit, the old purchase contract had a negative value and, in such case, it is possible that your tax basis in the trust preferred security was increased by the negative value of the old purchase contract. Although there are several possible alternative characterizations, the discussion that follows treats any negative value of the old purchase contract (at the time you acquired the Outstanding PEPS Units) as carrying over to your new purchase contract and ultimately (i) reducing your basis in the stock you acquire upon settlement of the new purchase contract or (ii) being treated as additional consideration received upon the sale, exchange, disposition or termination of the New PEPS Unit you receive in the exchange. See discussion under “Ownership of New PEPS Units—New Purchase Contracts—Acquisition of PPL Corporation Common Stock Under a New Purchase Contract”; “Sale or Disposition of New PEPS Units or Treasury Units” and “Termination of New Purchase Contract” below. However, you should consult your tax advisor concerning alternative characterizations.

Exchange of Outstanding PEPS Units for New PEPS Units

      Because only minor modifications of the old purchase contract will occur as a result of the exchange, PPL Corporation intends to take the position that the exchange of the old purchase contract for the new purchase contract is merely a continuation of the old purchase contract. However, as discussed more fully below, because of the substantial differences between the trust preferred security and the new note, it is expected that the exchange of the trust preferred security for the new note plus a cash payment of $0.375 will be treated as a taxable exchange. The discussion below assumes such treatment. It is possible that the IRS could assert that portions of each of the old purchase contract and trust preferred security were exchanged for a portion of each of the new purchase contract and the new note, in which case, the entire exchange may be taxable. Please consult your own tax advisor about the taxability of the exchange.

     Exchange of Trust Preferred Securities for New Notes

      You will generally recognize gain or loss upon the exchange of the trust preferred security for the new note in an amount equal to the difference between (i) the sum of the issue price of the new note and the cash payment received with respect to the new note and (ii) your adjusted tax basis in the trust preferred security. While the matter is not free from doubt, PPL Capital Funding intends to take the position that the issue price of the new notes is the stated principal amount of the new notes because we do not believe the new notes will be treated as publicly traded within the meaning of Treasury regulations §1.1273-2. It is unclear whether the trading of the new note and new purchase contract as a unit rather than the note separately would constitute public trading of the note. However, if the new notes are deemed to be publicly traded, the issue price of the new notes will be the fair market value of such new notes which may affect the amount and timing of gain recognized, if any. You should consult your tax advisor regarding the issue price of the new notes.

      The old notes underlying the trust preferred securities are subject to the contingent payment debt regulations (the “Contingent Debt Regulations”). Accordingly, gain realized on the disposition of the trust preferred security will be treated as ordinary income. Loss realized on the disposition will be treated as ordinary loss to the extent of your prior income inclusions (reduced by the total net negative adjustment previously allowed as an ordinary loss). Any loss in excess of such amount will be treated as a capital loss. The deductibility of capital losses by individuals and corporations is subject to limitations. A U.S. Holder that disposes of the trust preferred security at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

      For purposes of determining gain or loss on the exchange of the trust preferred security for the new note, your adjusted tax basis in the trust preferred security generally will equal the portion of your purchase price of the Outstanding PEPS Unit that was allocated to the trust preferred security, increased by the amount of any interest income recognized under the Contingent Debt Regulations (without regard to adjustments), and reduced by projected payments scheduled to be made with respect to the old note under the Contingent Debt Regulations.

      Your initial tax basis in the new notes will be the issue price of the new notes on the date of the exchange, and in determining your holding period, you would begin to count the days on the day after the day of the exchange.

     Exchange of Old Purchase Contracts for New Purchase Contracts

      As discussed above, PPL Corporation intends to take the position that the exchange of the old purchase contracts for the new purchase contracts is not a taxable exchange for federal income tax purposes because there are no material changes to the terms of the purchase contracts. Assuming this treatment, you will recognize no gain or loss with respect to the old purchase contract upon the exchange of Outstanding PEPS Units for New PEPS Units. Your adjusted tax basis in the new purchase contract will equal your adjusted basis in the old purchase contract and your holding period in the new purchase contract will include your holding period in the old purchase contract.

Information Reporting and Backup Withholding

      In general, if you tender your Outstanding PEPS Units, information reporting requirements will apply to the payments made to you, unless you are an exempt recipient (such as a corporation). You may be subject to backup withholding at a rate of 28% on payments received with respect to the exchange of Outstanding PEPS Units unless you (1) come within certain exempt categories (such as corporations) and demonstrate this fact when required, or (2) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. You will be asked to provide your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute Form W-9 that is included in the letter of transmittal.

      Backup withholding is not an additional tax. If you are subject to the backup withholding rules, you will be entitled to a credit in the amount withheld against your U.S. federal income tax liability and, if withholding results in an overpayment of tax, you may be entitled to a refund, provided that the requisite information is furnished to the IRS.

Ownership of the New PEPS Units

     New Notes

     Accrual of Interest

      PPL Capital Funding intends to take the position that, except as set forth below, interest on a new note will constitute “qualified stated interest” and generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

      Because of the manner in which the rate on the new notes is reset, the new notes should be deemed to be issued with original issue discount (“OID”) in an amount equal to the difference between the value at which the new notes are reset (100.5% of their stated principal amount) and their “issue price” (the stated principal amount of the new notes). For purposes of accruing such OID, the new notes should be deemed to have a maturity of one year or less from the date of their issue. As a result, in general, only accrual basis taxpayers would be required to include such OID in income as it accrues. Cash basis taxpayers would recognize ordinary income on the reset date of the new notes in an amount equal to such OID. Unless you are an accrual basis holder who elects to accrue such OID on a constant yield to maturity basis, you would accrue such OID on a straight-line basis. However, the IRS could disagree with this treatment and assert that the amount of OID or the period for accruing such OID is different than as described above, which could affect the amount, timing and character of income you are required to recognize. You should consult your own tax advisor regarding the existence and accrual of any OID on the new notes.

     Sale, Exchange or Other Disposition

      You will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of a new note equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued and unpaid interest not previously included in income, which will be taxed as interest income) and the adjusted tax basis of the new note. Your adjusted tax basis in a new note will, in general, be the issue price of the new note (as discussed above under “Exchange of Outstanding PEPS Units for New PEPS Units—Exchange of Trust Preferred Securities for New Notes”) increased by any OID previously included in income reduced by cash payments on the new note other than qualified stated interest. Such gain or loss will be capital gain or loss. If you are an individual and have held the new note for more than one year, any capital gain will subject to tax at preferential rates. The deductibility of capital losses by individuals and corporations is subject to limitations.

     Treasury Units

     Substitution of Treasury Security to Create Treasury Units

      If you deliver a treasury security to the collateral agent in substitution for the new note, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the new note. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the new note and treasury security, and your tax basis in the new note, treasury security and the new purchase contract will not be affected by the delivery and release.

     Ownership of Treasury Securities

      By acquiring Treasury Units, you agree to treat yourself as the owner of the treasury security that is a part of the Treasury Units beneficially owned by you. PPL Corporation also agrees to treat you as the owner of the treasury security. Your initial tax basis in the treasury security that is a part of the Treasury Units will be equal to the amount paid for the treasury security. Your adjusted tax basis in the treasury security will be increased by the amount of any acquisition discount included in income with respect thereto.

     Interest Income and Acquisition Discount

      A holder of Treasury Units will be required to treat its pro rata portion of the treasury security as a bond that was originally issued on the date acquired by such holder and that has acquisition discount equal to the holder’s pro rata portion of the excess of the amount payable on such treasury security over the value of the treasury security at the time the holder acquires it. Consequently, a portion of the scheduled payment to holders will be treated as a return of such holder’s investment in the treasury security and will not be considered current income for U.S. federal income tax purposes.

      Because the treasury security will have a maturity of one year or less from the date of its issue (a “short-term U.S. treasury security”), in general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Cash basis taxpayers will recognize ordinary income upon the maturity of the treasury security in an amount equal to such acquisition discount. Unless you are an accrual basis holder who elects to accrue the acquisition discount on a short-term U.S. treasury security on a constant yield to maturity basis, you will accrue such acquisition discount on a straight-line basis.

     Substitution of New Notes to Recreate New PEPS Units

      If you deliver new notes to the collateral agent to recreate New PEPS Units, you generally will not recognize gain or loss upon the delivery of the new notes or the release of the treasury security. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the treasury security and the new notes, and your tax basis in the new notes, the treasury security and the purchase contract will not be affected by the delivery and release.

     New Purchase Contracts

     Contract Adjustment Payments

      No direct authority addresses the treatment of the contract adjustment payments under current law, and their treatment is unclear. PPL Corporation intends to take the position that contract adjustment payments constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent PPL Corporation is required to file information returns with respect to contract adjustment payments, it intends to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of contract adjustment payments and the possibility of not including such amounts in income currently. An alternative treatment of contract adjustment payments could affect your tax basis in a new purchase contract and in the PPL Corporation common stock received under a new purchase contract and it could affect your amount realized upon the sale or disposition of a New PEPS Unit or a Treasury Unit or the termination of a new purchase contract. See “—Acquisition of PPL Corporation Common Stock Under a New Purchase Contract,” “—Sale or Disposition of New PEPS Units or Treasury Units” and “—Termination of New Purchase Contract.”

     Acquisition of PPL Corporation Common Stock Under a New Purchase Contract

      You generally will not recognize gain or loss on the purchase of PPL Corporation common stock under a new purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in PPL Corporation common stock received under a new purchase contract generally should equal (a) the purchase price paid for such common stock, plus (b) your tax basis in the new purchase contract, if any, less (c) the portion of such purchase price and tax basis allocable to the fractional share, and less (d) any negative value in the new purchase contract at the time of the acquisition of your new purchase contract. In determining the holding period for common stock received under a new purchase contract, you begin to count the days on the day after the common stock is acquired.

     Early Settlement of New Purchase Contract

      You will not recognize gain or loss on the receipt of your proportionate share of the new notes or treasury security upon early settlement of a new purchase contract, and you will have the same tax basis in such new notes or treasury security, as the case may be, as before such early settlement.

     Termination of New Purchase Contract

      If a new purchase contract terminates, you will recognize capital gain or loss equal to the difference between the amount you realize, if any, upon such termination and your adjusted tax basis, if any, in the new purchase contract at the time of such termination. If you acquired your old purchase contract at a time when it had a negative value, your amount realized may be equal to such negative value at the time of termination. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses by individuals and corporations is subject to limitations.

      You will not recognize gain or loss on the receipt of your proportionate share of the new notes or treasury security upon termination of the new purchase contract and you will have the same tax basis in such new notes or treasury security, as the case may be, as before such termination.

     Adjustment to Settlement Rate

      You might be treated as receiving a constructive distribution from PPL Corporation if (i) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in assets or earnings and profits of PPL Corporation is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. Certain of the possible settlement rate adjustments provided in the new purchase contracts (including, without limitation, adjustments in respect of taxable dividends to holders of PPL Corporation’s common stock) will not qualify as being pursuant to a bona fide, reasonable anti-dilution formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Thus under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend, return of capital or capital gain to you in accordance with the earnings and profits rules under the Code even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the settlement rate.

Sale or Disposition of New PEPS Units or Treasury Units

      Upon a disposition of New PEPS Units or Treasury Units, you will be treated as having sold, exchanged or disposed of the new purchase contract and the new note or treasury security, as the case may be, that constitute such New PEPS Units or Treasury Units. You generally will have gain or loss equal to the difference between the portion of your proceeds allocable to the new purchase contract and the new note or treasury security, as the case may be, and your respective adjusted tax bases in the new purchase contract and the new note or treasury security. If you acquired your old purchase contract at a time when the old purchase contract had a negative value, you may be deemed to have received an additional amount realized upon the sale or disposition of the new purchase contract in an amount equal to such negative value. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued but unpaid interest on the treasury security or new note not previously included in income, which amount will be treated as ordinary interest income. Further, to the extent you are treated as having received an amount with respect to accrued contract adjustment payments, such amounts may be treated as ordinary income to the extent not previously included in income. A U.S. Holder that sells the New PEPS Units, Treasury Units, new notes, treasury securities or new purchase contracts at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

      Such gain or loss generally will be capital gain or loss. If you are an individual and have held the note for more than one year, any capital gain will subject to tax at preferential rates. The deductibility of capital losses by individuals and corporations is subject to limitations. If the disposition of New PEPS Units or Treasury Units occurs when the new purchase contract has a negative value, you may be considered to have received additional consideration for the new note or treasury security in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the new purchase contract. You should consult your tax advisor regarding a disposition of New PEPS Units or Treasury Units at a time when the new purchase contract has a negative value.

Remarketing of the New Notes

      If you elect to have your new notes remarketed, the remarketing of your new notes will be taxable in the manner described above under “—Sale or Disposition of New PEPS Units or Treasury Units.”

Consequences to Non-United States Holders

      The following discussion only applies to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, U.S. expatriates. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

      As described under the caption “—Consequences to United States Holders— Exchange of Outstanding PEPS Units for New PEPS Units,” PPL Corporation intends to take the position that the exchange of the old purchase contracts for the new purchase contracts is not a taxable exchange for federal income tax purposes. Any gain realized upon the exchange of the trust preferred security for the new note will be subject to the rules described below in respect of the disposition of a new note.

     United States Federal Withholding Tax

      The 30% U.S. federal withholding tax will generally not apply to any payment of principal or interest (including OID or acquisition discount) on the new notes or treasury securities under the “portfolio interest rule,” provided that:

•	interest paid on the new note or treasury security is not effectively connected with your conduct of a trade or business in the United States;

•	you do not (actually or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on the new notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person, or (b) if you hold your New PEPS Units, Treasury Units, new notes or treasury securities through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification requirements apply to certain Non-U.S. Holders that are pass-through entities rather than individuals.

      If you cannot satisfy the requirements described above, payments of interest (including OID or acquisition discount) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the new notes or treasury securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange or other disposition of the New PEPS Units, Treasury Units, treasury securities, new notes and PPL Corporation common stock acquired under the new purchase contract.

      PPL Corporation will generally withhold tax at a 30% rate on contract adjustment payments and dividends paid on PPL Corporation common stock acquired under a new purchase contract (and generally any deemed dividends resulting from certain adjustments or failure to make adjustments, see “—Adjustment to Settlement Rate”) or such lower rate as may be specified by an applicable income tax treaty. It is possible that U.S. withholding tax on deemed dividends would be withheld from the interest paid to a Non-U.S. Holder. However, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to U.S. federal income tax, as described below.

      A Non-U.S. Holder of PPL Corporation common stock or a new purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends or contract adjustment payments will be required to satisfy certain certification and disclosure requirements described in the fifth bullet point above. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     United States Federal Income Tax

      If you are engaged in a trade or business in the United States and interest (including OID and acquisition discount) on the new notes or treasury securities, dividends on PPL Corporation common stock, or to the extent they constitute taxable income, contract adjustment payments from the new purchase contracts are effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States.

      Any gain realized on the disposition of a treasury security, new note, new purchase contract or share of PPL Corporation common stock generally will not be subject to U.S. federal income tax unless:

•	that gain or income is effectively connected with the conduct of a trade or business by you in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	in the case of New PEPS Units, Treasury Units or PPL Corporation common stock, PPL Corporation is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes (subject to the discussion below).

      An individual Non-U.S. Holder described in the first bullet above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). If you are a Non-U.S. Holder that is a foreign corporation and is described under the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      PPL Corporation has not determined whether it is a “U.S. real property holding corporation” for U.S. federal income tax purposes. If PPL Corporation was or becomes a “U.S. real property holding corporation,” so long as PPL Corporation common stock continues to be regularly traded on an established securities market:

•	you will not be subject to U.S. federal income tax on the disposition of your shares of PPL Corporation common stock if you hold or held (at all times during the shorter of the five-year period preceding the date of disposition or such holder’s holding period) less than or equal to 5% of the total outstanding shares of PPL Corporation common stock; and

•	you will not be subject to U.S. federal income tax on the disposition of the purchase contracts if the old purchase contracts you acquired (i) had a fair market value less than or equal to 5% of the fair market value of all of the old purchase contracts at all times during the shorter of the five-year period preceding the date of disposition or your holding period (if the purchase contracts are considered to be regularly traded) or (ii) had a fair market value less than or equal to the fair market value of 5% of the common stock on the day you acquired the old purchase contracts (if the purchase contracts are not considered to be regularly traded).

     United States Federal Estate Tax

      Your estate will not be subject to U.S. federal estate tax on the new notes or treasury securities beneficially owned by you at the time of your death, provided that any payments made to you on the new notes or treasury securities would be eligible for exemption from the 30% withholding tax under the rules described above under “Consequences to Non-U.S. Holders— U.S. Federal Withholding Tax” without regard to the certification requirement described in the fifth bullet point.

      PPL Corporation common stock acquired under a new purchase contract and owned by you at the time of your death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. New purchase contracts owned by you at the time of your death may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

     United States Holders

      In general, information reporting requirements will apply to payments on New PEPS Units, Treasury Units, new notes, treasury securities and PPL Corporation common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. Backup withholding will apply to such payments if you fail to supply an accurate taxpayer identification number or certification of foreign or other exempt status or otherwise fail to comply with applicable U.S. information reporting or certification requirements.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

     Non-United States Holders

      The amount of the interest, contract adjustment payments and dividends on PPL Corporation common stock paid to you and the tax withheld with respect to such interest, contract adjustment payments and dividends, regardless of whether withholding was required, generally must be reported annually to the IRS and to you. Copies of the information returns reporting the amount of such interest, contract adjustment payments, dividends and the amount of withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In general, no backup withholding will be required regarding payments on the New PEPS Units, Treasury Units, new notes, treasury securities or PPL Corporation common stock (except possibly with respect to contract adjustment payments) that we make to you provided that you have delivered the statement described above under “Consequences to Non-U.S. Holders— U.S. Federal Withholding Tax” and we do not have actual knowledge or reason to know that you are a United States person.

      In addition, information reporting and, depending on the circumstances, backup withholding will be required regarding the proceeds of the sale of New PEPS Units, Treasury Units, new notes, treasury securities or PPL Corporation common stock made within the United States or conducted through certain U.S. financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the acquisition, holding and disposition of New PEPS Units (or any component security of such units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended “ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

      In considering an investment of a portion of the assets of any plan in the New PEPS Units (or any component security of such units), a plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any of the applicable similar laws.

      Any insurance company proposing to invest assets of its general account in the New PEPS Units (or any component security of such units) should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of a plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      If the New PEPS Units (or any component security of such units) are acquired by any plan, the acquisition, holding and disposition of the New PEPS Units (or any component security of such units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if (i) we, PPL Capital Funding or any affiliates thereof are a party in interest or disqualified person with respect to such plan or (ii) the plan sells or disposes of such New PEPS Units (or any component security of such units) to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company pooled separate accounts), PTCE 91-38 (respecting bank collective investment trust partnerships), PTCE 95-60 (respecting life insurance company general accounts), PTCE 96-23 (respecting transactions determined by in-house asset managers), and PTCE 75-1 (respecting principal transactions by a broker-dealer), although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA), while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to similar laws. Fiduciaries of any such plans should consult with their counsel before acquiring New PEPS Units (or any component security of such units).

      Accordingly, each purchaser and any subsequent transferee of the New PEPS Units (or any component security of such units), will be deemed to have represented and warranted on each day from and including the date of its purchase of the New PEPS Units (or any component security of such units) through and including the date of the satisfaction of the obligation under the new purchase contract and/or the disposition of any such New PEPS Unit (or any component security of such unit) either (i) that no portion of the assets used by such purchaser or subsequent transferee to acquire the New PEPS Units (or any component security of such units) constitute the assets of any plan or (ii) that the acquisition, holding and the disposition of any New PEPS Unit (and any component security of such unit) by such purchaser or subsequent transferee does not and will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

      Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel regarding the consequence of an investment in the New PEPS Units (or any component security of such units).

LEGAL MATTERS

      Simpson Thacher & Bartlett LLP, New York, New York, counsel to PPL Corporation and PPL Capital Funding, will pass upon the validity of the New PEPS Units and the guarantee for PPL Corporation and PPL Capital Funding and certain tax matters with respect to the offering of the New PEPS Units. Thomas D. Salus, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the guarantee for PPL Corporation. Davis Polk & Wardwell, New York, New York, will pass upon the validity of the New PEPS Units and the guarantee for the dealer manager. Simpson Thacher & Bartlett LLP and Davis Polk & Wardwell will rely on the opinion of Mr. Salus as to matters involving the law of the Commonwealth of Pennsylvania.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      PPL Corporation file reports, proxy statements and other information with the SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

      PPL Corporation’s Internet website is www.pplweb.com. On the Investor Center page of that website, PPL Corporation provides access to all SEC filings of PPL Corporation registrants free of charge, as soon as reasonably practicable after filing with the SEC. Additionally, PPL Corporation registrants’ filings are available at the SEC’s website (www.sec.gov).

      PPL Corporation’s common stock is listed on the NYSE and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179. PPL Corporation’s Internet site at www.pplweb.com contains information concerning PPL Corporation and its affiliates. The information at PPL Corporation’s Internet site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Incorporation by Reference

      We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings (File No. 1-11459)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	April 2, May 16, June 19, July 2 and July 9, 2003
PPL Corporation’s Registration Statement on Form 8-B	April 27, 1995

      We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering.

      PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

PPL Corporation Two North Ninth Street Allentown, Pennsylvania 18101-1179 Attention: Investor Services Department Telephone: 1-800-345-3085

Dealer Manager

Morgan Stanley & Co. Incorporated

1585 Broadway
New York, New York 10036

Information Agent

Innisfree M&A Incorporated

501 Madison Avenue—20th Fl.
New York, New York 10022
Call Toll-free at: (877) 825-8777
(Banks and Brokers call collect: (212) 750-5833)

Exchange Agent

JPMorgan Chase Bank

4 New York Plaza
New York, New York 10004

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors And Officers.

      Section 7.01 of the Bylaws of PPL Corporation provides:

(a)	Right to Indemnification. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as “action”). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, “expense” shall include fees and expenses of counsel selected by such persons; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

(b)	Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

(c)	Insurance and Funding. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(d)	Non-Exclusivity; Nature and Extent of Rights. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, bylaw or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

      Directors and officers of PPL Corporation may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

      PPL Corporation presently has insurance policies which, among other things, include liability insurance coverage for their officers and directors and officers and directors of PPL Corporation’s subsidiaries under which such officers and directors are covered against any “loss” by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. “Loss” is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

Item 16.     Exhibits.

      Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

Item 22.	Undertakings.

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement when it became effective;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of PPL Corporation’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrants hereby undertake:

(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 17th day of November, 2003.

PPL CORPORATION

By:	/s/ WILLIAM F. HECHT

William F. Hecht
Chairman, President and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 17th day of November, 2003.

Signature		Title

/s/ WILLIAM F. HECHT William F. Hecht, Chairman, President and Chief Executive Officer		Principal Executive Officer and Director

/s/ JOHN R. BIGGAR John R. Biggar, Executive Vice President and Chief Financial Officer		Principal Financial Officer and Director

/s/ JOSEPH J. MCCABE Joseph J. McCabe Vice President and Controller		Principal Accounting Officer

Frederick M. Bernthal, John W. Conway,		Directors
E. Allen Deaver, Louise K. Goeser, Stuart Heydt, W. Keith Smith and Susan M. Stalnecker

By:	/s/ JOHN R. BIGGAR John R. Biggar, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 17th day of November, 2003.

PPL CAPITAL FUNDING, INC.

By:	/s/ JOHN R. BIGGAR

John R. Biggar
President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 17th of November, 2003.

Signature	Title

/s/ WILLIAM F. HECHT William F. Hecht	Director

/s/ JOHN R. BIGGAR John R. Biggar President	Principal Executive and Financial Officer and Director

/s/ JAMES E. ABEL James E. Abel Treasurer	Principal Accounting Officer and Director

EXHIBIT INDEX

      The following Exhibits indicated by an asterisk preceding the Exhibit number are filed herewith. The Exhibits indicated by two asterisks were previously filed with the Commission. The Exhibits indicated by three asterisks will be filed by amendment. The balance of the Exhibits have heretofore been filed with the Commission and pursuant to Rule 411 are incorporated herein by reference.

*1.4	Form of Dealer Manager Agreement.
3.1	Restated Articles of PPL Corporation (Exhibit B to Proxy Statement of PPL Electric Utilities Corporation and Prospectus of PPL Corporation, dated March 9, 1995).
3.2	Articles of Amendment of PPL Corporation (Exhibit 3.2 to PPL Corporation Form S-3 (Registration Statement Nos. 333-54504, 333-54504-01 and 333-54504-02)).
3.3	By-laws of PPL Corporation (Exhibit 3(ii)(a) to PPL Corporation Form 10-Q Report for the quarter ended September 30, 1998).
3.4	Certificate of Incorporation of PPL Capital Funding, Inc. (Exhibit 3.3 to PPL Corporation and PPL Capital Funding, Inc. Registration Statement Nos. 333-38003 and 333-38003-01).
3.5	Amended Certificate of Incorporation of PPL Capital Funding, Inc., (Exhibit 3.5 to PPL Corporation, PPL Capital Funding, Inc. and PPL Capital Funding Trust I Registration Statement Nos. 333-54504, 333-54504-1 and 333-54504-2).
3.6	By-Laws of PPL Capital Funding, Inc. (Exhibit 3.4 to PPL Corporation and PPL Capital Funding, Inc. Registration Statement Nos. 333-38003 and 333-38003-01).
*4.1	Form of Purchase Contract Agreement.
*4.2-A	Form of Premium Equity Participating Security Units, Series B Certificate (included as Exhibit A to Exhibit 4.1).
*4.2-B	Form of Treasury Units Certificate (included as Exhibit B to Exhibit 4.1).
**4.3	Form of Pledge Agreement.
**4.4	Form of Remarketing Agreement.
4.5	Indenture dated as of November 1, 1997 among PPL Corporation, PPL Capital Funding, Inc. and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (Exhibit 4.1 to PPL Corporation Current Report on Form 8-K dated November 12, 1997).
4.6	Supplemental Indenture No. 1 to Indenture (Exhibit 4.2 to PPL Corporation Current Report on Form 8-K dated November 12, 1997).
4.7	Supplemental Indenture No. 2 to Indenture (Exhibit 4.3 to PPL Corporation, PPL Capital Funding, Inc. and PPL Capital Funding Trust I Registration Statement Nos. 333-87847, 333-87847-01 and 333-87847-02).
4.8	Supplemental Indenture No. 3 to Indenture (Exhibit 4(c)-4 to PPL Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended by Form 10-K/A filed on June 28, 2000).
4.9	Supplemental Indenture No. 4 to Indenture (Exhibit 4 to PPL Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
*4.10	Form of Supplemental Indenture No. 5.
*4.11	Form of Note (Included as Exhibit A to Exhibit 4.10).
4.12	Form of Common Stock Certificate (Exhibit 4.21 to PPL Corporation Form S-3 (Registration Statement Nos. 333-54504, 333-54504-01 and 333-54504-02))
*5.1	Opinion of Thomas D. Salus, Esq. with respect to legality of securities being registered hereunder.
*5.2	Opinion of Simpson Thacher & Bartlett LLP with respect to legality of securities being registered hereunder.
*8.1	Tax Opinion of Simpson Thacher & Bartlett LLP.
*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

*23.1	Consent of PricewaterhouseCoopers LLP.
*23.2	Consent of Thomas D. Salus, Esq. (Reference is made to Exhibit 5.1 filed herewith).
*23.3	Consent of Simpson Thacher & Bartlett LLP (Reference is made to Exhibit 5.2 filed herewith).
**24.1	Power of Attorney of PPL Corporation.
**25.1	Statement of Eligibility of Trustee under Indenture on Form T-1.
*99.1	Form of Letter of Transmittal for 7 3/4% PEPSSM Units.
*99.2	Form of Notice of Guaranteed Delivery for 7 3/4% PEPSSM Units.
*99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
*99.4	Form of Letter to Clients.